   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                                WESTERN BANCORP

             (Exact Name of Registrant as Specified in its Charter)

          CALIFORNIA                         6712                  95-3863296
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                         4100 NEWPORT PLACE, SUITE 900
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 863-2444

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                          JULIUS G. CHRISTENSEN, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                WESTERN BANCORP
                         4100 NEWPORT PLACE, SUITE 900
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 863-2459

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

       STANLEY F. FARRAR, ESQ.                   GREGORY W. PRESTON, ESQ.
         SULLIVAN & CROMWELL                       ROBERT NEWTON, ESQ.
  1888 CENTURY PARK EAST, SUITE 2100             MCDERMOTT, WILL & EMERY
        LOS ANGELES, CA 90067                  1301 DOVE STREET, 5TH FLOOR
            (310) 712-6600                       NEWPORT BEACH, CA 92660
                                                      (949) 851-0633

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the enclosed Proxy Statement/Prospectus.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
            TITLE OF EACH CLASS                  AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
       OF SECURITIES TO BE REGISTERED           REGISTERED(1)        PER UNIT(2)      OFFERING PRICE(2)         FEE(2)
Common Stock, no par value..................   3,045,943 shares        $29.625           $90,236,061           $25,086

(1) Represents the estimated maximum number of shares of Western Bancorp ("Western") common stock that may be issued upon consummation of the merger (the "Merger") of PNB Financial Group ("PNB") with and into Western.

(2) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sale prices on November 11, 1998 of the PNB common stock on the Nasdaq National Market-Registered Trademark- and computed based on the estimated maximum number of shares of PNB common stock that may be converted into shares of Western common stock to be registered.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              PNB FINANCIAL GROUP

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Board of Directors of PNB Financial Group ("PNB") has agreed to merge PNB into Western Bancorp ("Western"). We are convinced that this merger is in your best interests as a shareholder of PNB.

    Each share of PNB common stock that you hold will be converted automatically into one (1) share of common stock of Western.

    The merger cannot be completed until the shareholders of PNB approve it. We will hold a meeting of our shareholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in street name will have the same effect as a vote against the merger.

    The date, time and place of the meeting is as follows:

                   December 30, 1998, 9:00 a.m., local time,
                             4665 MacArthur Court,
                        Newport Beach, California 92660

    This document provides you with detailed information about this meeting and the proposed merger. You can also get information about PNB and about Western from publicly available documents that have been filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    We strongly support this combination of our company with Western and recommend that you vote in favor of the merger.

                                          On Behalf of the Board of Directors

                                By:  -----------------------------------------
                                                 Allen C. Barbieri
                                              CHIEF EXECUTIVE OFFICER

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             OF PNB FINANCIAL GROUP
         TO BE HELD AT NEWPORT BEACH, CALIFORNIA, ON DECEMBER 30, 1998

                            ------------------------

TO THE SHAREHOLDERS OF PNB:

    Notice is hereby given that a special meeting of shareholders of PNB Financial Group, Inc. ("PNB") will be held at 4665 MacArthur Court, Newport Beach, California, on December 30, 1998, at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal to approve the principal terms of the proposed merger of PNB with and into Western Bancorp ("Western") pursuant to the Agreement and Plan of Merger, dated as of October 6, 1998 (the "Merger Agreement"), between Western and PNB; and

    2. To transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

    The Board of Directors has fixed the close of business on November 27, 1998 as the record date for determination of the shareholders entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. Approval of the matters to be voted upon in connection with the Merger requires the affirmative vote of a majority of the outstanding shares of common stock of PNB.

    THE BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF PNB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PRINCIPAL TERMS OF THE MERGER.

    Shareholders may exercise dissenters' rights as provided in the California General Corporation Law (the "CGCL"). If all requirements of the CGCL are met, shareholders may receive cash in the amount equal to the fair market value (as determined by PNB or, if required, by a court of law) of their shares of PNB common stock as of October 6, 1998, excluding any appreciation as a result of the Merger, in lieu of receiving the consideration provided in the Merger Agreement by complying with certain procedures specified by the CGCL. See "The Merger-Dissenters' Rights" in the accompanying Proxy Statement/ Prospectus.

    The accompanying Proxy Statement/Prospectus and the appendices thereto (including the Merger Agreement attached as Appendix A thereto) form a part of this notice.

                                          By Order of the Board of Directors

                                          Allen C. Barbieri
                                          CHIEF EXECUTIVE OFFICER

Dated:            , 1998

    YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU WILL BE ENTITLED TO VOTE IN PERSON, IF YOU WISH.

    YOU SHOULD NOT FORWARD SHARE CERTIFICATES AT THIS TIME.

                            Dated November   , 1998

PNB FINANCIAL GROUP                                              WESTERN BANCORP

Proxy Statement                                                       Prospectus
--------------------------------------------------------------------------------

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

NEITHER WESTERN NOR PNB GUARANTEE THE INVESTMENT VALUE OF THE TRANSACTION DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS. AN INVESTMENT IN WESTERN COMMON STOCK MAY LOSE VALUE BEFORE OR AFTER THE EFFECTIVE DATE OF THE MERGER.

THESE SECURITIES ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.
--------------------------------------------------------------------------------

WESTERN COMMON STOCK TRADING SYMBOL:
THE NASDAQ NATIONAL MARKET-REGISTERED TRADEMARK---"WEBC"
PNB COMMON STOCK TRADING SYMBOL:
THE NASDAQ NATIONAL MARKET-REGISTERED TRADEMARK---"PNBF"

WE ARE--
- WESTERN BANCORP, a bank holding company with operating subsidiaries in Southern California.

- PNB FINANCIAL GROUP, a bank holding company headquartered in Orange County, California.

THE MERGER--
- The Boards of Directors of Western and PNB have agreed to merge PNB into Western.

- PNB shareholders will receive one share of Western common stock for each share of PNB common stock they own immediately prior to the completion of the merger.

- We estimate that up to 3,045,943 shares of Western common stock will be issued to PNB shareholders upon completion of the merger, assuming the exercise of all outstanding options to purchase PNB common stock.

AFTER THE MERGER--
- Western shareholders immediately prior to the merger will own approximately 86.6% of Western common stock after giving effect to the merger. See "Summary--Ownership of Western Following the Merger" beginning on page 11 and "The Special Meeting of PNB Shareholders" beginning on page 49.

- PNB shareholders immediately prior to the merger will own approximately 13.4% of Western common stock after the merger. See "Summary--Ownership of Western Following the Merger" beginning on page 11 and "The Special Meeting of PNB Shareholders" beginning on page 49.

- The combined company would have approximately $2.6 billion in assets and 31 primary branches in Los Angeles, Orange and San Diego Counties, California after planned consolidations.

    We cannot complete the merger unless we obtain the necessary government approvals and unless we receive the approval of PNB's shareholders. We do not need the approval of Western's shareholders to complete the merger. Therefore, we are not asking Western shareholders to vote on the merger.

    PNB will hold a special meeting of its shareholders to consider and vote upon this merger proposal. This document describes that special meeting and the merger. YOUR VOTE IS VERY IMPORTANT. The PNB Board of Directors unanimously determined that the merger is fair to PNB's shareholders and is in PNB shareholders' best interests. The PNB Board of Directors, therefore, unanimously recommends that PNB shareholders vote to approve the principal terms of the merger.

    In order for any PNB shareholder to exercise dissenters' rights, such shareholder must not vote in favor of the merger and must fully comply with the applicable provisions of California law. See "The Merger-- Dissenters' Rights" beginning on page 66.

    The PNB special meeting of shareholders will be held at the following place and time:

                   December 30, 1998, 9:00 a.m., local time,

             4665 MacArthur Court, Newport Beach, California 92660

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                             AVAILABLE INFORMATION

    Western is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Therefore, Western files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Information regarding the Commission can be obtained by calling 1-800-SEC-0330. Such reports, proxy statements and other information may also be accessed electronically at the Commission's home page on the Internet at http://www.sec.gov. Shares of Western common stock are designated for quotation on the Nasdaq National Market-Registered Trademark-. Material filed by Western can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    Western has filed with the Commission a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Western common stock issuable in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in that registration statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    This Proxy Statement/Prospectus constitutes the proxy statement of PNB relating to the solicitation of proxies for its use at the PNB special meeting of shareholders as well as the Prospectus filed as part of the registration statement. This Proxy Statement/Prospectus and the related proxy and other
materials are first being provided to PNB shareholders on or about       , 1998.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WESTERN AND PNB FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE TO YOU WITHOUT CHARGE UPON YOUR WRITTEN OR ORAL REQUEST. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS (OTHER THAN CERTAIN EXHIBITS TO THOSE DOCUMENTS) BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESSES:

WESTERN BANCORP                              PNB FINANCIAL GROUP
4100 NEWPORT PLACE, SUITE 900                4665 MACARTHUR COURT
NEWPORT BEACH, CALIFORNIA 92660              NEWPORT BEACH, CALIFORNIA 92660
(949) 863-2459                               (949) 851-1033
ATTENTION:  JULIUS G. CHRISTENSEN,           ATTENTION:  CHRISTINE CASTELLANO,
          EXECUTIVE VICE PRESIDENT,                    SECRETARY
          GENERAL COUNSEL AND SECRETARY

                           FORWARD-LOOKING STATEMENTS

    Certain statements incorporated by reference or made in this Proxy Statement/Prospectus under the captions "Summary," "Risk Factors," "Information Regarding PNB," "The Merger" and elsewhere in this Proxy Statement/Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about the competitiveness of the banking industry, the operations of Western following completion of the Merger and other statements contained herein that are not historical facts. When used in this Proxy Statement/Prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to changes in general economic and business conditions (including in the banking industry) and other factors discussed under "Risk Factors."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission are incorporated herein by reference:

        (a) Western's annual report on Form 10-K for the year ended December 31, 1997;

        (b) Western's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

        (c) Western's current reports on Form 8-K dated February 11, 1998, April 30, 1998, June 18, 1998, June 26, 1998, August 6, 1998, August 7, 1998,
    September 11, 1998, October 6, 1998, November 6, 1998, and November 12, 1998, and on Form 8-K/A dated April 9, 1998;

        (d) The description of Western's common stock contained in Western's current report on Form 8-K filed June 19, 1997;

        (e) PNB's annual report on Form 10-KSB for the year ended December 31, 1997;

        (f) PNB's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

        (g) PNB's current reports on Form 8-K dated January 21, 1998, March 17, 1998, July 27, 1998, October 6, 1998 and October 13, 1998.

    Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents and reports filed by Western pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the PNB special meeting of shareholders shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing, and any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           2

FORWARD-LOOKING STATEMENTS.................................................................................           3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................           3

COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER..............................................................           7

SUMMARY....................................................................................................           9
  The Companies............................................................................................           9
  Risk Factors.............................................................................................          10
  The Merger...............................................................................................          10
  Ownership of Western Following the Merger................................................................          11
  The PNB Special Meeting of Shareholders..................................................................          11
  Recommendation of the PNB Board of Directors.............................................................          12
  Opinion of Lehman Brothers...............................................................................          12
  The Merger Agreement.....................................................................................          12
  Termination of the Merger Agreement......................................................................          13
  The Stock Option Agreement...............................................................................          14
  The Shareholder Agreements...............................................................................          15
  Regulatory Approvals.....................................................................................          15
  Interests of Certain Persons in the Merger...............................................................          15
  Certain Federal Income Tax Consequences..................................................................          15
  Accounting Treatment.....................................................................................          16
  Dissenters' Rights.......................................................................................          16
  Markets and Market Prices................................................................................          16
  Summary Historical Financial Data........................................................................          19
  Summary Unaudited Pro Forma Combined Financial Data......................................................          23
  Selected Historical and Pro Forma per Share Data.........................................................          26

RISK FACTORS...............................................................................................          28
  Forward-Looking Statements May Not Prove Accurate........................................................          28
  Competition..............................................................................................          28
  Ability to Integrate the Operations of Western and PNB; Rapid Growth.....................................          28
  General Business Risk....................................................................................          29
  Concentration of Operations; Recessionary Environments; Decline in Real Estate Values....................          30
  Interest Rate Risk.......................................................................................          30
  Real Estate Loan Concentration...........................................................................          30
  Risks Associated with Mortgage Banking and Mortgage Loans Held for Sale..................................          31
  Shares Eligible for Future Sale; Dilution................................................................          31
  Regulation...............................................................................................          32
  Limited Market for Western Common Stock..................................................................          32
  Fixed Exchange Ratio.....................................................................................          33
  Year 2000 Risks and Preparedness.........................................................................          33

INFORMATION REGARDING WESTERN..............................................................................          35
  Business of Western......................................................................................          35
  Incorporation of Certain Information By Reference........................................................          35

INFORMATION REGARDING PNB..................................................................................          36
  Business of PNB..........................................................................................          36
  Incorporation of Certain Information By Reference........................................................          37

                                                                                                                PAGE
                                                                                                                -----
WESTERN--PNB UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.........................................          38

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET SEPTEMBER 30, 1998....................................          39

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET DECEMBER 31, 1997.....................................          40

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998.......          41

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997.......          42

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997...............          43

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996...............          44

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1995...............          45

NOTES TO WESTERN--PNB UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA................................          46

THE SPECIAL MEETING OF PNB SHAREHOLDERS....................................................................          49
  General..................................................................................................          49
  Matters To Be Considered at the PNB Special Meeting......................................................          49
  The Record Date..........................................................................................          49
  Votes Required and Voting of Proxies.....................................................................          50
  Solicitation of Proxies..................................................................................          50
  Revocability of Proxies..................................................................................          51
  Security Ownership of Certain Beneficial Owners and Management of PNB....................................          51
  Dissenters' Rights.......................................................................................          52

THE MERGER.................................................................................................          53
  Background and Reasons for the Merger....................................................................          53
  Recommendation of the PNB Board of Directors.............................................................          54
  Opinion of PNB's Financial Advisor.......................................................................          55
  Certain Federal Income Tax Consequences..................................................................          61
  Regulatory Approvals.....................................................................................          62
  Resale of Western Common Stock...........................................................................          63
  Certain Effects of the Merger............................................................................          64
  Interests of Certain Persons in the Merger...............................................................          65
  Submission of Shareholders' Proposals for PNB's 1999 Annual Meeting......................................          66
  Dissenters' Rights.......................................................................................          66
  Accounting Treatment.....................................................................................          68

THE MERGER AGREEMENT.......................................................................................          69
  The Merger...............................................................................................          69
  Effective Time and Effective Date........................................................................          69
  Exchange of Stock Certificates; Dividends................................................................          69
  Conduct of the Business of PNB and Western Prior to the Merger...........................................          70
  Representations and Warranties...........................................................................          71
  Certain Covenants........................................................................................          71

                                                                                                                PAGE
                                                                                                                -----
  Conditions...............................................................................................          73
  Termination..............................................................................................          74
  Waiver and Amendment.....................................................................................          75

THE STOCK OPTION AGREEMENT.................................................................................          76
  General..................................................................................................          76
  The Stock Option.........................................................................................          76
  Termination..............................................................................................          77

THE SHAREHOLDER AGREEMENTS.................................................................................          78

COMPARISON OF SHAREHOLDER RIGHTS...........................................................................          79
  Comparison of Corporate Structure........................................................................          79
  Dividends and Dividend Policy............................................................................          79
  Number of Directors......................................................................................          79
  Indemnification of Directors and Officers................................................................          80

VALIDITY OF WESTERN COMMON STOCK...........................................................................          81

EXPERTS....................................................................................................          81

                               LIST OF APPENDICES

Appendix A             --  Agreement and Plan of Merger, dated as of October 6, 1998, between Western and PNB
Appendix B             --  Fairness Opinion of Lehman Brothers
Appendix C             --  Chapter 13 of the California General Corporation Law

                 COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER

    THIS QUESTION AND ANSWER SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OR ANY INFORMATION THAT IS IMPORTANT TO PNB SHAREHOLDERS. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, PNB SHAREHOLDERS SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS ANY ADDITIONAL DOCUMENTS TO WHICH WE REFER IN THIS DOCUMENT.

Q: WHO ARE THE PARTIES TO THE MERGER?

A: PNB Financial Group ("PNB") will merge with and into Western Bancorp
    ("Western"), with Western remaining as the surviving corporation (the "Merger"). The combined corporation's name will be "Western Bancorp."

Q: WHAT ARE PNB SHAREHOLDERS BEING ASKED TO VOTE ON?

A: PNB shareholders are being asked to vote on a proposal to merge PNB into Western, which will result in PNB ceasing to exist and Western remaining as the surviving corporation. If the Merger is completed, each share of PNB common stock will be converted into one share of Western common stock. Therefore, each PNB shareholder immediately prior to the Merger will become a Western shareholder after completion of the Merger.

Q: WHAT IS THE RECOMMENDATION OF PNB'S BOARD OF DIRECTORS?

A: The Board of Directors of PNB recommends that PNB shareholders vote for the Merger because the Board members believe that the Merger:

    - offers the combined company the opportunity to compete more effectively and to take advantage of banking opportunities in the rapid evolving markets;

    - provides PNB shareholders with potential benefits of ownership interests in a larger organization with greater resources, increased operating efficiencies, increased lending limits and a stronger market position throughout California; and

    - offers potential for increased long-term value and liquidity to current PNB shareholders by converting their shares into shares of Western common stock.

    More information regarding the PNB Board of Directors' recommendations is available beginning on page 54.

Q: HOW WILL PNB SHAREHOLDERS BE AFFECTED IN THE MERGER?

A: Each PNB shareholder will have each of his or her shares of PNB common stock converted into one share of Western common stock. Current PNB shareholders, consequently, will receive shares representing ownership of approximately 13.4% of Western, and the shares held by Western's current shareholders will represent ownership of approximately 86.6% of Western after the Merger is completed. See "Summary--Ownership of Western Following the Merger" beginning on page 11 and "The Special Meeting of PNB Shareholders" beginning on page 49. Each share of Western common stock owned by existing PNB shareholders will represent an ownership interest in a much larger company.

Q: WHAT ARE THE TAX CONSEQUENCES TO PNB SHAREHOLDERS OF THE MERGER?

A: We expect that the exchange of shares will be a tax-free transaction for federal income tax purposes for PNB shareholders. However, PNB shareholders will have to pay taxes on any cash received for dissenters' shares and any cash received in lieu of fractional shares. To review the tax consequences to PNB shareholders in greater detail, please read the discussion beginning on page 61. The tax consequences of the Merger to each individual PNB shareholder will depend on his or her own situation. Therefore, PNB shareholders should consult their tax advisors for a full understanding of the tax consequences of the Merger.

Q: WHAT REGULATORY APPROVALS ARE REQUIRED?

A: The Merger must be approved by the Board of Governors of the Federal Reserve
    System. Further information on the required regulatory approvals can be found on page 62.

Q: WHAT RISKS SHOULD PNB SHAREHOLDERS CONSIDER WHEN VOTING FOR THE MERGER?

A: PNB shareholders should review and carefully consider the "Risk Factors" section on pages 28 through 34.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: We expect the Merger to be completed either late in the fourth quarter of 1998 or in the first quarter of 1999.

Q: WHAT DO PNB SHAREHOLDERS NEED TO DO NOW?

A: PNB shareholders should read this document carefully and then mail their signed proxy card approving or disapproving the principal terms of the Merger in the enclosed return envelope as soon as possible so that their PNB shares may be represented at the special meeting of PNB shareholders. A failure to vote or turn in a proxy card has the same effect as voting against the Merger. The special meeting is scheduled to take place on December 30, 1998.

Q: CAN A PNB SHAREHOLDER CHANGE HIS OR HER VOTE AFTER HAVING MAILED IN A SIGNED
    PROXY CARD?

A: Yes. After a PNB shareholder has marked a signed proxy card, he or she can change his or her vote at any time before we vote the proxy at the special meeting. A PNB shareholder can do so in one of three ways prior to the special meeting. First, a PNB shareholder can send a written notice stating that he or she would like to revoke his or her proxy to the Secretary of PNB at the address given below. Second, a PNB shareholder can complete a new proxy card and send it to the Secretary of PNB at the address given below. Third, a PNB shareholder can attend the special meeting and vote in person. PNB shareholders should send any written notice or new proxy card to the Secretary of PNB at 4665 MacArthur Court, Newport Beach, California 92660. PNB shareholders may request a new proxy card by calling Christine Castellano, the Secretary of PNB, at (949) 851-1033.

Q: WHAT IF A PNB SHAREHOLDER DOES NOT APPROVE OF THE MERGER AND DOES NOT WANT
    HIS OR HER SHARES CONVERTED IF THE MERGER IS APPROVED?

A: Dissenting shareholders' rights may be available under certain circumstances.
    If available, a PNB shareholder may obtain dissenting shareholders' rights by complying with the requirements of Chapter 13 of the California General Corporation Law. If all of the requirements of Chapter 13 are met and the Merger is approved, such PNB shareholder will receive cash for the fair market value (as determined by PNB or, if required, by a court of law) of his or her shares in lieu of Western common stock. However, any cash received in exercising dissenters' rights will be subject to individual income taxation. Further, if too many shareholders dissent, special pooling-of-interests accounting requirements will not be met, which could cause the Merger to be accounted for as a purchase. See "The Merger--Accounting Treatment" beginning on page 67 for details.

Q: SHOULD PNB SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. If the Merger is completed, we will send PNB shareholders written instructions for exchanging their PNB stock certificates for Western stock certificates.

Q: WHERE CAN PNB SHAREHOLDERS FIND MORE INFORMATION?

A: PNB shareholders may obtain more information in this document and in other sources which are listed under "Available Information" on page 2.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OR ANY OF THE INFORMATION IMPORTANT TO PNB SHAREHOLDERS. WE URGE PNB SHAREHOLDERS TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO UNDERSTAND FULLY THE MERGER. SEE "AVAILABLE INFORMATION" BEGINNING ON PAGE 2. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING THE READER TO A MORE COMPLETE DESCRIPTION OF THE INFORMATION IN THAT ITEM.

THE COMPANIES

  WESTERN BANCORP (Page 35)
    4100 Newport Place, Suite 900
    Newport Beach, California 92660
    (949) 863-2444

    Western Bancorp is a bank holding company registered under federal law and incorporated in California which, as of September 30, 1998, had consolidated total assets, total deposits and shareholders' equity of $2.0 billion, $1.7 billion and $294 million, respectively. On a pro forma basis reflecting the recent acquisition by Western of Bank of Los Angeles, as of September 30, 1998, Western would have had consolidated total assets, total deposits and shareholders' equity of $2.3 billion, $1.9 billion and $329 million, respectively. Western's principal business is serving as a holding company for its banking subsidiaries. Western, through its subsidiaries, primarily serves Los Angeles County, Orange County, northern San Diego County and surrounding markets in Southern California, offering a broad range of banking products and services.

                WESTERN'S SUBSIDIARIES (as of October 31, 1998)

            SOUTHERN CALIFORNIA BANK                             SANTA MONICA BANK

- 15 Branches                                     - 16 Branches (after consolidation of 3 former
                                                    Bank of Los Angeles branches)

- Operating in Los Angeles, Orange and San Diego  - Operating in Western Los Angeles County,
  Counties, including:                              including:
    - Avalon                 - Lake Forest            - Beverly Hills          - Marina Del Rey
    - Bellflower             - Newport Beach          - Century City           - Pacific Palisades
    - Brea                   - Orange                 - Culver City            - Santa Monica
    - Downey                 - Santa Fe Springs       - Encino                 - West Hollywood
    - Huntington Beach       - Santa Ana              - Glendale               - Westwood
    - La Jolla               - Tustin
    - Laguna Nigel           - Whittier

- Created through the mergers of:                 - Created through the mergers of:
    - Monarch Bank                                    - Western Bank
    - National Bank of Southern California              (acquired in September 1996)
      (acquired in June 1997)                         - Santa Monica Bank
    - Southern California Bank                          (acquired in January 1998)
      (acquired in October 1997)                      - Bank of Los Angeles
                                                        (acquired in October 1998)

    On October 23, 1998, Bank of Los Angeles merged with and into Santa Monica Bank in a transaction accounted for as a pooling-of-interests. Because the Bank of Los Angeles acquisition was accounted for as a pooling-of-interests, Western's financials have been restated to give effect to that acquisition.

  PNB FINANCIAL GROUP (Page 36)
    4665 MacArthur Court
    Newport Beach, California 92660
    (949) 851-1033

    PNB Financial Group is a bank holding company registered under federal law and incorporated in California, and its principal business is to serve as a holding company for its banking subsidiary, Pacific National Bank. At September 30, 1998, PNB had consolidated total assets, total deposits and shareholders' equity of $275 million, $215.5 million and $31.5 million, respectively. PNB's primary market is in Southern California, with secondary markets in northern California and in Arizona. PNB's business consists primarily of attracting deposits from the public and using such deposits, together with capital and other borrowed funds, to make loans to individuals and small and medium-size businesses. These loans can be separated into three distinct types: (1) commercial, real estate and consumer loans which Pacific National Bank holds for investment, (2) residential mortgage loans which are sold to institutional investors and (3) commercial loans insured by the Small Business Administration which PNB currently holds for investment.

RISK FACTORS (Page 28)

    In deciding whether to vote in favor of the principal terms of the Merger, PNB shareholders should review and carefully evaluate the information provided in the section entitled "Risk Factors" in addition to the other information described in this Proxy Statement/Prospectus.

THE MERGER (Page 53)

  GENERAL

    We propose a merger between Western and PNB, with Western remaining as the surviving corporation. Western will continue as a California corporation and will retain its articles of incorporation and bylaws as well as its officers and directors. After the Merger, PNB will cease to exist.

  WHAT PNB SHAREHOLDERS WILL RECEIVE

    As a result of the Merger, PNB shareholders will receive one share of Western common stock for each share of PNB common stock owned immediately prior to completion of the Merger.

    Because the merger consideration is based on a fixed exchange ratio, the number of shares of Western common stock a PNB shareholder will receive for each share of PNB common stock owned will not change even if the market prices of Western common stock or PNB common stock change before the Merger is completed. Accordingly, the market value of Western common stock a PNB shareholder receives may be less or more than the current market value of the comparable number of shares of Western common stock See "--Markets and Market Prices" beginning on page 16.

    PNB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

  EFFECT ON WESTERN SHAREHOLDERS

    Shares of Western common stock held by Western shareholders immediately prior to completion of the Merger will remain issued and outstanding as a share of Western common stock after the Merger is completed. However, Western shareholders will own shares of a larger and more diversified company, as more fully described in this Proxy Statement/Prospectus.

OWNERSHIP OF WESTERN FOLLOWING THE MERGER (Page 49)

    Based upon the 2,779,733 shares of PNB common stock outstanding on the Record Date, Western expects that 2,779,733 shares of Western common stock would be issued in the Merger (or, if all of the 266,210 shares of PNB common stock reserved for issuance upon exercise of employee and director stock options outstanding on the Record Date were issued and outstanding at the completion of the Merger, 3,045,943 shares of Western common stock would be issued in the Merger), assuming (i) no dissenters' rights are perfected by PNB shareholders and (ii) no cash is paid in lieu of fractional shares.

    Based upon the 17,923,437 shares of Western common stock outstanding on the Record Date, the 388,889 shares of Western common stock reserved for issuance upon the exercise of employee and director stock options to acquire Western common stock on the Record Date, the 296,792 shares of Western common stock reserved for issuance upon the exercise of warrants to acquire Western common stock outstanding on the Record Date (including 156,117 shares of Western common stock reserved for issuance upon the exercise of warrants to acquire Western common stock outstanding on the Record Date by former shareholders of the Bank of Los Angeles) and assuming no dissenters' rights are perfected by shareholders and no cash is paid in lieu of fractional shares: (i) in the event that no options, warrants or other rights outstanding of PNB and Western common stock are exercised prior to the completion of the Merger, shares held by PNB shareholders after consummation of the Merger would represent approximately 13.4% of Western common stock and (ii) in the event that all options, warrants and rights outstanding of PNB and Western common stock are exercised prior to the completion of the Merger, shares held by PNB shareholders after completion of the Merger would represent approximately 14.1% of Western common stock.

THE PNB SPECIAL MEETING OF SHAREHOLDERS (Page 49)

    The PNB special meeting of shareholders will be held on December 30, 1998 at 9:00 a.m., local time, at 4665 MacArthur Court, Newport Beach, California. At the special meeting, the PNB shareholders will be asked:

    - To approve the principal terms of the merger of PNB into Western; and

    - To act on any other items that may be properly submitted to a vote at the special meeting.

  VOTES REQUIRED

    A PNB shareholder can vote at the special meeting of PNB shareholders if he or she owned PNB common stock at the close of business on November 27, 1998. A PNB shareholder will be able to cast one vote for each share of PNB common stock he or she owned at that time. In order to approve the Merger, the holders of a majority of the outstanding shares of PNB common stock must vote in favor of the principal terms of the Merger. A PNB shareholder can vote his or her shares by attending the PNB special meeting and voting in person, or by marking the enclosed proxy card with his or her vote, signing it and mailing it in the enclosed return envelope. A PNB shareholder can revoke his or her proxy as late as the date of the special meeting either by sending in a new proxy received prior to the special meeting or by attending the special meeting and voting in person. See "The Special Meeting of PNB Shareholders-- Votes Required and Voting of Proxies" beginning on page 50.

    Certain PNB shareholders, including all of the executive officers and directors of PNB, have entered into shareholder agreements in which they have agreed, as shareholders of PNB, to vote "FOR" the adoption and approval of the principal terms of the Merger. See "The Shareholder Agreements" beginning on page 78.

RECOMMENDATION OF THE PNB BOARD OF DIRECTORS (Page 54)

    The PNB Board of Directors believes that the Merger is fair to PNB shareholders from a financial point of view and is in PNB shareholders' best interests and unanimously recommends that PNB shareholders vote FOR the principal terms of the Merger.

OPINION OF LEHMAN BROTHERS (Page 55)

    Lehman Brothers Inc. ("Lehman Brothers") has acted as a financial advisor to the PNB Board of Directors in connection with the Merger and has delivered to the PNB Board of Directors its written opinion that, as of the date of this document, based upon and subject to various qualifications and assumptions described in such opinion, the exchange ratio of one share of Western common stock for each share of PNB common stock is fair to the PNB shareholders from a financial point of view. We have attached the full text of the opinion to this document as Appendix B. PNB shareholders should read it completely to understand the assumptions made, matters considered and the limitations of the review made by Lehman Brothers in providing its opinion.

THE MERGER AGREEMENT (Page 69)

    The merger agreement ("Merger Agreement") relating to the Merger is attached to this document as Appendix A. Please read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

  EFFECTIVE TIME

    Assuming all conditions to completion of the Merger are satisfied, the Merger will become effective when an agreement of merger and related documents are filed with the California Secretary of State. We expect to complete the Merger either late in the fourth quarter of 1998 or in the first quarter of 1999.

  CONDITIONS TO COMPLETION OF THE MERGER

    The completion of the Merger requires the satisfaction of several conditions, including, among others, the following:

    - approval of the principal terms of the Merger by PNB's shareholders;

    - approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

    - the absence of any legal restraint blocking the Merger, or of any proceeding by a government authority trying to block the Merger;

    - no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Commission;

    - receipt and continued effectiveness of all permits and authorizations under state securities laws necessary to complete the Merger;

    - approval by the Nasdaq National Market-Registered Trademark- for the listing of the shares of Western common stock to be issued in the Merger;

    - receipt of opinions of counsel in respect of certain federal income tax consequences of the Merger; and

    - Western's Board of Directors shall have adopted resolutions sufficient to appoint Allen C. Barbieri, the Chief Executive Officer of PNB, as a director of Western as of the time the Merger is completed.

    If the law permits, either Western or PNB could choose to waive a condition to its obligation to complete the Merger even though that condition has not been satisfied. We cannot be certain when (or if) the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (Page 74)

    We may mutually agree to terminate the Merger Agreement at any time without completing the Merger, even after the shareholders of PNB have approved it, so long as a majority of each of the Boards of Directors of Western and PNB vote in favor of such termination. In addition, either of us may decide, without the consent of the other, to terminate the Merger Agreement if:

    - the Merger is not completed by May 30, 1999;

    - PNB shareholders fail to approve the Merger;

    - either PNB or Western breaches its representations, warranties or covenants contained in the Merger Agreement provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a material adverse effect on PNB on Western, as applicable; or

    - a required government approval is not obtained.

    Western may terminate the Merger Agreement if:

    - the PNB Board of Directors fails to recommend approval of the principal terms of the Merger to PNB's shareholders or withdraws, modifies or changes such recommendation in a manner adverse to Western's interests.

    In addition, PNB may terminate the Merger Agreement if:

    - the PNB Board of Directors receives an acquisition proposal and determines, based on the advice of counsel, that to proceed with the Merger would violate the fiduciary obligations of the PNB Board of Directors to PNB's shareholders; or

    - Western common stock underperforms the Nasdaq Bank Index as measured by either of two tests:

       (1) 90 PERCENT TEST: In the event that the Twenty Day Average Price (as defined below) is LESS than $26.6625 AND the Western Common Stock Price Percentage (as defined below) is less than the Nasdaq 90% Index Percentage (as defined below), PNB will have the right to terminate the Merger Agreement; or

       (2) 80 PERCENT TEST: In the event that the Twenty Day Average Price is GREATER than $26.6625 AND the Western Common Stock Price Percentage is less than the Nasdaq 80% Index Percentage (as defined below), PNB will have the right to terminate the Merger Agreement.

    For example, in the event that the Western Twenty Day Average Price were $25.00, the 90% Test would apply and PNB would have the right to terminate the Merger Agreement if the Twenty Day Average Nasdaq Bank Index were greater than 1506. In the event that the Western Twenty Day Average Price were $32.00, the 80% Test would apply and PNB would have the right to terminate the Merger Agreement if the Twenty Day Average Nasdaq Bank Index were greater than 2168.

       DEFINITIONS:

       "NASDAQ 80% INDEX PERCENTAGE" means the percentage determined by dividing (i) the product of (A) the Twenty Day Average Nasdaq Bank Index times (B) 0.80 by (ii) 1,606 (the Nasdaq Bank Index as of October 6, 1998):

             = 80% X (Twenty Day Average Nasdaq Bank Index / 1,606)

       "NASDAQ 90% INDEX PERCENTAGE" means the percentage determined by dividing (i) the product of (A) the Twenty Day Average Nasdaq Bank Index times (B) 0.90 by (ii) 1,606 (the Nasdaq Bank Index as of October 6, 1998):

             = 90% X (Twenty Day Average Nasdaq Bank Index / 1,606)

       "TWENTY DAY AVERAGE NASDAQ BANK INDEX" means the average of the Nasdaq Bank Index (the "Nasdaq Bank Index") for the Twenty Day Period.

       "TWENTY DAY AVERAGE PRICE" means the volume weighted average sales price per share of Western common stock for the Twenty Day Period (as defined below); for purposes of determining the "volume-weighted average," the aggregate of the daily sales of Western common stock for each of the 20 consecutive days Western common stock is traded shall be divided by the aggregate number of shares of Western common stock traded on Nasdaq during such Twenty Day Period.

       "TWENTY DAY PERIOD" means any 20 consecutive days on which shares of Western common stock are actually traded during the period commencing 20 trading days prior to the receipt of the last regulatory approval required to be obtained pursuant to the Merger Agreement and ending on the trading day that is 48 hours prior to the completion of the Merger.

       "WESTERN COMMON STOCK PRICE PERCENTAGE" means the percentage determined by dividing the Twenty Day Average Price by $29.625:

                 = Twenty Day Average Price / $29.625

       The "NASDAQ BANK INDEX" is reported by the Nasdaq National Market-Registered Trademark- and measures the common stocks of more than 350 banks of all types, including trust companies not engaged in deposit banking and firms performing functions related to banking, such as check cashing agencies, currency exchanges, safe deposit companies and banking corporations overseas. This index is calculated throughout the day by the Nasdaq National Market-Registered Trademark- and is market-value weighted, meaning that each company's security affects the index in proportion to that company's market value. The closing value of the Nasdaq Bank Index on November 12, 1998 was 1794.24, as reported by the Nasdaq National Market-Registered Trademark-.

THE STOCK OPTION AGREEMENT (Page 76)

    On October 6, 1998, PNB entered into a stock option agreement with Western to increase the likelihood that the Merger will be completed and discourage offers by third parties to acquire PNB prior to the Merger. Pursuant to the stock option agreement, PNB granted to Western an option, exercisable under certain limited and specifically defined circumstances, to purchase up to 553,166 authorized but unissued shares of PNB common stock for a purchase price per share of $29.625. The number of shares and the purchase price are adjustable under certain circumstances, but Western may not acquire more than 19.9% of the shares of PNB common stock pursuant to this agreement.

THE SHAREHOLDER AGREEMENTS (Page 78)

    Western has entered into agreements with certain PNB shareholders, including all of the executive officers and directors of PNB. These individuals represent approximately 53.7% of the total voting power of PNB common stock and have agreed, as shareholders of PNB, to vote their shares in favor of the principal terms of the Merger.

REGULATORY APPROVALS (Page 62)

    Completion of the Merger requires the approval of the Federal Reserve Board. Western has submitted the required notices seeking approval of the Merger and related matters to the Federal Reserve Board and expects that such approval will be received prior to the PNB special shareholders meeting. However, we cannot predict whether we will obtain the required approval in the time frame contemplated by the Merger. See "The Merger--Regulatory Approvals" beginning on page 62 and "The Merger Agreement--Conditions" beginning on page 73.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (Page 65)

    Several PNB directors and officers have interests in the Merger that are different from, or in addition to, their interests as shareholders in PNB. These interests exist because of agreements with PNB, including change-of-control employment agreements and rights that the officers have under retention, incentive, or benefit and compensation plans maintained by PNB. Western will succeed to PNB's rights and duties under these agreements and plans. Some of these agreements and plans will provide the officers with severance benefits if their employment with Western is terminated after the Merger. In addition, under the terms of various PNB stock option plans, unvested options for 160,195 shares (108,050 of which are held by the executive officers of PNB) have become immediately exercisable as a result of the announcement of the Merger.

    Also, following the Merger, Western will purchase directors' and officers' insurance for the officers and directors of PNB and will indemnify officers and directors of PNB for events occurring before the Merger, including events that are related to the Merger Agreement. This indemnity and insurance will be in addition to the indemnification and insurance to which the officers and directors of Western will be entitled while acting in that capacity at and after the Merger. The members of our Boards of Directors knew about these additional interests, and considered them, when they approved the Merger. See "The Merger--Interests of Certain Persons in the Merger" beginning on page 65 and "The Merger Agreement--Certain Covenants--Indemnification; Directors' and Officers' Insurance" beginning on page 71.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (Page 61)

    We intend that the Merger will be treated as a reorganization for federal income taxation purposes. If this treatment is obtained, PNB shareholders will not recognize any gain or loss for tax purposes upon receipt of Western common stock in exchange for their shares of PNB common stock in the Merger. However, PNB shareholders will have to pay taxes on any cash received for dissenters' shares and any cash received in lieu of fractional shares. Completion of the Merger as a reorganization is conditioned upon receipt by Western of the opinion of Sullivan & Cromwell and receipt by PNB of the opinion of McDermott, Will & Emery stating that for federal income tax purposes: (1) the Merger will be treated as a reorganization and (2) Western and PNB will be parties to that reorganization.

    Because of the complexity of the tax laws and the individual nature of certain tax consequences of the Merger to each PNB shareholder, each PNB shareholder should consult his or her own tax advisor concerning all federal, state, local and foreign tax consequences of the Merger that may be applicable.

ACCOUNTING TREATMENT (Page 67)

    For accounting and financial reporting purposes, the Merger is expected to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles.

DISSENTERS' RIGHTS (Page 66)

    In connection with the Merger, the PNB shareholders may be entitled to dissenters' rights under Chapter 13 of the California General Corporation Law, the text of which is attached hereto as Appendix C. IN ORDER FOR ANY PNB SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CALIFORNIA GENERAL CORPORATION LAW MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY PNB, ON OR BEFORE THE DATE OF THE SPECIAL MEETING OF PNB SHAREHOLDERS, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND SUCH NOTICE TO PNB FINANCIAL GROUP, 4665 MACARTHUR COURT, NEWPORT BEACH, CALIFORNIA 92660, ATTENTION: CHRISTINE CASTELLANO, SECRETARY, AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS.

MARKETS AND MARKET PRICES

    As of November 10, 1998, there were approximately 3,700 holders of record of Western common stock. No shares of Western preferred stock have been issued or are outstanding. Western common stock is designated for quotation on the Nasdaq National Market-Registered Trademark- under the symbol "WEBC."

    As of November 10, 1998, there were approximately 485 holders of record of PNB common stock. No shares of PNB preferred stock have been issued or are outstanding. PNB common stock is designated for quotation on the Nasdaq National Market-Registered Trademark- under the symbol "PNBF."

    The following table summarizes the approximate high and low sales prices on a per share basis for Western common stock and PNB common stock for the periods indicated.

                                                                      WESTERN COMMON     PNB COMMON STOCK(2)
                                                                         STOCK(1)
                                                                   --------------------  --------------------
                                                                     HIGH        LOW       HIGH        LOW
                                                                   ---------  ---------  ---------  ---------
1996
  First Quarter..................................................  $   11.05  $    8.93  $    5.22  $    4.35
  Second Quarter.................................................      17.00       8.50       6.09       5.22
  Third Quarter..................................................      14.88       8.50       6.52       5.65
  Fourth Quarter.................................................      29.75      13.86      10.00       9.57

1997
  First Quarter..................................................      34.00      19.13      10.00      10.00
  Second Quarter.................................................      37.19      28.63      12.61      10.00
  Third Quarter..................................................      33.25      28.63      14.35      12.61
  Fourth Quarter.................................................      33.88      29.88      17.17      14.35

1998
  First Quarter..................................................      43.50      30.75      24.13      17.39
  Second Quarter.................................................      47.88      39.50      32.50      23.63
  Third Quarter..................................................      43.13      28.88      37.75      26.00
  Fourth Quarter (through November 10, 1998).....................      33.13      25.50      31.00      23.00

------------------------

(1) Prior to June 3, 1997, Western common stock was traded solely "over the counter." Consequently, the prices listed before that date represent quotations by dealers making a market in Western common stock and reflect inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Prior to June 3, 1997, trading in Western common stock was limited in volume and may not be a reliable indicator of its market value. On June 3, 1997, Western common stock was designated for quotation on the Nasdaq National Market-Registered Trademark-and on that date Western effected a 1.0 for 8.5 reverse stock split. The prices of Western common stock prior to June 3, 1997 in the preceding table have been adjusted for the reverse stock split. The prices listed above for periods subsequent to June 3, 1997 are as reported by the Nasdaq National Market-Registered Trademark-.

(2) Prior to June 24, 1998, PNB common stock was traded solely "over the counter." Consequently, the prices listed before that date represent quotations by dealers making a market in PNB common stock and reflect inter-dealer prices, without adjustment for mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Trading in PNB common stock was limited in volume and may not be a reliable indication of its value. The prices of PNB common stock in the preceding table have been adjusted for a 15% stock dividend paid in April 1998. The prices listed above for periods subsequent to June 24, 1998 are as reported by the Nasdaq National Market-Registered Trademark-.

    The following table sets forth the closing prices per share of Western common stock and PNB common stock as reported by the Nasdaq National Market-Registered Trademark- and the "Equivalent Per Share Price" (as explained below) of PNB common stock as of October 6, 1998, the last trading day before the date on which Western and PNB announced the execution of the Merger
Agreement, and as of November   , 1998, the last practicable date prior to the
date of this Proxy Statement/Prospectus. The "Equivalent Per Share Price" of PNB common stock on any date equals the closing price of the Western common stock on such date, as reported by the Nasdaq National Market-Registered Trademark-, multiplied by the one share of Western common stock for one share of PNB common stock exchange rate.

                                                              WESTERN            PNB        EQUIVALENT PER
MARKET PRICE PER SHARE AS OF                               COMMON STOCK     COMMON STOCK      SHARE PRICE
--------------------------------------------------------  ---------------  ---------------  ---------------
October 6, 1998.........................................     $   29.63        $   27.50        $   29.63
November   , 1998.......................................

    BECAUSE THE ONE-FOR-ONE EXCHANGE RATE OF WESTERN COMMON STOCK FOR PNB COMMON STOCK IS FIXED PURSUANT TO THE MERGER AGREEMENT, A CHANGE IN TRADING PRICE OF WESTERN COMMON STOCK BEFORE COMPLETION OF THE MERGER WILL AFFECT THE IMPLIED MARKET VALUE OF THE WESTERN COMMON STOCK TO BE RECEIVED IN THE MERGER BY PNB SHAREHOLDERS. SEE "RISK FACTORS--FIXED EXCHANGE RATIO" BEGINNING ON PAGE 33. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF WESTERN COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE COMPLETION OF THE MERGER. PNB SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WESTERN COMMON STOCK AND PNB COMMON STOCK.

    Upon completion of the Merger, there will be up to approximately 4,185 holders of record of Western common stock.

SUMMARY HISTORICAL FINANCIAL DATA

  WESTERN

    The following summary historical consolidated financial data for the nine months ended September 30, 1998 and 1997 are derived from unaudited consolidated financial statements of Western which have been restated to reflect the effect of the Bank of Los Angeles acquisition on a pooling-of-interests basis and include, in the opinion of Western's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The following summary historical financial data for the five years ended December 31, 1997 are derived from the audited consolidated financial statements of Western which have been restated to reflect the effect of the Bank of Los Angeles acquisition on a pooling-of-interests basis. This information should be read in conjunction with the restated historical consolidated financial statements of Western, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference.

                                            AT OR FOR THE NINE
                                          MONTHS ENDED SEPTEMBER
                                              30, (1, 4, 5)                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                         ------------------------  ----------------------------------------------------------------
                                            1998         1997        1997(5)      1996(2)     1995(3, 6, 7)      1994       1993
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income......................  $   120,900  $    85,462  $   115,888  $    84,798  $       69,448    $  58,873  $  64,814
  Interest expense.....................       32,352       24,597       33,289       25,398          21,656       15,146     20,939
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
    NET INTEREST INCOME................       88,548       60,865       82,599       59,400          47,792       43,727     43,875
  Provision for loan and lease
    losses.............................          450        2,535        3,210        1,768           8,253        3,510     19,872
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN AND LEASE LOSSES........       88,098       58,330       79,389       57,632          39,539       40,217     24,003
  Non-interest income..................       14,010        8,451       11,074       10,912           8,704        9,370     17,596
  Non-interest expense.................       61,252       49,190       74,299       54,898          51,119       47,406     52,740
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
    INCOME (LOSS) BEFORE INCOME
      TAXES............................       40,856       17,591       16,164       13,646          (2,876)       2,181    (11,141)
  Income tax expense (benefit).........       19,723        8,022        9,271        3,656          (1,733)       1,680     (1,979)
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
    Income (loss) before cumulative
      effect of accounting change......  $    21,133  $     9,569  $     6,893  $     9,990  $       (1,143)   $     501  $  (9,162)
    Cumulative effect of accounting
      change...........................      --           --           --           --             --             --            (41)
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
    NET INCOME (LOSS)..................  $    21,133  $     9,569  $     6,893  $     9,990  $       (1,143)   $     501  $  (9,203)
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------

COMPREHENSIVE INCOME (LOSS)............  $    21,750  $    10,292  $     7,833  $     9,307  $        4,135    $  (1,685) $  (2,354)
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------

ENDING BALANCE SHEET DATA:
  Assets...............................  $ 2,273,027  $ 1,573,682  $ 1,655,543  $ 1,469,618  $      996,130    $ 839,701  $ 898,550
  Securities...........................      310,811      302,792      267,947      354,944         218,300      250,697    277,299
  Loans and leases, net of deferred
    fees and costs.....................    1,467,132      987,053    1,023,367      889,624         609,063      477,355    511,735
  Allowance for loan and lease
    losses.............................       23,563       17,204       18,713       17,439          15,488       13,748     21,555
  Goodwill.............................      148,307       33,122       36,369       34,630           5,864        2,464      2,616
  Deposits.............................    1,896,866    1,379,759    1,464,805    1,292,610         888,907      750,442    823,217
  Borrowed funds.......................       32,892       26,834       14,600       22,132           9,202       16,991     11,995
  Common shareholders' equity..........      328,611      155,223      160,709      141,679          89,619       66,091     57,074

                                            AT OR FOR THE NINE
                                          MONTHS ENDED SEPTEMBER
                                              30, (1, 4, 5)                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                         ------------------------  ----------------------------------------------------------------
                                            1998         1997        1997(5)      1996(2)     1995(3, 6, 7)      1994       1993
                                         -----------  -----------  -----------  -----------  ---------------   ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA AND OTHER SELECTED
  RATIOS:
  Earnings (loss) per share
    Basic..............................  $      1.23  $      0.81  $      0.58  $      1.11  $        (0.17)   $    0.10  $   (2.19)
    Diluted............................         1.20         0.78         0.56         1.07           (0.17)        0.10      (2.19)
  Cash dividends declared per
    share(8)...........................         0.30      --              0.30      --             --             --         --
  Book value per share.................        18.48        12.79        12.70        12.47           10.90        10.97      13.58
  Tangible book value per share........        10.14        10.06         9.83         9.42           10.19        10.56      12.96
  Shareholders' equity to assets at
    period end.........................        14.46%        9.86%        9.71%        9.64%           9.00%        7.87%      6.35%
  Tangible shareholders' equity to
    assets at period end...............         8.49         7.93         7.68         7.46            8.46         7.60       6.08
  Return on average assets.............         1.26         0.84         0.45         0.89           (0.12)        0.06      (0.93)
  Return on average equity.............         9.33         8.51         4.57         9.59           (1.49)        0.72     (14.82)
  Average equity/average assets........        13.53         9.92         9.81         9.30            8.36         7.90       6.28
  Net interest margin..................         6.23         6.06         6.08         5.96            5.87         5.67       4.92

------------------------

(1) On January 27, 1998, Western acquired Santa Monica Bank in a transaction accounted for as a purchase. At January 31, 1998, Santa Monica Bank had approximately $671 million in assets, $388 million in net loans and $584 million in deposits. At the time of the acquisition of Santa Monica Bank, Western issued approximately 2,653,000 shares of Western common stock to certain former shareholders of Santa Monica Bank and also paid approximately $114 million to the other former shareholders of Santa Monica Bank. Western also raised approximately $65 million in additional equity in a private placement by issuing 2,327,550 shares of Western common stock. Santa Monica Bank's results of operations are included only since January 27, 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the nine months ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

(2) On September 30, 1996, Western acquired Western Bank in a transaction accounted for as a purchase. At September 30, 1996, Western Bank had approximately $410 million in assets, $198 million in net loans and $353 million in deposits. At the time of such acquisition, Western also raised approximately $42 million in additional equity in a private placement by issuing 3,076,045 shares of Western common stock. Western Bank's results of operations are included only since the fourth quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and to the year ended December 31, 1996 to data as of or for prior dates or periods and for the year ended December 31, 1997 may not be meaningful.

(3) In 1995, Western, through a private placement and a separate shareholders' rights and public offering, raised approximately $9 million in additional equity, net of approximately $470,000 in offering costs, in connection with the issuance of 874,589 shares of Western common stock. Also in 1995 Western, through a private placement of 474,000 shares, raised approximately $3 million in additional equity in connection with the issuance of shares of Western common stock.

(4) On December 31, 1997, Bank of Los Angeles acquired Culver National Bank in a transaction accounted for as a purchase. At December 31, 1997, Culver National Bank had approximately $60 million in assets, $26 million in net loans and $51 million in deposits. At the time of such acquisition, Bank of Los Angeles issued 488,010 shares of Bank of Los Angeles common stock to former shareholders of Culver National Bank . Culver National Bank's results of operations are included only since January 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the nine months ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

(5) On April 1, 1997, Bank of Los Angeles acquired American West Bank in a transaction accounted for as a purchase. At April 1, 1997, American West Bank had approximately $67 million in assets, $37 million in net loans and $61 million in deposits. At the time of such acquisition, Bank of Los Angeles issued 577,629 shares of Bank of Los Angeles common stock to former shareholders of American West Bank. American West Bank's results of operations are included only since April 1997. Due to the relatively large size of this transaction, any comparison of data as of and for the nine months ended September 30, 1998 and the year ended December 31, 1997 to data as of or for prior dates or periods may not be meaningful.

(6) On November 15, 1995, Bank of Los Angeles acquired World Trade Bank in a transaction accounted for as a purchase. At November 15, 1995, World Trade Bank had approximately $42 million in assets, $21 million in net loans and $40 million in deposits. At the time of such acquisition, Bank of Los Angeles issued 146,288 shares of Bank of Los Angeles common stock to former shareholders of World Trade Bank. World Trade Bank's results of operations are included only since November 1995.

(7) On March 31, 1995, Bank of Los Angeles received a capital infusion of approximately $3.4 million for 399,739 shares of Bank of Los Angeles common stock and 199,870 warrants. On November 30, 1995, as a result of a rights offering to all shareholders of record at October 24, 1995, 275,120 shares of Bank of Los Angeles common stock and 91,728 warrants were issued for net proceeds of approximately $2.1 million. Each warrant issued in both the capital infusion and the rights offering entitled the holder to purchase one share of Bank of Los Angeles common stock for $8.88 and will expire on December 1, 1998.

(8) In addition to a dividend of $0.15 per share declared in the third quarter of 1997 and paid in the fourth quarter of 1997, a $0.15 dividend was declared in the fourth quarter of 1997 and was paid in the first quarter of 1998.

  PNB

    The following summary historical financial data for the nine months ended September 30, 1998 and 1997 are derived from unaudited financial statements of PNB and include, in the opinion of PNB's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the nine month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1997 are derived from the audited financial statements of PNB. The data should be read in conjunction with the financial statements, related notes, and other financial information included in this Proxy Statement/Prospectus. See "Western and PNB Unaudited Pro Forma Combined Condensed Financial Data" beginning on page 38.

                                           AT OR FOR THE NINE
                                              MONTHS ENDED
                                             SEPTEMBER 30,             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------  -----------------------------------------------------
                                            1998       1997       1997       1996       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest Income.......................  $  15,014  $  11,824  $  16,421  $  13,978  $  12,906  $  11,396  $  11,734
  Interest Expense......................      4,111      2,915      4,044      3,888      3,404      2,652      3,014
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INTEREST INCOME.................     10,903      8,909     12,377     10,090      9,502      8,744      8,720
  Provision for loan and lease losses...        575        765        870        903      1,503        912      3,400
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN AND LEASE LOSSES.........     10,328      8,144     11,507      9,187      7,999      7,832      5,320
  Non-interest income...................     17,837     11,815     16,818     12,827      6,539      4,080      8,071
  Non-interest expense..................     18,622     14,289     19,744     17,513     12,595     13,213     16,108
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    INCOME (LOSS) BEFORE INCOME TAXES...      9,543      5,670      8,581      4,501      1,943     (1,301)    (2,717)

  Income tax expense (benefit)..........      4,007      2,341      3,561        945        (98)    --           (474)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)...................  $   5,536  $   3,329  $   5,020  $   3,556  $   2,041  $  (1,301) $  (2,243)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Comprehensive income (loss)...........  $   5,564  $   3,384  $   5,092  $   3,577  $   2,966  $  (2,234) $  (2,319)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------

ENDING BALANCE SHEET DATA:
  Assets................................  $ 275,017  $ 229,520  $ 242,874  $ 198,198  $ 174,792  $ 155,585  $ 181,741
  Securities............................      6,093      7,000      6,910      7,381     10,626     19,129     12,623
  Mortgage loans held for sale..........     95,137     86,697     96,852     62,620     41,968     12,448     31,756
  Loans and leases, net of deferred fees
    and costs...........................    137,142    113,561    118,184    104,226    103,737    104,926    109,263
  Allowance for loan and lease losses...      2,061      2,405      1,558      1,812      2,659      2,727      3,473
  Goodwill..............................     --         --         --         --         --         --         --
  Deposits..............................    215,456    197,882    211,090    170,039    157,303    142,459    166,028
  Borrowed funds........................     22,855      6,000      5,000      7,000     --         --         --
  Common shareholders' equity...........     31,506     22,543     23,997     18,683     15,228     12,257     14,577

PER SHARE DATA AND OTHER SELECTED
  RATIOS(1):
  Earnings (loss) per share
    Basic...............................  $    2.04  $    1.32  $    1.97  $    1.43  $    0.81  $   (0.52) $   (0.80)
    Diluted.............................       1.93       1.23       1.84       1.36       0.80      (0.52)     (0.80)
  Cash dividends declared per share.....     --         --         --         --         --         --         --
  Book value per share..................      11.33       8.65       9.21       7.48       6.05       4.87       5.79
  Tangible book value per share.........      11.33       8.65       9.21       7.48       6.05       4.87       5.79
  Shareholders' equity to assets at
    period end..........................      11.46%      9.82%      9.88%      9.43%      8.71%      7.88%      8.02%
  Tangible shareholders' equity to
    assets at period end................      11.46%      9.82%      9.88%      9.43%      8.71%      7.88%      8.02%
  Return on average assets..............       3.00%      2.26%      2.46%      1.98%      1.28%     (0.77)%     (1.23)%
  Return on average equity..............      26.11%     21.48%     23.36%     20.94%     14.71%     (9.92)%    (14.02)%
  Average equity/average assets.........      11.48%     10.53%     10.53%      9.43%      8.70%      7.73%      8.81%
  Net interest margin...................       6.38%      6.66%      6.65%      6.15%      6.48%      5.80%      5.42%

------------------------

(1) All historical per share numbers have been adjusted for a 15% stock dividend paid on April 15, 1998.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth certain summary unaudited pro forma combined financial data for Western after giving effect to the acquisition of PNB, as if it had occurred as of the beginning of each of the years presented and carried through the interim periods, using the exchange rate of 1.0 for the Merger and the pooling-of-interests method of accounting. See "The Merger--Accounting Treatment" beginning on page 67. This information should be read in conjunction with the historical consolidated financial statements of Western (restated to reflect the effect of the Bank of Los Angeles acquisition on a pooling-of-interest basis) and PNB including the notes thereto appearing elsewhere in this Proxy Statement/ Prospectus or incorporated herein by reference. See "Unaudited Pro Forma Combined Condensed Financial Data" beginning on page 38.

    The unaudited pro forma combined condensed balance sheets are not necessarily indicative of the actual financial position that would have existed had the Merger been completed on the dates indicated, or that may exist in the future. The unaudited pro forma combined condensed results of operations are not necessarily indicative of the results that would have occurred had the Merger been completed on the dates indicated or that may be achieved in the future. Assuming the completion of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the Merger is completed.

                                                          AT OR FOR THE NINE
                                                        MONTHS ENDED SEPTEMBER    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                            30, (1, 4, 5)
                                                       ------------------------  -----------------------------------------
                                                          1998         1997        1997(5)      1996(2)     1995(3, 6, 7)
                                                       -----------  -----------  -----------  -----------  ---------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income....................................  $   139,845  $   131,730  $   178,861  $    98,776  $       82,354
  Interest expense...................................       37,659       38,507       52,104       29,286          25,060
                                                       -----------  -----------  -----------  -----------  ---------------
    NET INTEREST INCOME..............................      102,186       93,223      126,757       69,490          57,294
  Provision for loan and lease losses................        1,105        3,300        4,080        2,671           9,756
                                                       -----------  -----------  -----------  -----------  ---------------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND
      LEASE LOSSES...................................      101,081       89,923      122,677       66,819          47,538
  Non-interest income................................       32,461       25,596       35,166       23,739          15,243
  Non-interest expense...............................       82,901       88,101      127,222       72,411          63,714
                                                       -----------  -----------  -----------  -----------  ---------------
    INCOME (LOSS) BEFORE INCOME TAX..................       50,641       27,418       30,621       18,147            (933)

  Income tax expense (benefit).......................       24,091       13,780       17,509        4,601          (1,831)
                                                       -----------  -----------  -----------  -----------  ---------------
    NET INCOME.......................................  $    26,550  $    13,638  $    13,112  $    13,546  $          898
                                                       -----------  -----------  -----------  -----------  ---------------
                                                       -----------  -----------  -----------  -----------  ---------------

    COMPREHENSIVE INCOME.............................  $    27,314  $    13,676  $    12,925  $    12,884  $        7,101
                                                       -----------  -----------  -----------  -----------  ---------------
                                                       -----------  -----------  -----------  -----------  ---------------

ENDING BALANCE SHEET DATA:
  Assets.............................................  $ 2,553,010  $ 1,803,202  $ 1,903,383  $ 1,667,816  $    1,170,922
  Securities.........................................      316,904      309,792      274,857      362,325         228,926
  Mortgage loans held for sale.......................       95,137       86,697       96,852       62,620          41,968
  Loans and leases, net of deferred fees and unearned
    income...........................................    1,604,274    1,100,614    1,141,551      993,850         712,800
  Allowance for loan and lease losses................       25,624       19,609       20,271       19,251          18,147
  Goodwill...........................................      148,307       33,122       36,369       34,630           5,864
  Deposits...........................................    2,112,322    1,577,641    1,675,895    1,462,649       1,046,210
  Borrowed funds.....................................       55,747       32,834       19,600       29,132           9,202
  Common shareholders' equity........................      347,493      177,766      172,082      160,362         104,847

                                                          AT OR FOR THE NINE
                                                        MONTHS ENDED SEPTEMBER    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                            30, (1, 4, 5)
                                                       ------------------------  -----------------------------------------
                                                          1998         1997        1997(5)      1996(2)     1995(3, 6, 7)
                                                       -----------  -----------  -----------  -----------  ---------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings per share
    Basic............................................  $      1.30  $      0.71  $      0.68  $      1.18  $         0.10
    Diluted..........................................         1.26         0.68         0.66         1.14            0.09
  Dividends declared per share(8)....................         0.30      --              0.30      --             --
  Book value per share...............................        16.90         8.68        11.28        10.58            7.53
  Tangible book value per share......................         9.69         7.06         8.89         8.30            7.11
  Shareholders' equity to assets at period end.......        13.61%        9.86%        9.04%        9.62%           8.95%
  Tangible shareholders' equity to assets at period
    end..............................................         8.28         8.17         7.27         7.70            8.50
  Return on average assets...........................         1.38         0.75         0.53         1.04            0.08
  Return on average equity...........................        10.23         5.81         4.16        11.18            0.99
  Average equity/average assets......................        13.51        12.88        12.74         9.32            8.41
  Net interest margin................................         6.23         6.08         6.09         5.98            5.95

------------------------

(1) On January 27, 1998, Western acquired Santa Monica Bank in a transaction accounted for as a purchase. At January 31, 1998, Santa Monica Bank had approximately $671 million in assets, $388 million in net loans and $584 million in deposits. At the time of the acquisition of Santa Monica Bank, Western issued approximately 2,653,000 shares of Western common stock to certain former shareholders of Santa Monica Bank and also paid approximately $114 million to the other former shareholders of Santa Monica Bank. Western also raised approximately $65 million in additional equity in a private placement by issuing 2,327,550 shares of Western common stock. Santa Monica Bank's results of operations are included only since January 27, 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the nine months ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

(2) On September 30, 1996, Western acquired Western Bank in a transaction accounted for as a purchase. At September 30, 1996, Western Bank had approximately $410 million in assets, $198 million in net loans and $353 million in deposits. At the time of such acquisition, Western also raised approximately $42 million in additional equity in a private placement by issuing 3,076,045 shares of Western common stock. Western Bank's results of operations are included only since the fourth quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and to the year ended December 31, 1996 to data as of or for prior dates or periods and for the year ended December 31, 1997 may not be meaningful.

(3) In 1995, Western, through a private placement and a separate shareholders' rights and public offering, raised approximately $9 million in additional equity, net of approximately $470,000 in offering costs, in connection with the issuance of 874,589 shares of Western common stock. Also in 1995 Western, through a private placement of 474,000 shares, raised approximately $3 million in additional equity in connection with the issuance of shares of Western common stock.

(4) On December 31, 1997, Bank of Los Angeles acquired Culver National Bank in a transaction accounted for as a purchase. At December 31, 1997, Culver National Bank had approximately $60 million in assets, $26 million in net loans and $51 million in deposits. At the time of such acquisition, Bank of Los Angeles issued 488,010 shares of Bank of Los Angeles common stock to former shareholders of Culver National Bank. Culver National Bank's results of operations are included only since January of fiscal 1998. Due to the relatively large size of this transaction, any comparison of data as of and for the nine months ended September 30, 1998 to data as of or for prior dates or periods may not be meaningful.

(5) On April 1, 1997, Bank of Los Angeles acquired American West Bank in a transaction accounted for as a purchase. At April 1, 1997, American West Bank had approximately $67 million in assets, $37 million in net loans and $61 million in deposits. At the time of such acquisition, Bank of Los Angeles issued 577,629 shares of Bank of Los Angeles common stock to former shareholders of American West Bank. American West Bank's results of operations are included only since April 1997. Due to the relatively large size of this transaction, any comparison of data as of and for the nine months ended September 30, 1998 and the year ended December 31, 1997 to data as of or for prior dates or periods may not be meaningful.

(6) On November 15, 1995, Bank of Los Angeles acquired World Trade Bank in a transaction accounted for as a purchase. At November 15, 1995, World Trade Bank had approximately $42 million in assets, $21 million in net loans and $40 million in deposits. At the time of such acquisition, Bank of Los Angeles issued 146,288 shares of Bank of Los Angeles common stock to former shareholders of World Trade Bank. World Trade Bank's results of operations are included only since November 1995.

(7) On March 31, 1995, Bank of Los Angeles received a capital infusion of approximately $3.4 million for 399,739 shares of Bank of Los Angeles common stock and 199,870 warrants. On November 30, 1995, as a result of a rights offering to all shareholders of record at October 24, 1995, 279,120 shares of Bank of Los Angeles common stock and 91,728 warrants were issued for net proceeds of approximately $2.1 million. Each warrant issued in both the capital infusion and the rights offering entitled the holder to purchase one share of Bank of Los Angeles common stock for $8.88 and will expire on December 1, 1998.

(8) In addition to a dividend of $0.15 per share declared in the third quarter of 1997 and paid in the fourth quarter of 1997, a $0.15 dividend was declared in the fourth quarter of 1997 and was paid in the first quarter of 1998.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth for Western common stock certain selected historical and unaudited pro forma equivalent per share data at September 30, 1998 and December 31, 1997 and for the nine months ended September 30, 1998 and 1997, and at the end of and for each of the three years ended December 31, 1997, giving effect to the acquisition of PNB using the pooling-of-interests method of accounting. The information is derived from the historical consolidated financial statements of Western which have been restated to reflect the effect of the Bank of Los Angeles acquisition on a pooling-of-interest basis and the historical financial statements of PNB including the related notes thereto. The information below should be read in conjunction with the historical, restated and pro forma combined financial information of Western and PNB, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. See "Unaudited Pro Forma Combined Condensed Financial Data" beginning on page 38 and "Incorporation of Certain Information by Reference" beginning on page 3.

                                                                 FOR THE NINE MONTHS
                                                                                        FOR THE YEARS ENDED DECEMBER
                                                                 ENDED SEPTEMBER 30,                 31,
                                                                 --------------------  -------------------------------
                                                                   1998       1997       1997       1996       1995
                                                                 ---------  ---------  ---------  ---------  ---------
BASIC EARNINGS (LOSS) PER SHARE(1):
  Western......................................................  $    1.23  $    0.81  $    0.58  $    1.11  $   (0.17)
  PNB..........................................................       2.04       1.32       1.97       1.43       0.81
  Western and PNB combined pro forma...........................       1.30       0.71       0.68       1.18       0.10
  PNB equivalent pro forma.....................................       1.30       0.71       0.68       1.18       0.10

DILUTED EARNINGS (LOSS) PER SHARE(1):
  Western......................................................       1.20       0.78       0.56       1.07      (0.17)
  PNB..........................................................       1.93       1.23       1.84       1.36       0.80
  Western and PNB combined pro forma...........................       1.26       0.68       0.66       1.14       0.09
  PNB equivalent pro forma.....................................       1.26       0.68       0.66       1.14       0.09

CASH DIVIDENDS PER SHARE(2):
  Western dividends declared per share.........................       0.30     --           0.30     --         --
  PNB dividends declared per share.............................     --         --         --         --         --
  PNB equivalent pro forma(3)..................................       0.30     --           0.30     --         --

                                                                  AT SEPT.    AT DEC. 31,
                                                                  30, 1998       1997
                                                                 -----------  -----------
BOOK VALUE PER SHARE(4):
  Western......................................................   $   18.48    $   12.70
  PNB..........................................................       11.33         9.21
  Western and PNB combined pro forma...........................       16.90        11.28
  PNB equivalent pro forma.....................................       16.90        11.28

TANGIBLE BOOK VALUE PER SHARE(4):
  Western......................................................   $   10.14    $    9.83
  PNB..........................................................       11.33         9.21
  Western and PNB combined pro forma...........................        9.69         8.89
  PNB equivalent pro forma.....................................        9.69         8.89

------------------------

(1) The Western combined pro forma earnings per share amounts were calculated by using aggregate historical income information divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares outstanding of the combined entity were calculated by combining the Western historical shares outstanding with the historical shares outstanding of PNB as adjusted by the exchange rate of 1.0. The PNB equivalent pro forma earnings per share amounts were computed by multiplying the Western combined pro forma amounts by the exchange rate of 1.0.

(2) In addition to a dividend of $0.15 per share declared in the third quarter of 1997 and paid in the fourth quarter of 1997, a $0.15 dividend was declared in the fourth quarter of 1997 and was paid in the first quarter of 1998.

(3) The PNB equivalent pro forma dividends declared per share amounts were computed by multiplying the Western dividends declared per share by the exchange rate of 1.0.

(4) The Western combined pro forma book value per share and tangible book value per share amounts are based on the aggregate common shareholders' equity of PNB and Western divided by the total pro forma common shares outstanding of the combined entity based on the exchange rate of 1.0 for the Merger. The PNB equivalent pro forma book value per share and tangible book value per share amounts at period end represent the Western combined pro forma amounts multiplied by the exchange rate of 1.0.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, PNB SHAREHOLDERS CONSIDERING THE MERGER SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE MAKING ANY FINAL DECISION.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

    When used or incorporated by reference in this Proxy Statement/Prospectus, the words "anticipate," "estimate," "expect," "project," "believe" and similar words or expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Western's ability to attain its goals are discussed below. See "Forward-Looking Statements" beginning on page 3.

COMPETITION

    The banking business in California generally, and in Western's and PNB's service areas in particular, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions that have many offices operating throughout wide geographic areas.

    Western and PNB compete with other commercial banks, thrift institutions, insurance companies, credit unions, thrift and loan associations, money market mutual funds and brokerage firms in attracting and retaining deposits. Competition for deposits from large commercial banks is particularly strong. Many thrift institutions and many large commercial banks have a significant number of branch offices in the areas in which Western and PNB operate.

    In addition, there is strong competition in originating and purchasing real estate and consumer loans, principally from other savings and loan associations, commercial banks, mortgage banking companies, insurance companies, consumer finance companies, pension funds and commercial finance companies. The primary factors in competing for loans are the quality and extent of service to borrowers and brokers, economic and other factors such as interest rates, interest rate caps, rate adjustment provisions, loan maturities, loan-to-value ratios, loan fees and the amount of time it takes to process a loan from receipt of the loan application to date of funding. Western's future performance after the Merger is dependent on its ability to originate a sufficient volume of loans in its local market areas. There can be no assurance that Western will be able to effect such actions on satisfactory terms. Furthermore, certain of Western's competitors may be better able to respond to changing capital and other regulatory requirements and better able to maintain or improve market share.

ABILITY TO INTEGRATE THE OPERATIONS OF WESTERN AND PNB; RAPID GROWTH

    Because the markets in which Western and PNB operate are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Western will be able to realize fully the operating efficiencies Western currently expects to realize as a result of the Merger and the integration of the administrative operations of PNB into Western's operational structure or that such operating efficiencies will be realized in the time frame currently anticipated. See "The Merger--Background and Reasons for the Merger" beginning on page 53.

    Western has grown rapidly primarily due to several recent acquisitions. In the first of such acquisitions, Western acquired Western Bank on September 30, 1996, thereby increasing its total assets as of September 30, 1996, from approximately $80 million to approximately $490 million, an increase of 513%. In June 1997, Western merged with California Commercial Bankshares, thereby acquiring National Bank of Southern California and increasing Western's total assets from approximately $512 million at December 31, 1996 to approximately $860 million at June 30, 1997, an increase of 68%. As a result of the merger with SC Bancorp, which was consummated on October 10, 1997, Western's total assets increased from approximately $867 million at September 30, 1997 to $1.38 billion at December 31, 1997, an increase of 60%. Following the acquisition of Santa Monica Bank, as of March 31, 1998, Western's total assets increased to $2.08 billion, an increase of approximately $700 million or 51% from $1.38 billion at December 31, 1997. Following the acquisition of Bank of Los Angeles in October 1998, Western's total assets increased by approximately $295 million, or 15%, to $2.3 billion at October 31, 1998. The completion of the Merger will cause Western's total assets to increase to $2.6 billion, an increase of approximately $277 million or 12% as of September 30, 1998, on a pro forma basis giving effect to the Merger. The ability of Western to operate effectively following this rapid growth will depend largely on its ability to integrate the operations of the recently acquired entities and its ability to attract and retain key personnel. If the integration of the entities identified above, including PNB, does not proceed as anticipated, Western's results of operations could be adversely affected. Also, there can be no assurance that Western will be able to realize the operating efficiencies that Western management expects to achieve through the acquisition of the entities identified above, including PNB. In addition, due to the substantial size of these acquisitions, any comparison of financial data as of and for the time periods prior to such acquisitions may not be meaningful.

GENERAL BUSINESS RISK

    The businesses of Western and PNB are subject to various business risks. Western's future success will depend in large part on the continued contributions of its senior management personnel. The loss of the services of one or more of these employees, particularly if lost to competitors, could have a material adverse effect on Western. The volume of loan originations is dependent upon demand for loans of the type originated and serviced by Western and PNB and the competition in the marketplace for such loans. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by Western and PNB less attractive. In particular, a rise in long-term interest rates could have a material adverse effect on the volume of mortgage loans that are funded and sold by PNB which, in turn, could have a material adverse effect on PNB's earnings. In addition, Western and PNB may be adversely affected by other factors that could (a) increase the cost to the borrower of loans originated by Western and PNB, (b) create alternative lending sources for such borrowers or (c) increase the cost of funds of Western and PNB at rates faster than any increase in interest income, thereby narrowing their net interest rate margins. Although both Western and PNB also have seen continued improvement in loan demand consistent with overall market growth during the continued recovery of the Southern California economy, the increase in demand to date has not been sufficient to permit either Western or PNB to fully utilize new deposits to fund portfolio loans. Accordingly, Western has maintained a significant portion of its funds in securities and federal funds sold, and PNB has maintained a significant portion of its funds in mortgage loans held for sale. In addition to its customers' deposits, PNB uses brokered deposits along with other borrowings to help fund its mortgage loans held for sale. In addition, the lending environment is highly competitive, and some lenders have shown a willingness to lend on terms that the managements of Western and PNB are unwilling to match due to their credit philosophies. Management of each of Western and PNB believe that loan demand will remain robust, but there can be no assurance that there will be sufficient loan demand in the future to keep pace with the level of deposits such that the asset mix desired by Western and PNB after the Merger can be achieved and maintained. Governmental interventions through elimination of tax benefits for home equity loans, regulation of an increased scope of loans or introduction of additional regulations aimed at mortgage loans could also adversely affect the business in which Western and PNB are engaged.

    In the ordinary course of business, Western and PNB are subject to claims made against them by borrowers, depositors and investors arising from, among other things, losses that are claimed to have been incurred as a result of (a) alleged breaches of fiduciary obligation, (b) alleged misrepresentations, errors or omissions by employees and officers (including appraisers), (c) alleged incomplete documentation or (d) alleged failure by Western or PNB to comply with applicable laws and regulations. Western believes that any liability with respect to any currently asserted claims or legal actions against Western or PNB is not likely to be material to the consolidated financial position or results of operations of Western; however, any claims asserted in the future may result in legal expense or liabilities that could have a material adverse effect on the financial positions and results of operations of Western.

CONCENTRATION OF OPERATIONS; RECESSIONARY ENVIRONMENTS; DECLINE IN REAL ESTATE
  VALUES

    The business activities of Western and PNB currently are focused in Southern California, with the majority of their business concentrated in Los Angeles and Orange Counties. The business of Western after the Merger is expected to continue to be concentrated in Southern California for the foreseeable future. Although Western intends to expand within Southern California, there can be no assurance as to when or if such expansion will take place. Consequently, the results of operations and financial condition of Western after the Merger are dependent upon general trends in the Los Angeles, Orange and San Diego Counties and Southern California economies and residential and commercial real estate markets. The risks to which the business of Western and PNB are subject, and to which the business of Western after the Merger will be subject, become more acute during an economic slow-down or recession such as that experienced during the recent California recession. During such periods, delinquencies and foreclosures generally increase and can result in increased numbers of, and larger, claims and legal actions and in a decline in demand for the services provided by Western and PNB. In addition, a significant decline in market values of properties of the type that secure loans originated by Western and PNB would reduce homeowners' equity in their homes and businesses' equity in their properties, thereby reducing their borrowing power and also weakening collateral coverage on loans made previously by Western and PNB. Such a decline could also diminish the market for loans originated by Western and PNB. Any of the foregoing could have a material adverse effect on the financial position and results of operations of Western, and could have a greater adverse impact on Western than on certain competitors that may have greater resources and capital. In addition, the concentration of Western's operations in Los Angeles, Orange and San Diego Counties exposes it to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods, in this region.

INTEREST RATE RISK

    Western expects to continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that Western's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Western's net interest spread, asset quality, loan origination volume and overall results of operation.

REAL ESTATE LOAN CONCENTRATION

    As of September 30, 1998, approximately 53 percent of the loan portfolio of Southern California Bank and Santa Monica Bank consisted of loans secured by various types of real estate. The ability and willingness of the borrowers of Santa Monica Bank and Southern California Bank to repay such loans, and the value of the collateral that secures such loans, depends on the economic conditions present in the various markets in which Southern California Bank and Santa Monica Bank have extended loans or hold properties. These conditions include general economic conditions, the availability of loans, changes in governmental rules or policies and acts of nature. Western conducts its business primarily in Southern California. Declines in real estate values in Southern California, or a worsening of economic conditions in Western's principal market areas, could result in higher charge-offs and increased nonperforming assets and require Western to increase materially its provision for loan and lease losses and could have a material adverse effect on Western.

RISKS ASSOCIATED WITH MORTGAGE BANKING AND MORTGAGE LOANS HELD FOR SALE

    Although all risks associated with mortgage banking cannot be easily summarized, the following are some of the risks involved. Under certain circumstances, PNB may become liable for the unpaid principal and interest of a residential mortgage loan sold if there has been a breach of representations or warranties made to the purchasers or insurers of residential mortgage loans. One of the representations PNB makes with respect to the mortgage loans sold is that the mortgage loan does not contain any fraudulent information. Fraudulent information, if it exists, generally relates to false or materially inaccurate information on the borrower or on the underlying collateral which was provided to PNB by the borrower or broker presenting the loan to PNB. During the life of the loan, if the investor finds there was fraud in the loan package, PNB may be required to either repurchase the loan or indemnify the investor against any losses incurred from the loan. The management of PNB is continually assessing the risks associated with both representations and warranties on mortgage loans sold and has created a reserve of approximately $911,000 at September 30, 1998 for the estimated future losses. Although management believes that the reserve is adequate to cover loan losses on sold loans, if the reserve is inadequate or if PNB incurs substantial losses due to these representations and warranties, such losses could have a material adverse effect on the financial position and results of operations of Western after the Merger.

    PNB is also subject to interest rate risk associated with the funded and unfunded rate-locked mortgage loans that have not been allocated to an existing purchase commitment. PNB management estimates the amount of unfunded rate-locked loans that it will actually fund and purchases mandatory forward commitments based upon this estimate and based upon the general interest rate environment. PNB management does not speculate on interest rate movement and uses mandatory forward commitments purely as a hedge against interest rate swings which could affect the value of its unfunded pipeline of rate-locked mortgage loans and unallocated loans held for sale. The estimates which management uses can differ from actual loan fundings; therefore, interest rate risk does exist. Wide fluctuations in the mortgage loan interest rate market will make it more difficult to estimate the amount of unfunded rate-locked loans that will actually fund. A volatile interest rate environment may have a negative impact on PNB's income from mortgage loans sold.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

    Shares of Western common stock eligible for future sale could have a dilutive effect on the market for Western common stock and could adversely affect market prices.

    As of the Record Date, the Restated Articles of Incorporation of Western authorized 100,000,000 shares of Western common stock, of which 17,923,437 shares were outstanding. Approximately 2,779,733 additional shares of Western common stock will be issued in the Merger to PNB shareholders, assuming (1) no additional shares of PNB common stock reserved for issuance on the Record Date are issued on or prior to the effective date of the Merger; and (2) no dissenters' rights are perfected by PNB shareholders. Pursuant to its stock option plans, Western had outstanding options to purchase an additional 388,889 shares of Western common stock on the Record Date with exercise prices of between $5.25 and $43.00. Western also had outstanding warrants to purchase an additional 296,792 shares of Western common stock with exercise prices of between $8.88 and $16.83. With the completion of the Bank of Los Angeles acquisition on October 23, 1998, Western assumed outstanding warrants of Bank of Los Angeles which permit the holders of such warrants to purchase an additional 156,117 shares of Western common stock with an exercise price of $8.88, which are included in the above total. As of the Record Date, PNB had no outstanding securities or obligations convertible into or exercisable or exchangeable for PNB common stock, other than outstanding options to purchase 266,210 shares of PNB common stock under various PNB employee and director stock option plans. If all of the 266,210 shares of PNB common stock reserved for issuance upon exercise of employee and director stock options outstanding on the Record Date were issued and outstanding immediately prior to completion of the Merger, an additional 266,210 shares of Western common stock would be issued in connection with the conversion of such options. Sales of substantial amounts of Western common stock in the public market following the Merger could adversely affect the market price of Western common stock. There are no restrictions in the Merger Agreement preventing Western from issuing additional shares. See "The Merger Agreement--The Merger" beginning on page 69.

    Western intends to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Western to enhance shareholder value or satisfy other strategic objectives. Such acquisitions, if any, could be accomplished by the issuance of additional shares of Western common stock or other securities convertible into or exercisable for Western common stock. See "Unaudited Pro Forma Combined Condensed Financial Data" beginning on page 38.

    In addition, in an action pending in the United States District Court for the Central District of California, Financial Institution Partners, L.P. and Hovde Capital, Inc., as a purported assignee of Financial Institution Partners, L.P. (collectively "FIP"), have asserted an alleged contractual right to purchase 266,659 additional shares of common stock of California Commercial Bankshares at a price of $6.75 per share and to an ongoing right of first refusal to maintain FIP's beneficial ownership interest in California Commercial Bankshares and/or Western. In an order dated June 30, 1998, the court dismissed FIP's claims to an ongoing right of first refusal in California Commercial Bankshares and/or Western stock. Western's management considers FIP's remaining claims for damages based upon the 266,659 additional shares of California Commercial Bankshares common stock that FIP did not purchase to be without merit.

REGULATION

    The operations of Western and PNB are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. Western and PNB each believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the business of each of Western and PNB is highly regulated, the laws, rules and regulations applicable to Western and PNB are subject to regular modification and change. There are currently various laws, rules and regulations proposed that, if adopted, would impact Western after the Merger. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict Western's and PNB's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by Western or PNB or otherwise adversely affect the business or prospects of Western or PNB.

LIMITED MARKET FOR WESTERN COMMON STOCK

    There is currently only a limited trading market for Western common stock. Western common stock was designated for quotation on the Nasdaq National Market-Registered Trademark- on June 3, 1997. The limited market for Western's common stock may have been a factor in the stock's recent underperformance compared to the Keefe Bank Index. As a result of such underperformance, on October 30, 1998, Peninsula Bank of San Diego exercised its right to terminate a definitive merger agreement with Western. There can be no assurance that an active trading market for Western common stock will develop, or if developed, will continue, or that shareholders of Western after the Merger will be able to resell their securities or otherwise liquidate their investment, if at all, without considerable delay or considerable impact on the sale price. See "Summary--Markets and Market Prices" beginning on page 16.

    There can be no assurance as to the market value of Western common stock, which market value may be significantly affected by various factors, including, but not limited to, announcements of expanded services by Western or its competitors, acquisitions of related companies and variations in quarterly operating results, as well as by the dilutive effects of the matters described above in "--Shares Eligible for Future Sale; Dilution" beginning on page 31. The limited trading market for Western common stock may cause fluctuations in the market value of Western common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

FIXED EXCHANGE RATIO

    Under the terms of the Merger Agreement, at the time the Merger is completed, each share of PNB common stock issued and outstanding immediately prior to such time will be converted into one share of Western common stock. The Merger Agreement does not contain any provisions for adjustment of the exchange ratio based on fluctuations in the market prices of PNB common stock or Western common stock prior to the Merger. The market prices of PNB common stock and Western common stock at the time the Merger is completed may be different than their respective market prices as of the date of execution of the Merger Agreement, the date hereof or the date of the special meeting of PNB shareholders. For example, during the second and third calendar quarters of 1998, the sale price of PNB common stock ranged from a low of $23.63 to a high of $37.75, and the sale price of Western common stock ranged from a low of $28.88 to a high of $47.88. See "Summary--Markets and Market Prices" beginning on page 16. Such variations could be the result of changes in the business, operations or prospects of PNB, Western or the combined company, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Western or PNB. At the time of the special meeting of PNB shareholders, PNB shareholders will not know the price at which shares of Western common stock that will be issued upon consummation of the Merger will trade at the time of such issuance.

YEAR 2000 RISKS AND PREPAREDNESS

    Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 or possibly earlier. The Year 2000 issue affects Western in that the financial services business is highly dependent on computer applications in a variety of ways, including the following: (i) Western relies on computer systems in almost all aspects of its business, including the processing of deposits, loans and other services and products offered to customers as well as for certain environmental issues such as heating, ventilation and air conditioning in the buildings in which Western conducts its business, the failure of which in connection with the Year 2000 could cause systemic disruptions and failures in the products and services offered by Western; (ii) other banks, clearing houses and vendors whose products and services Western uses are at risk of systemic disruptions and potential failures in the event that such entities have not adequately addressed their Year 2000 issues prior to the Year 2000; (iii) the creditworthiness of borrowers and the stability of deposits of Western might be diminished by significant disruptions of their business as a result of their own or others' failure to address adequately the Year 2000 issue prior to the Year 2000; and (iv) federal banking agencies have issued interagency guidance on the business-wide risk posed to financial institutions by the Year 2000 problem pursuant to which the federal banking agencies may take supervisory action against financial institutions that fail to address appropriately Year 2000 issues prior to the Year 2000, including formal and informal enforcement actions, denial of applications to the federal banking agencies, civil money penalties and a reduction in the management component rating of the institution's composite rating.

    In order to address the Year 2000 issues facing Western, Western's management initiated a program to prepare Western's computer systems and applications for the Year 2000. As to the primary focus of its Year 2000 Plan, Western has converted its subsidiary banks to target systems identified and believed to be Year 2000 compliant. Western has divided its Year 2000 Plan into five phases, and Western charts its progress in each of those phases. The following is Western's progress as of the date of this Proxy Statement/Prospectus in each of the phases, expressed as an approximate percentage of completion of that phase:

                                                                               APPROXIMATE
PHASE                                                                     PERCENTAGE COMPLETED
------------------------------------------------------------------------  ---------------------
Awareness...............................................................             100%
Assessment..............................................................             100%
Renovation..............................................................              80%
Validation..............................................................              15%
Implementation..........................................................              50%

    Pursuant to the Year 2000 Plan, Western expects to substantially complete validation of its mission-critical systems and the computer-related interactive vendor systems by December 31, 1998 and to complete all validation by June 1999. In addition, Western expects to complete all phases of its Year 2000 Plan by June 30, 1999.

    Western expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare for the Year 2000. Validation and conversion of primary system applications and hardware is expected to cost approximately $1,100,000, of which approximately $148,000 has been expensed as of September 30, 1998. The remainder will be expensed in the fourth quarter of 1998 and in fiscal year 1999. This cost estimate does not include costs associated with infrastructure and facilities enhancements required in connection with operational consolidations due to Western's prior acquisitions as well as the proposed Merger. A significant portion of the cost to Western in connection with becoming Year 2000 compliant is expected to be derived from the redeployment of existing technology and operations resources rather than incremental costs to Western.

    As a part of the Year 2000 Plan, Western is not only undertaking the infrastructure and facilities enhancement and testing necessary to ensure that Western is adequately prepared for the Year 2000, but Western is also communicating with its vendors upon whose services Western relies to ensure that such vendors are taking appropriate steps to address their Year 2000 issues. In addition, as part of the credit review process, Western is communicating with its major borrowers in an effort to ensure that such borrowers have taken appropriate steps to address their Year 2000 issues and will not be materially affected by any Year 2000 problems. Western is communicating with its major deposit customers as well in an effort to ensure deposit stability. Western is also preparing contingency plans to try to minimize the harm to Western in the event that Western or any or all of the third parties with which it interacts is unable to attain Year 2000 compliance in certain applications according to the Year 2000 Plan. The contingency plans being prepared are system and application specific and are intended to ensure that in the event that one or more of such systems and/or applications fails by or at the Year 2000, Western will be able to engage in its core business functions in spite of such failure.

    Although Western believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Western's other Year 2000 remedial and contingency plans will fully protect Western from the risks associated with the Year 2000 problem. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events, and there can be no assurance that Western's management has accurately predicted such future events or that the remedial and contingency plans of Western will adequately address such future events. In the event that the businesses of Western, vendors of Western or customers of Western are disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on Western.

                         INFORMATION REGARDING WESTERN

BUSINESS OF WESTERN

    Western is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and its principal business is to serve as a holding company for its banking subsidiaries, Southern California Bank and Santa Monica Bank. Western was organized on May 20, 1983 as a California corporation and commenced operations as a bank holding company on June 18, 1984. In September 1996, Western acquired Western Bank. In June 1997, Western completed the acquisition of California Commercial Bankshares. Also in June 1997, Monarch Bank, a wholly-owned subsidiary of Western prior to the California Commercial Bankshares acquisition, merged with and into National Bank of Southern California, a wholly-owned subsidiary of California Commercial Bankshares. In October 1997, Western consummated the merger with SC Bancorp pursuant to which SC Bancorp merged with and into Western. In December 1997, Western merged National Bank of Southern California, with and into Southern California Bank, with Southern California Bank being the surviving bank. In January 1998, Western completed the merger of Santa Monica Bank with and into Western Bank, with Western Bank being the surviving bank. As part of the merger with Santa Monica Bank, the name of Western Bank was changed to "Santa Monica Bank." Western completed the acquisition of Bank of Los Angeles on October 23, 1998 through the merger of Bank of Los Angeles with and into Santa Monica Bank, with Santa Monica Bank being the surviving bank.

    Western, through its subsidiaries, Santa Monica Bank and Southern California Bank, primarily serves Los Angeles, Orange and San Diego Counties and the surrounding market in Southern California. Santa Monica Bank's primary market area is the western part of Los Angeles County. As of October 31, 1998, Santa Monica Bank had sixteen branch offices, including branch offices in Santa Monica, Westwood, Malibu, Pacific Palisades, Marina Del Rey, Beverly Hills, Century City, Encino, West Hollywood, Culver City and Glendale. Southern California Bank's primary market area includes southern Los Angeles County, Orange County and northern San Diego County. As of October 31, 1998, Southern California Bank had six branch offices in southern Los Angeles County, nine branch offices throughout Orange County and one in northern San Diego County. Santa Monica Bank and Southern California Bank each offer a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services such as escrow services, international banking services, asset based lending services, cash management services and trust services.

    At September 30, 1998, Western had consolidated total assets, total deposits and shareholders' equity of $2.0 billion, $1.7 billion and $294 million, respectively. On a pro forma basis reflecting the recent acquisition by Western of Bank of Los Angeles, as of September 30, 1998, Western would have had consolidated total assets, total deposits and shareholders' equity of $2.3 billion, $1.9 billion and $329 million, respectively. Western's principal executive offices are located at 4100 Newport Place, Suite 900, Newport Beach, California 92660, and its telephone number is (949) 863-2444.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Additional information relating to Western, including information relating to the business, management, properties, financial condition and results of operations of Western, is included in documents incorporated by reference into this Proxy Statement/Prospectus. See "Available Information" beginning on page 2 and "Incorporation of Certain Information by Reference" beginning on page 3.

                           INFORMATION REGARDING PNB

BUSINESS OF PNB

    PNB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and its principal business is to serve as a holding company for its banking subsidiary, Pacific National Bank. PNB was organized on June 3, 1982 as a California corporation and commenced operation on April 29, 1983.

    Pacific National Bank was organized as a national banking association in 1980. Pacific National Bank's business consists primarily of attracting deposits from the public and using such deposits, together with capital, broker deposits and other borrowings, to make loans to individuals and small and medium-size businesses. These loans can be separated into three distinct types: (1) commercial, real estate and consumer loans which Pacific National Bank holds for investment, (2) residential mortgage loans which are sold to institutional investors and (3) commercial loans insured by the Small Business Administration which PNB currently holds for investment.

    Pacific National Bank operates three commercial loan and depository regional offices, four full service residential mortgage loan offices and three residential mortgage loan production offices. With the exception of the three residential mortgage production offices, all of the offices are in the Southern and Northern California marketplaces with deposit taking offices in Newport Beach, Beverly Hills and Orange, and residential mortgage loan division offices in Irvine, Santa Ana, San Diego and Dublin, California. The three residential mortgage loan production offices are located in Phoenix, Tucson and Prescott, Arizona.

    Pacific National Bank's portfolio lending activities are conducted primarily in the Southern California marketplace. At September 30, 1998, Pacific National Bank's portfolio loans totaled approximately $137.1 million of which approximately 39% consisted of commercial loans, 52% in real estate loans and the remainder in consumer loans. In addition, approximately 35% of Pacific National Banks assets are invested in its inventory of mortgage loans held for sale. The balance of Pacific National Bank's investable funds are placed in a combination of short and medium-term securities of the United States government and its agencies, mortgage backed securities, and in other short-term money market instruments, including the sale of federal funds to other banks. The bank's revenues are derived principally from interest and fees earned on its loan portfolio and other investments and income derived from the origination and sale of residential mortgage loans.

    Pacific National Bank opened its residential mortgage loan division in 1986. The bank's residential mortgage loan activity is primarily conducted throughout Southern California and Arizona. A small portion of its loan volume is from Northern California and other areas throughout the United States. The bank's mortgage loan division operates both wholesale and retail departments. The wholesale department accounts for the majority of the loan volume. The wholesale business is brought to the bank through a professional commissioned sales staff which services an extensive network of over 500 wholesale mortgage loan brokers. Virtually all of the mortgage loans the bank originates are sold to institutional investors. These loans are funded by the bank and generally purchased within 30 days after funding. The bank does not maintain the servicing on the loans which it sells. Historically, most of the loans generated by the bank's residential mortgage division were FHA insured or VA guaranteed loans. During 1996, the bank expanded its product line to more aggressively market nongovernment guaranteed loans. In 1997 and 1996, 53% and 56% of the mortgage loans originated were FHA insured or VA guaranteed loans. Over 95% of the mortgage loans which the bank originates are considered by the market to be A rated loans. The bank also originates and sells a small number of subprime A minus, B and C rated loans.

    Deposit services offered by Pacific National Bank include those traditionally offered by commercial banks, such as checking, savings and time deposits. At September 30, 1998, approximately 42% of Pacific National Bank's deposits were noninterest bearing demand deposits and 28% of the total deposits were interest bearing demand deposits. A portion of the noninterest bearing demand deposits consist of demand accounts maintained by title insurance, escrow and property management companies. At September 30, 1998, the bank maintained approximately $43 million (or 47% of the noninterest bearing accounts) of noninterest bearing accounts for its title insurance, escrow and property management customers.

    At September 30, 1998, PNB had consolidated total assets, total portfolio loans, total deposits and shareholders' equity of $275 million, $137.1 million, $215.5 million and $31.5 million, respectively. PNB's principal executive offices are located at 4665 MacArthur Court, Newport Beach, California 92660, and its telephone number is (949) 851-1033.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Additional information relating to PNB, including information relating to the business, management, properties, financial condition and results of operations of PNB, is included in documents incorporated by reference into this Proxy Statement/Prospectus. See "Available Information" beginning on page 2 and "Incorporation of Certain Information by Reference" beginning on page 3.

                                  WESTERN--PNB
             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed financial data combines the restated consolidated condensed financial statements of Western and the consolidated financial statements of PNB, giving effect to the Merger as if it had been effective on September 30, 1998 and December 31, 1997, with respect to the Pro Forma Combined Condensed Balance Sheets, and as of the beginning of the years indicated and carried through the interim periods, with respect to the Pro Forma Combined Condensed Statements of Income. This information is presented under pooling-of-interests accounting. The unaudited pro forma combined condensed financial data also combines the historical condensed statements of income of Santa Monica Bank acquired by Western on January 27, 1998, in a merger accounted for under the purchase method of accounting, for the year ended December 31, 1997 and the nine months ended September 30, 1998 and 1997, as if the Santa Monica Bank acquisition occurred at the beginning of such periods. The information for the nine months ended September 30, 1998 and 1997 is derived from the unaudited restated financial statements of Western, unaudited financial statements of Santa Monica Bank and PNB which include, in the opinion of the respective managements of Western, Santa Monica Bank and PNB, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. This information should be read in conjunction with the restated and historical consolidated financial statements of Western, Santa Monica Bank and PNB including their respective notes thereto, which are included and incorporated by reference into this Proxy Statement/Prospectus, and in conjunction with the combined condensed historical selected financial data and other pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Information by Reference" beginning on page 3. The effect of estimated merger and reorganization costs expected to be incurred in connection with the acquisitions of PNB and Bank of Los Angeles have been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheets; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Condensed Statements of Income. See Note 2 to the Unaudited Pro Forma Combined Condensed Financial Information beginning on page 46. The unaudited pro forma combined condensed financial data does not give effect to any anticipated operating efficiencies which may occur in conjunction with the PNB acquisition. The Unaudited Pro Forma Combined Condensed Balance Sheets are not necessarily indicative of the actual financial position that would have existed had the PNB acquisition been completed on September 30, 1998 or December 31, 1997, or that may exist in the future. The Unaudited Pro Forma Combined Condensed Statements of Income are not necessarily indicative of the results that would have occurred had the PNB acquisition been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the Merger takes place.

                                  WESTERN--PNB

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1998

                                                                                                     WESTERN AND
                                                                                       PRO FORMA       PNB PRO
                                                             WESTERN       PNB(1)    ADJUSTMENTS(2)     FORMA
                                                           ------------  ----------  --------------  ------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks..................................  $    140,135  $   29,191    $   --        $    169,326
Federal funds sold.......................................       153,664       2,500        --             156,164
                                                           ------------  ----------  --------------  ------------
    TOTAL CASH AND CASH EQUIVALENTS......................       293,799      31,691        --             325,490

Federal Reserve Bank and Federal Home Loan Bank stock, at
  cost...................................................         8,016       1,629        --               9,645
Securities held to maturity..............................        93,088      --            --              93,088
Securities available for sale............................       209,707       4,464        --             214,171
                                                           ------------  ----------  --------------  ------------
    TOTAL SECURITIES.....................................       310,811       6,093        --             316,904

Mortgage loans held for sale.............................       --           95,137        --              95,137
Net loans................................................     1,443,569     135,081        --           1,578,650
Property, plant and equipment............................        35,129       1,074        --              36,203
Other real estate owned..................................         5,251         759        --               6,010
Goodwill.................................................       148,307      --            --             148,307
Other assets.............................................        36,161       5,182         4,966          46,309
                                                           ------------  ----------  --------------  ------------
    TOTAL ASSETS.........................................  $  2,273,027  $  275,017    $    4,966    $  2,553,010
                                                           ------------  ----------  --------------  ------------
                                                           ------------  ----------  --------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-interest bearing deposits............................  $    696,532  $   91,323    $   --        $    787,855
Interest bearing deposits................................     1,200,334     124,133        --           1,324,467
                                                           ------------  ----------  --------------  ------------
  Total deposits.........................................     1,896,866     215,456        --           2,112,322
Borrowed funds...........................................        32,892      22,855        --              55,747
Accrued interest payable and other liabilities...........        14,658       5,200        17,590          37,448
                                                           ------------  ----------  --------------  ------------
    TOTAL LIABILITIES....................................     1,944,416     243,511        17,590       2,205,517

SHAREHOLDERS' EQUITY:
Common stock.............................................       294,575      25,593        --             320,168
Retained earnings........................................        33,561       5,876       (12,624)         26,813
Accumulated other comprehensive income...................           475          37        --                 512
                                                           ------------  ----------  --------------  ------------
    TOTAL SHAREHOLDERS' EQUITY...........................       328,611      31,506       (12,624)        347,493
                                                           ------------  ----------  --------------  ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $  2,273,027  $  275,017    $    4,966    $  2,553,010
                                                           ------------  ----------  --------------  ------------
                                                           ------------  ----------  --------------  ------------

Number of common shares outstanding(1)...................      17,874.6     2,779.7                      20,564.3
Common shareholders' equity per share(1).................  $      18.48  $    11.33                  $      16.90
Tangible common shareholders' equity per share(1)........  $      10.14  $    11.33                  $       9.69

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                                  WESTERN--PNB

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1997

                                                                                                     WESTERN AND
                                                                                       PRO FORMA       PNB PRO
                                                             WESTERN       PNB(1)    ADJUSTMENTS(2)     FORMA
                                                           ------------  ----------  --------------  ------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks..................................  $    120,102  $   15,185    $   --        $    135,287
Federal funds sold.......................................       168,257      --            --             168,257
                                                           ------------  ----------  --------------  ------------
    TOTAL CASH AND CASH EQUIVALENTS......................       288,359      15,185        --             303,544

Federal Reserve Bank and Federal Home Loan Bank stock, at
  cost...................................................         6,411       1,285        --               7,696
Securities held to maturity..............................        48,138      --            --              48,138
Securities available for sale............................       213,398       5,625        --             219,023
                                                           ------------  ----------  --------------  ------------
    TOTAL SECURITIES.....................................       267,947       6,910        --             274,857

Mortgage loans held for sale.............................       --           96,852        --              96,852
Net loans................................................     1,004,654     116,626        --           1,121,280
Property, plant and equipment............................        16,335       1,094        --              17,429
Other real estate owned..................................         7,736         476        --               8,212
Goodwill.................................................        36,369      --            --              36,369
Other assets.............................................        34,143       5,731         4,966          44,840
                                                           ------------  ----------  --------------  ------------
    TOTAL ASSETS.........................................  $  1,655,543  $  242,874    $    4,966    $  1,903,383
                                                           ------------  ----------  --------------  ------------
                                                           ------------  ----------  --------------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-interest bearing deposits............................  $    542,725  $  101,343    $   --        $    644,068
Interest bearing deposits................................       922,080     109,747        --           1,031,827
                                                           ------------  ----------  --------------  ------------
  Total deposits.........................................     1,464,805     211,090        --           1,675,895
Borrowed funds...........................................        14,600       5,000        --              19,600
Accrued interest payable and other liabilities...........        15,429       2,787        17,590          35,806
                                                           ------------  ----------  --------------  ------------
    TOTAL LIABILITIES....................................     1,494,834     218,877        17,590       1,731,301

SHAREHOLDERS' EQUITY:
Common stock.............................................       143,577      16,234        --             159,811
Retained earnings........................................        17,274       7,754       (12,624)         12,404
Accumulated other comprehensive income (loss)............          (142)          9        --                (133)
                                                           ------------  ----------  --------------  ------------
    TOTAL SHAREHOLDERS' EQUITY...........................       160,709      23,997       (12,624)        172,082
                                                           ------------  ----------  --------------  ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $  1,655,543  $  242,874    $    4,966    $  1,903,383
                                                           ------------  ----------  --------------  ------------
                                                           ------------  ----------  --------------  ------------

Number of common shares outstanding(1)...................      12,655.4     2,605.1                      15,260.5
Common shareholders' equity per share(1).................  $      12.70  $     9.21                  $      11.28
Tangible common shareholders' equity per share(1)........  $       9.83  $     9.21                  $       8.89

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                                  WESTERN--PNB

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                         SANTA                                                    WESTERN
                                                        MONICA         PRO FORMA      WESTERN PRO                 AND PNB
                                            WESTERN   JANUARY(3)    ADJUSTMENTS(3)       FORMA       PNB(1)      PRO FORMA
                                           ---------  -----------  -----------------  -----------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans and
    leases...............................  $  98,484   $   3,185                       $ 101,669    $  14,361    $ 116,030
  Interest on interest bearing deposits
    in other banks.......................         54      --                                  54       --               54
  Interest on investment securities......     13,591         616                          14,207          360       14,567
  Interest on federal funds sold.........      8,771         365            (235)          8,901          293        9,194
                                           ---------  -----------          -----      -----------  -----------  -----------
    TOTAL INTEREST INCOME................    120,900       4,166            (235)        124,831       15,014      139,845

INTEREST EXPENSE:
  Interest expense on deposits...........     30,978       1,180                          32,158        3,853       36,011
  Interest expense on borrowings.........      1,374          16                           1,390          258        1,648
                                           ---------  -----------          -----      -----------  -----------  -----------
    TOTAL INTEREST EXPENSE...............     32,352       1,196          --              33,548        4,111       37,659
                                           ---------  -----------          -----      -----------  -----------  -----------
NET INTEREST INCOME:.....................     88,548       2,970            (235)         91,283       10,903      102,186
  Less: provision for loan and lease
    losses...............................        450          80                             530          575        1,105
                                           ---------  -----------          -----      -----------  -----------  -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN AND LEASE LOSSES..................     88,098       2,890            (235)         90,753       10,328      101,081

NON-INTEREST INCOME:
  Service charges, commissions and
    fees.................................     12,652         595                          13,247        5,331       18,578
  Gain on sale of loans..................     --          --                              --           12,267       12,267
  Securities gains.......................        481      --                                 481           (5)         476
  Other income...........................        877          19                             896          244        1,140
                                           ---------  -----------          -----      -----------  -----------  -----------
    TOTAL NON-INTEREST INCOME............     14,010         614          --              14,624       17,837       32,461

NON-INTEREST EXPENSE:
  Salaries and benefits..................     29,917       1,123             (11)         31,029       11,123       42,152
  Occupancy, furniture and equipment.....      9,588         347              23           9,958        1,594       11,552
  Advertising and business development...        798          58                             856          349        1,205
  Other real estate owned................       (335)          9                            (326)         149         (177)
  Professional services..................      3,052          73                           3,125        1,112        4,237
  Telephone, stationery and supplies.....      2,604          55                           2,659          608        3,267
  Goodwill amortization..................      7,520      --                 665           8,185       --            8,185
  Data processing........................      1,736           9                           1,745       --            1,745
  Customer services cost.................      1,248           8                           1,256        1,284        2,540
  Provision for losses on loans sold.....     --          --              --              --            1,200        1,200
  Merger costs...........................        139         429                             568       --              568
  Other..................................      4,985         239                           5,224        1,203        6,427
                                           ---------  -----------          -----      -----------  -----------  -----------
    TOTAL NON-INTEREST EXPENSE...........     61,252       2,350             677          64,279       18,622       82,901
                                           ---------  -----------          -----      -----------  -----------  -----------
Income before income taxes...............     40,856       1,154            (912)         41,098        9,543       50,641
Income taxes.............................     19,723         463            (102)         20,084        4,007       24,091
                                           ---------  -----------          -----      -----------  -----------  -----------
    NET INCOME...........................  $  21,133   $     691       $    (810)      $  21,014    $   5,536    $  26,550
                                           ---------  -----------          -----      -----------  -----------  -----------
                                           ---------  -----------          -----      -----------  -----------  -----------

PER SHARE INFORMATION(1):
  Number of shares (weighted average)
    Basic................................   17,155.3     7,084.2                        17,720.9      2,708.2     20,429.1
    Diluted..............................   17,594.4     7,084.2                        18,160.0      2,875.5     21,035.5
  Income per share
    Basic................................  $    1.23   $    0.10                       $    1.19    $    2.04    $    1.30
    Diluted..............................  $    1.20   $    0.10                       $    1.16    $    1.93    $    1.26

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                                  WESTERN--PNB

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                                                 WESTERN
                                                          SANTA        PRO FORMA       WESTERN                   AND PNB
                                             WESTERN    MONICA(3)   ADJUSTMENTS(3)    PRO FORMA     PNB(1)      PRO FORMA
                                            ---------  -----------  ---------------  -----------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans and leases...  $  67,716   $  27,433                     $  95,149    $  11,304    $ 106,453
  Interest on interest bearing deposits in
    other banks...........................          1      --                                 1       --                4
  Interest on investment securities.......     14,282       6,415                        20,697          316       21,013
  Interest on federal funds sold..........      3,463       2,708         (2,112)         4,059          204        4,263
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL INTEREST INCOME.................     85,462      36,556         (2,112)       119,906       11,824      131,730

INTEREST EXPENSE:
  Interest expense on deposits............     23,549      10,848                        34,397        2,809       37,206
  Interest expense on borrowings..........      1,048         147                         1,195          106        1,301
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL INTEREST EXPENSE................     24,597      10,995         --             35,592        2,915       38,507
                                            ---------  -----------       -------     -----------  -----------  -----------
NET INTEREST INCOME.......................     60,865      25,561         (2,112)        84,314        8,909       93,223
  Less: provision for loan and lease
    losses................................      2,535      --                             2,535          765        3,300
                                            ---------  -----------       -------     -----------  -----------  -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN AND LEASE LOSSES...................     58,330      25,561         (2,112)        81,779        8,144       89,923

NON-INTEREST INCOME:
  Service charges and fees................      6,768       5,158                        11,926        3,860       15,786
  Gain on sale of loans...................         78      --                                78        7,485        7,563
  Securities gains (losses)...............        342      --                               342          (11)         331
  Other income............................      1,263         172                         1,435          481        1,916
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL NON-INTEREST INCOME.............      8,451       5,330         --             13,781       11,815       25,596

NON-INTEREST EXPENSE:
  Salaries and benefits...................     22,720      10,707            (98)        33,329        8,694       42,023
  Occupancy, furniture and equipment......      7,048       2,980            206         10,234        1,510       11,744
  Advertising and business development....      1,070         675                         1,745          260        2,005
  Other real estate owned.................        363        (556)                         (193)         474          281
  Professional services...................      3,101       1,189                         4,290          780        5,070
  Telephone, stationery and supplies......      2,326         474                         2,800          525        3,325
  Goodwill amortization...................      2,081      --              5,983          8,064       --            8,064
  Data processing.........................      1,202          88                         1,290       --            1,290
  Customer services cost..................        867         105                           972          993        1,965
  Provision for losses on loans sold......     --          --                            --              176          176
  Merger costs............................      3,470         841                         4,311       --            4,311
  Other...................................      4,942       2,028                         6,970          877        7,847
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL NON-INTEREST EXPENSE............     49,190      18,531          6,091         73,812       14,289       88,101
                                            ---------  -----------       -------     -----------  -----------  -----------
Income before income taxes................     17,591      12,360         (8,203)        21,748        5,670       27,418
Income taxes..............................      8,022       4,338           (921)        11,439        2,341       13,780
                                            ---------  -----------       -------     -----------  -----------  -----------
    NET INCOME............................  $   9,569   $   8,022      $  (7,282)     $  10,309    $   3,329    $  13,638
                                            ---------  -----------       -------     -----------  -----------  -----------
                                            ---------  -----------       -------     -----------  -----------  -----------
PER SHARE INFORMATION(1):
  Number of shares (weighted average)
    Basic.................................   11,805.3     7,084.2                      16,785.9      2,522.1     19,308.0
    Diluted...............................   12,294.9     7,084.2                      17,275.5      2,699.6     19,975.1
  Income per share
    Basic.................................  $    0.81   $    1.13                     $    0.61    $    1.32    $    0.71
    Diluted...............................  $    0.78   $    1.13                     $    0.60    $    1.23    $    0.68

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                                  WESTERN--PNB

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                                 WESTERN
                                                          SANTA        PRO FORMA       WESTERN                   AND PNB
                                             WESTERN    MONICA(3)   ADJUSTMENTS(3)    PRO FORMA     PNB(1)      PRO FORMA
                                            ---------  -----------  ---------------  -----------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans and leases...  $  91,868   $  36,794                     $ 128,662    $  15,771    $ 144,433
  Interest on interest bearing deposits in
    other banks...........................          1      --                                 1       --                1
  Interest on investment securities.......     18,445       8,922                        27,367          422       27,789
  Interest on federal funds sold..........      5,574       3,652         (2,816)         6,410          228        6,638
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL INTEREST INCOME.................    115,888      49,368         (2,816)       162,440       16,421      178,861

INTEREST EXPENSE:
  Interest expense on deposits............     31,949      14,575                        46,524        3,852       50,376
  Interest expense on borrowings..........      1,340         196                         1,536          192        1,728
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL INTEREST EXPENSE................     33,289      14,771         --             48,060        4,044       52,104
                                            ---------  -----------       -------     -----------  -----------  -----------
NET INTEREST INCOME:......................     82,599      34,597         (2,816)       114,380       12,377      126,757
  Less: provision for loan and lease
    losses................................      3,210      --                             3,210          870        4,080
                                            ---------  -----------       -------     -----------  -----------  -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN AND LEASE LOSSES...................     79,389      34,597         (2,816)       111,170       11,507      122,677

NON-INTEREST INCOME:
  Service charges, commissions and fees...      8,806       7,032                        15,838        5,482       21,320
  Gain on sale of loans...................         78      --                                78       10,814       10,892
  Securities gains (losses)...............        342          13                           355          (11)         344
  Other income............................      1,848         229                         2,077          533        2,610
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL NON-INTEREST INCOME.............     11,074       7,274         --             18,348       16,818       35,166

NON-INTEREST EXPENSE:
  Salaries and benefits...................     29,825      14,661           (131)        44,355       11,967       56,322
  Occupancy, furniture and equipment......      9,621       4,151            274         14,046        2,048       16,094
  Advertising and business development....      1,380         844                         2,224          380        2,604
  Other real estate owned.................        271        (547)                         (276)         524          248
  Professional services...................      4,088       1,444                         5,532        1,107        6,639
  Telephone, stationery and supplies......      3,082         632                         3,714          715        4,429
  Goodwill amortization...................      2,784      --              7,977         10,761       --           10,761
  Data processing.........................      1,667         116                         1,783       --            1,783
  Customer services cost..................      1,263         265                         1,528        1,424        2,952
  Provision for losses on loans sold......     --          --                            --              276          276
  Merger related costs....................     14,201       1,052                        15,253       --           15,253
  Other...................................      6,117       2,441                         8,558        1,303        9,861
                                            ---------  -----------       -------     -----------  -----------  -----------
    TOTAL NON-INTEREST EXPENSE............     74,299      25,059          8,120        107,478       19,744      127,222
                                            ---------  -----------       -------     -----------  -----------  -----------
Income before income taxes................     16,164      16,812        (10,936)        22,040        8,581       30,621
Income taxes..............................      9,271       5,905         (1,228)        13,948        3,561       17,509
                                            ---------  -----------       -------     -----------  -----------  -----------
    NET INCOME............................  $   6,893   $  10,907      $  (9,708)     $   8,092    $   5,020    $  13,112
                                            ---------  -----------       -------     -----------  -----------  -----------
                                            ---------  -----------       -------     -----------  -----------  -----------

PER SHARE INFORMATION:
  Number of shares (weighted average)
    Basic.................................   11,886.6     7,084.2                      16,860.1      2,544.4     19,404.5
    Diluted...............................   12,315.5     7,084.2                      17,289.0      2,721.2     20,010.2
  Income per share
    Basic.................................  $    0.58   $    1.54                     $    0.48    $    1.97    $    0.68
    Diluted...............................  $    0.56   $    1.54                     $    0.47    $    1.84    $    0.66

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                                  WESTERN--PNB

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                                WESTERN
                                                                                                                AND PNB
                                                                                      WESTERN      PNB(1)      PRO FORMA
                                                                                    -----------  -----------  -----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                               PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans and leases...........................................   $  66,076    $  13,015    $  79,091
  Interest on interest bearing deposits in other banks............................          15           32           47
  Interest on investment securities...............................................      14,870          438       15,308
  Interest on federal funds sold..................................................       3,837          493        4,330
                                                                                    -----------  -----------  -----------
    TOTAL INTEREST INCOME.........................................................      84,798       13,978       98,776

INTEREST EXPENSE:
  Interest expense on deposits....................................................      24,212        3,855       28,067
  Interest expense on borrowings..................................................       1,186           33        1,219
                                                                                    -----------  -----------  -----------
    TOTAL INTEREST EXPENSE........................................................      25,398        3,888       29,286
                                                                                    -----------  -----------  -----------
NET INTEREST INCOME:..............................................................      59,400       10,090       69,490
  Less: provision for loan and lease losses.......................................       1,768          903        2,671
                                                                                    -----------  -----------  -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.....................      57,632        9,187       66,819

NON-INTEREST INCOME:
  Service charges, commissions and fees...........................................       8,451        4,504       12,955
  Gain on sale of loans and other assets..........................................         665        8,011        8,676
  Securities gains (losses).......................................................         276       --              276
  Other income....................................................................       1,520          312        1,832
                                                                                    -----------  -----------  -----------
    TOTAL NON-INTEREST INCOME.....................................................      10,912       12,827       23,739

NON-INTEREST EXPENSE:
  Salaries and benefits...........................................................      26,424        9,467       35,891
  Occupancy, furniture and equipment..............................................       8,955        1,914       10,869
  Advertising and business development............................................       1,479          198        1,677
  Other real estate owned.........................................................         (66)         474          408
  Professional services...........................................................       6,526          883        7,409
  Telephone, stationery and supplies..............................................       2,547          754        3,301
  Goodwill amortization...........................................................       1,123       --            1,123
  Data processing.................................................................       1,064       --            1,064
  Customer services cost..........................................................         510        1,039        1,549
  Provision for losses on loans sold..............................................      --            1,080        1,080
  Other...........................................................................       6,336        1,704        8,040
                                                                                    -----------  -----------  -----------
    TOTAL NON-INTEREST EXPENSE....................................................      54,898       17,513       72,411
                                                                                    -----------  -----------  -----------
Income before income taxes........................................................      13,646        4,501       18,147
Income taxes......................................................................       3,656          945        4,601
                                                                                    -----------  -----------  -----------
    NET INCOME....................................................................   $   9,990    $   3,556    $  13,546
                                                                                    -----------  -----------  -----------
                                                                                    -----------  -----------  -----------

  Number of shares (weighted average)
    Basic.........................................................................     9,022.9      2,494.7     11,517.6
    Diluted.......................................................................     9,294.2      2,605.3     11,899.5
  Income per share
    Basic.........................................................................   $    1.11    $    1.43    $    1.18
    Diluted.......................................................................   $    1.07    $    1.36    $    1.14

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                                  WESTERN--PNB

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                                WESTERN
                                                                                                                AND PNB
                                                                                      WESTERN      PNB(1)      PRO FORMA
                                                                                    -----------  -----------  -----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                               PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans and leases...........................................   $  53,822    $  12,016    $  65,838
  Interest on interest bearing deposits in other banks............................          45       --               45
  Interest on investment securities...............................................      12,301          762       13,063
  Interest on federal funds sold..................................................       3,280          128        3,408
                                                                                    -----------  -----------  -----------
    TOTAL INTEREST INCOME.........................................................      69,448       12,906       82,354

INTEREST EXPENSE:
  Interest expense on deposits....................................................      20,709        3,355       24,064
  Interest expense on borrowings..................................................         947           49          996
                                                                                    -----------  -----------  -----------
    TOTAL INTEREST EXPENSE........................................................      21,656        3,404       25,060
                                                                                    -----------  -----------  -----------

NET INTEREST INCOME:..............................................................      47,792        9,502       57,294
  Less: provision for (recovery of) loan and lease losses.........................       8,253        1,503        9,756
                                                                                    -----------  -----------  -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.....................      39,539        7,999       47,538

NON-INTEREST INCOME:
  Service charges, commissions and fees...........................................       7,308        2,203        9,511
  Gain on sale of loans and other assets..........................................         263        4,310        4,573
  Securities (losses).............................................................        (738)         (50)        (788)
  Other income....................................................................       1,871           76        1,947
                                                                                    -----------  -----------  -----------
    TOTAL NON-INTEREST INCOME.....................................................       8,704        6,539       15,243

NON-INTEREST EXPENSE:
  Salaries and benefits...........................................................      22,373        6,377       28,750
  Occupancy, furniture and equipment..............................................       8,819        1,856       10,675
  Advertising and business development............................................       1,327          201        1,528
  Other real estate owned.........................................................       3,104          262        3,366
  Professional services...........................................................       3,723          659        4,382
  Telephone, stationery and supplies..............................................       2,591          501        3,092
  Goodwill amortization...........................................................         841       --              841
  Lower of cost or market adjustment on loans available for sale..................         756       --              756
  Data processing.................................................................         822       --              822
  Provision for losses on loans sold..............................................      --              385          385
  Customer services cost..........................................................         184          944        1,128
  Other...........................................................................       6,579        1,410        7,989
                                                                                    -----------  -----------  -----------
    TOTAL NON-INTEREST EXPENSE....................................................      51,119       12,595       63,714
                                                                                    -----------  -----------  -----------
Income (loss) before income taxes.................................................      (2,876)       1,943         (933)
Income taxes (benefits)...........................................................      (1,733)         (98)      (1,831)
                                                                                    -----------  -----------  -----------
    NET INCOME (LOSS).............................................................   $  (1,143)   $   2,041    $     898
                                                                                    -----------  -----------  -----------
                                                                                    -----------  -----------  -----------

PER SHARE INFORMATION:
  Number of shares (weighted average)
    Basic.........................................................................     6,916.7      2,508.8      9,425.5
    Diluted.......................................................................     7,134.4      2,540.4      9,674.8
  Income (loss) per share
    Basic.........................................................................   $   (0.17)   $    0.81    $    0.10
    Diluted.......................................................................   $   (0.17)   $    0.80    $    0.09

                 See "NOTES TO WESTERN--PNB UNAUDITED PRO FORMA
                      COMBINED CONDENSED FINANCIAL DATA."

                             NOTES TO WESTERN--PNB

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1:  BASIS OF PRESENTATION

  PNB ACQUISITION

    Certain historical data of PNB have been reclassified on a pro forma basis to conform to Western's classifications. Transactions between Western and PNB are not material in relation to the unaudited pro forma combined financial statements, and have not been eliminated from the pro forma combined amounts. The unaudited pro forma number of common shares outstanding, common shareholders' equity per share, number of shares (basic and diluted) and income
(loss) per share (basic and diluted) are based on the share amounts for Western multiplied by the PNB exchange rate of 1.0. The number of PNB shares and earnings per share for the periods presented have been given retroactive effect to the 15% stock dividend paid by PNB on April 15, 1998.

  BANK OF LOS ANGELES ACQUISITION

    On October 23, 1998, Western acquired Bank of Los Angeles pursuant to an Agreement and Plan of Merger, dated as of April 16, 1998, and amended and restated as of June 24, 1998 and July 16, 1998. Pursuant to that merger agreement, Bank of Los Angeles merged with and into Santa Monica Bank, with Santa Monica Bank being the surviving corporation.

    Pursuant to the merger agreement, each issued and outstanding share of common stock of Bank of Los Angeles prior to the acquisition (other than as provided in the merger agreement) was converted into the right to receive 0.4224 shares of Western common stock. In addition, each option to acquire shares of common stock outstanding immediately prior to the completion of the Bank of Los Angeles acquisition was converted into the right to receive that number of shares of Western common stock equal to the quotient obtained by dividing the Spread (as defined in the merger agreement) by $42.61. Each warrant to acquire Bank of Los Angeles common stock outstanding prior to completion of the Bank of Los Angeles acquisition was converted into an equivalent warrant to acquire shares of Western common stock. As a result, there are outstanding warrants, expiring December 1, 1998, to acquire approximately 156,117 shares of Western common stock at an exercise price of $8.88 per share.

    Upon completion of the Bank of Los Angeles acquisition, Western issued approximately 2,214,300 shares of Western common stock (prior to adjustment for fractional shares) to former holders of Bank of Los Angeles common stock, and as a result, the former shareholders of Bank of Los Angeles common stock own shares of Western common stock representing approximately 12.4 percent of the presently outstanding Western common stock.

NOTE 2:  MERGER COSTS

  BANK OF LOS ANGELES ACQUISITION

    The unaudited pro forma combined condensed financial data reflect Western management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $10,355,000 ($7,279,000 net of taxes, computed using the combined federal and state tax rate of 42.0%) expected to be incurred in connection with the Bank of Los Angeles acquisition. In accordance with pooling-of-interests accounting, these costs will be recognized upon closing of the transaction. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the

                             NOTES TO WESTERN--PNB

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 2:  MERGER COSTS (CONTINUED)
pro forma combined balance sheets in order to disclose the aggregate effect of these activities on Western's pro forma combined financial position. The estimated aggregate costs include the following:

                                                                                    (DOLLARS IN
                                                                                    THOUSANDS)
                                                                                    -----------
Employee costs....................................................................   $   1,500
Conversion costs..................................................................         500
Other costs.......................................................................       5,325
                                                                                    -----------
                                                                                         7,325
Tax effects.......................................................................      (3,076)
                                                                                    -----------
                                                                                         4,249
Investment banking and other professional fees....................................       3,030
                                                                                    -----------
  TOTAL ESTIMATED AGGREGATE COSTS.................................................   $   7,279
                                                                                    -----------
                                                                                    -----------

  PNB ACQUISITION

    The unaudited pro forma combined condensed financial data reflects Western management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $7,235,000 ($5,345,000 net of taxes, computed using the combined federal and state tax rate of 42.0%) expected to be incurred in connection with the Merger. In accordance with pooling-of-interests accounting, these costs will be recognized upon closing of the transaction. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheets in order to disclose the aggregate effect of these activities on Western's pro forma combined financial position. The estimated aggregate costs include the following:

                                                                                    (DOLLARS IN
                                                                                    THOUSANDS)
                                                                                    -----------
Employee costs....................................................................   $   2,000
Conversion costs..................................................................         500
Other costs.......................................................................       2,000
                                                                                    -----------
                                                                                         4,500
Tax effects.......................................................................      (1,890)
                                                                                    -----------
                                                                                         2,610
Investment banking and other professional fees....................................       2,735
                                                                                    -----------
  TOTAL ESTIMATED AGGREGATE COSTS.................................................   $   5,345
                                                                                    -----------
                                                                                    -----------

    Western management's cost estimates are forward-looking. While the costs represent Western management's current estimate of merger costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the acquisition of PNB, which will be developed by various of Western's and PNB's task forces and integration committees. Readers are cautioned that the completion of the merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Merger and resultant integration of operations will impact these estimates; the type and amount of actual

                             NOTES TO WESTERN--PNB

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 2:  MERGER COSTS (CONTINUED)
costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 3:  PRO FORMA ADJUSTMENTS RELATED TO THE SANTA MONICA BANK ACQUISITION

    The Santa Monica Bank acquisition was accounted for as a purchase effective on January 27, 1998. Accordingly, Western's balance sheet as of September 30, 1998, reflects such acquisition. Under this method of accounting, assets and liabilities of Santa Monica Bank were adjusted to their estimated fair values and combined with the recorded book values of the assets and liabilities of Western. Applicable income tax effects of such adjustments are included as a component of Western's net deferred tax asset with a corresponding offset to goodwill.

    The unaudited pro forma combined condensed statements of income for the nine-month periods ending September 30, 1998, September 30, 1997 and for the year ended December 31, 1997 are presented as if the acquisition was consummated at the beginning of each period. The pro forma combined statements of income for these periods combine the individual pro forma results of operations of Western, Bank of Los Angeles and Santa Monica Bank for each period after giving effect to the amortization of purchase accounting adjustments, the additional equity which was raised by Western and the reduced interest income resulting from the cash payments made as part of the Santa Monica Bank acquisition. The pro forma purchase accounting adjustments for each period represent the amortization that would have taken place from the beginning of the period.

    For the purposes of the unaudited pro forma combined condensed statement of income, it is estimated that Western would have earned 5.50% on the $51.2 million cash portion of the Santa Monica Bank acquisition purchase price during each period, resulting in approximately $235,000 less interest income for the nine-month period ended September 30, 1998, $2,112,000 less interest income for the nine-month period ended September 30, 1997 and $2.8 million less interest income for 1997.

    Salaries and benefits expense is estimated to be reduced by approximately $11,000, $98,000 and $131,000 for the nine-month period ended September 30, 1998, the nine-month period ended September 30, 1997 and for the year ended December 31, 1997, respectively, as a result of the write-off of the unrecognized transition obligation related to post-retirement health care benefits.

    For the year ended December 31, 1997, occupancy, furniture and equipment expense increased by an estimated $194,000 of depreciation expense related to the fair market value adjustment of Santa Monica Bank's property, plant and equipment and by approximately $80,000 related to the amortization of favorable lease assets, resulting in an approximately $274,000 additional expense. For the nine-month periods ended September 30, 1998 and September 30, 1997, this additional expense is $23,000 and $206,000, respectively.

    Goodwill of approximately $119.7 million is amortized on a straight line basis over 15 years.

    Income taxes are estimated to be at a rate of 41.5% of pretax income before goodwill amortization.

                    THE SPECIAL MEETING OF PNB SHAREHOLDERS

GENERAL

    This Proxy Statement/Prospectus is furnished in connection with the solicitation by the PNB Board of Directors of proxies representing PNB common stock to be voted at the special meeting of PNB shareholders to be held on December 30, 1998, and at any postponement or adjournment thereof.

MATTERS TO BE CONSIDERED AT THE PNB SPECIAL MEETING

    The purpose of the special meeting is to (a) consider and vote upon the principal terms of the Merger, and (b) transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

    Based upon (a) the 2,779,733 shares of PNB common stock outstanding on the Record Date and (b) the 266,210 shares of PNB common stock reserved for issuance upon exercise of employee and director stock options to acquire PNB common stock outstanding on the Record Date and assuming no dissenters' rights are perfected by PNB shareholders and no cash is paid in lieu of fractional shares, (i) in the event that no options or other rights outstanding are exercised prior to completion of the Merger, 2,779,733 shares of Western common stock would be issued in the Merger and (ii) in the event that all options and rights outstanding are exercised prior to completion of the Merger, 3,045,943 shares of Western common stock would be issued in the Merger. Based upon the 17,923,437 shares of Western common stock outstanding on the Record Date, the 388,889 shares of Western common stock reserved for issuance upon the exercise of employee and director stock options to acquire Western common stock on the Record Date, the 296,792 shares of Western common stock reserved for issuance upon the exercise of warrants to acquire Western common stock outstanding on the Record Date (including the 156,117 shares of Western common stock reserved for issuance upon the exercise of warrants to acquire Western common stock outstanding on the Record Date by former shareholders of the Bank of Los Angeles), and assuming no dissenters' rights are perfected by shareholders and no cash is paid in lieu of fractional shares: (i) in the event that no options, warrants or other rights outstanding of PNB and Western common stock are exercised prior to the completion of the Merger, shares held by PNB shareholders after consummation of the Merger would represent approximately 13.4% of Western common stock and (ii) in the event that all options, warrants and rights outstanding of PNB and Western common stock are exercised prior to the completion of the Merger, shares held by PNB shareholders after completion of the Merger would represent approximately 14.1% of Western common stock. Completion of the Merger is subject to satisfaction of a number of conditions, including the receipt of regulatory approvals for the Merger and the approval of the principal terms of the Merger by PNB shareholders. See "Merger Agreement--Conditions" beginning on page 73.

    The Merger Agreement provides, among other things, that Mr. Barbieri will be appointed to the Western Board of Directors at the time the Merger is completed. Accordingly, prior to the completion of the Merger, the Western Board of Directors will adopt resolutions increasing the number of Western directors by one and will appoint Mr. Barbieri to fill the vacancy created thereby. The directors of PNB as specified by Western will be required to resign, effective upon completion of the Merger. See "The Merger--Certain Effects of the Merger" beginning on page 64.

THE RECORD DATE

    The PNB Board of Directors has fixed the close of business on November 27, 1998 as the record date (the "Record Date") for the determination of the PNB shareholders entitled to receive notice of, and to vote at, the special meeting of PNB shareholders. Only holders of record of shares of PNB common stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the special meeting and any postponements or adjournments thereof. On the Record Date, 2,779,733 shares of PNB common stock were issued and outstanding.

VOTES REQUIRED AND VOTING OF PROXIES

    At the special meeting of PNB shareholders, a majority of all shares of PNB common stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions will each be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the principal terms of the Merger. Each share of PNB common stock held of record will be entitled to one vote upon each matter properly submitted to the PNB shareholders at the special meeting and any postponement or adjournment thereto.

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of PNB common stock entitled to vote at the special meeting is required to approve the principal terms of the Merger. Consequently, the failure to vote, an abstention or a broker non-vote would each have the same effect as a vote against the principal terms of the Merger.

    Each share of PNB common stock represented by a proxy properly executed and received by PNB in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted FOR the proposal to approve the principal terms of the Merger. All proxies voted FOR such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy-holder, be voted FOR a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against approval of the principal terms of the Merger or on which the relevant PNB shareholder specifically abstains from voting with respect to such approval will not be voted in favor of any such adjournment or postponement.

    The PNB Board of Directors is not currently aware of any business to be acted upon at the special meeting other than as described herein. If, however, other matters are properly brought before the special meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

    Certain PNB shareholders, including all the executive officers and directors of PNB, with the ability to direct the voting of approximately 53.7% of PNB common stock outstanding on the Record Date have agreed, among other things, to vote FOR the adoption and approval of the Merger Agreement and the Merger. However, the shareholders/directors or officers are bound by the Shareholder Agreements to vote FOR the adoption and approval of the Merger Agreement only in their capacity as shareholders. As directors, they are bound by their fiduciary duties to act in the best interest of PNB. See "The Shareholder Agreements" beginning on page 78.

    If a quorum is not obtained, or fewer shares of PNB common stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, in accordance with Section 602 of the California General Corporation Law, the special meeting will be postponed or adjourned for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

SOLICITATION OF PROXIES

    The cost of soliciting proxies relating to the special meeting of PNB shareholders will be paid by PNB. In addition to solicitation of proxies by the use of mail, directors, officers and employees of PNB and its subsidiaries may solicit proxies from PNB shareholders personally or by telephone or telegram without additional remuneration therefor. PNB also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so.

REVOCABILITY OF PROXIES

    The presence of a PNB shareholder at the special meeting (or at any postponement or adjournment thereof) will not automatically revoke such PNB shareholder's proxy. However, a PNB shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Secretary of PNB of a written notice of revocation prior to the vote with respect thereto; (b) delivery to the Secretary of PNB prior to the vote with respect thereto of a duly executed proxy bearing a later date; or (c) attending the special meeting (or, if the special meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of proxy or other related communications should be addressed to Christine Castellano, Secretary of PNB, 4665 MacArthur Court, Newport Beach, California 92660.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PNB

    The following table sets forth, as of November 12, 1998, information with respect to the securities holdings of all persons which PNB has reason to believe may be deemed the beneficial owners of more than 5% of outstanding PNB common stock. The following table indicates the beneficial ownership of such individuals numerically calculated based upon the total number of shares of PNB common stock outstanding together with the shares issuable in connection with presently exercisable stock options. Also set forth in the table is the beneficial ownership of all shares of the Registrants outstanding PNB common stock, as of such date, of all directors and named executive officers, individually, and all directors and executive officers as a group.

                                                                               NUMBER OF SHARES OF    PERCENTAGE OF
NAME AND POSITION                                                               PNB COMMON STOCK        OWNERSHIP
----------------------------------------------------------------------------  ---------------------  ---------------
Allen C. Barbieri ..........................................................          304,406(1)            10.28%
  Director and Chief Executive Officer

Martin T. Hart .............................................................          432,675               14.61%
  Director

Doug L. Heller .............................................................           71,063(2)             2.40%
  Chief Financial Officer

G. Mitchell Morris .........................................................          204,312                6.90%
  4277 Park Terrace Drive
  Salt Lake City, UT 84124

Jon A. Salquist ............................................................          201,000                6.79%
  2725 N.W. Circle A Drive
  Portland, OR 97229

Bernard E. Schneider .......................................................           33,000(3)             1.11%
  Director and Chairman

James Schuler ..............................................................          339,571               11.46%
  828 Fort Street Mall
  Honolulu, HI 96813

Barney B. Whitesell.........................................................           90,318                3.16%
                                                                                      -------               -----

  Director

Directors and Executive Officers as a group (5 persons).....................          931,462               31.44%
                                                                                      -------               -----
                                                                                      -------               -----

------------------------

(1) Includes options to purchase 143,750 shares of the common stock, which are presently exercisable.

(2) Includes options to purchase 28,750 shares of the common stock, which are presently exercisable.

(3) Includes options to purchase 10,000 shares of the common stock, which are presently exercisable.

DISSENTERS' RIGHTS

    If the principal terms of the Merger are approved by the PNB shareholders, holders of PNB common stock who do not vote in favor of approval of the principal terms of the Merger may be entitled to have their shares purchased in accordance with Chapter 13 of the California General Corporation Law. IN ORDER FOR A PNB SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, SUCH SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE PRINCIPAL TERMS OF THE MERGER, MUST SEND A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CALIFORNIA GENERAL CORPORATION LAW AND BE RECEIVED BY PNB ON OR BEFORE THE DATE OF THE SPECIAL MEETING OF THE PNB SHAREHOLDERS, AND MUST COMPLY WITH SUCH OTHER PROCEDURES AS ARE REQUIRED BY THE CALIFORNIA GENERAL CORPORATION LAW. VOTING IN FAVOR OF THE PRINCIPAL TERMS OF THE MERGER OR FAILING TO TIMELY SEND SUCH NOTICE OR TO FOLLOW SUCH OTHER PROCEDURES WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. See "The Merger--Dissenters' Rights" beginning on page 66 for a discussion of dissenters' rights and a description of the procedures that must be followed to perfect such rights.

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER, AND SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND THE TEXT THEREOF IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO IN THEIR ENTIRETY.

BACKGROUND AND REASONS FOR THE MERGER

    Western and PNB each conduct banking operations in Southern California. In serving individuals, small businesses and mid-market corporations, each historically has focused on a community based approach to banking. Management of each of Western and PNB has been cognizant of the rapidly changing structure of the banking market, in part as a result of the severe problems associated with the savings and loan industry and the problems experienced by other independent banks within the region which began during the late 1980s. As is the case throughout the United States, the managements of Western and PNB believe that a process of consolidation will continue to occur in the financial services industry resulting in, among other things, a reduction in the number of community and independent banks.

    In order to compete effectively with the larger financial institutions that Western management believed would result from the various consolidations and mergers in the industry locally, Western management saw a need to expand prudently and recognized the opportunity to build a larger, regional, independent financial institution. Accordingly, as a part of its effort to achieve long-term stable profitability, Western has explored acquisition opportunities to achieve greater market share.

    PNB management perceived the same challenges and opportunities. The rapid pace of financial institution consolidation appeared to be accelerating and larger institutions were attempting to increase their share of the markets served by PNB. At the same time, community banks were combining and providing greater competition. PNB management examined prospects for internal growth, growth by acquisition of one or more financial institutions and the possibility of a combination with a strong partner that shared a common vision and was focused on markets demographically similar to those served by PNB.

    From time to time since 1995, PNB requested Lehman Brothers to deliver to the PNB Board of Directors presentations that compared PNB's financial performance to its peers; assessed the current economic environment and the bank merger environment; and summarized strategic alternatives generally available to a bank. With the authority of the PNB Board of Directors, PNB management periodically met with Lehman Brothers to discuss valuation trends, potential acquisition candidates and strategic alternatives.

    In early July 1998, Western contacted PNB for the purpose of pursuing preliminary discussions with respect to a potential merger transaction. Following those preliminary discussions, on August 5, 1998, PNB retained Lehman Brothers as its investment bank to provide advice on a potential transaction with Western and on other strategic alternatives. In this role, Lehman Brothers provided PNB with financial analyses and public information regarding Western. In addition, pro forma analyses were provided to PNB regarding Western and other potential merger partners and acquirors.

    Between August 28, 1998 and October 6, 1998, the date of the Merger Agreement, the management of Western and PNB, together with their respective advisors and outside counsel, conducted due diligence reviews and negotiated the terms of the Merger Agreement, the Stock Option Agreement and the Shareholder Agreements. On October 6, 1998, at a meeting of the PNB Board of Directors, Lehman Brothers delivered its oral opinion that the consideration to be received by PNB shareholders was fair to such shareholders, as of the date of such opinion. Lehman Brothers' oral opinion was subsequently confirmed in writing as of such date. At that meeting, the PNB Board of Directors approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement after unanimously concluding that the Merger is in the best interests of PNB and its shareholders. The PNB Board of Directors also authorized PNB management to finalize the terms of the Merger Agreement and the Stock Option Agreement.

    The Western Board of Directors held a meeting on October 6, 1998, at which Western's directors discussed the proposed Merger in detail with Western management, including the consideration to be paid by Western and the related transactions. At such meeting, the Western Board of Directors approved the Merger Agreement and the various matters and related agreements contemplated thereby and authorized and directed Western management to take all action reasonably necessary to effect the Merger.

    On October 6, 1998, representatives of the managements of PNB and Western, together with their respective advisors and outside counsel, finalized the terms of the Merger Agreement and the Stock Option Agreement, and such agreements were executed and delivered as of that date. After close of the market on October 6, 1998, Western and PNB issued a joint press release publicly announcing the Merger.

    The managements of Western and PNB believe that the two institutions complement each other in their approaches to banking and in terms of their markets, both geographic and demographic. Consequently, both managements perceive opportunities for increased operating efficiencies through combination and believe that, by combining forces, they will be able to more effectively compete and successfully take advantage of banking opportunities in the rapidly evolving markets. Further, they believe that the addition of PNB's mortgage loan business, coupled with the added resources of Western, will greatly enhance its future prospects. See "Risk Factors--Ability to Integrate the Operations of Western and PNB; Rapid Growth" beginning on page 28.

RECOMMENDATION OF THE PNB BOARD OF DIRECTORS

    The PNB Board of Directors has unanimously approved the Merger and the Merger Agreement and unanimously recommends that PNB shareholders vote FOR the approval of the principal terms of the Merger. In reaching its determination to approve the Merger, the PNB Board of Directors analyzed PNB's alternatives for enhancement of PNB shareholder value, including PNB's prospects under several assumptions, so as to be able to compare the value of a share of PNB common stock with the consideration to be paid by Western as well as with comparable transactions. At the same time, the PNB Board of Directors also reviewed the history of Western and the prospects of Western if the Merger were consummated. The factors that were examined as part of this analysis, include, but were not limited to, the following:

        (a) A review of PNB's business, operations, financial condition and earnings on an historical and a prospective basis;

        (b) The increasing competition in PNB's markets from both existing and potential competitors, some of whom have far greater assets and resources, in part as a result of the consolidation taking place in the banking industry;

        (c) The efficacy of PNB's strategic plan under current competitive conditions and actions which would increase financial performance and shareholder value over the period of its projection;

        (d) The consolidation of the banking industry nationally and in PNB's markets;

        (e) A review of potential benefits for shareholders of a larger organization with greater resources, increased operating efficiencies, an increased lending limit and a stronger market position;

        (f) The belief of the PNB Board of Directors and management that a business combination with Western would offer increased long-term value and liquidity to current PNB shareholders;

        (g) A comparison of the Western offer with reported transactions, nationally and in PNB's markets by financial institutions with similar characteristics; and

        (h) The opinion of Lehman Brothers, dated as of October 6, 1998, that based upon and subject to the matters stated in that opinion, the consideration to be received by PNB shareholders in the Merger was fair to such shareholders from a financial point of view.

    The foregoing discussion of material factors considered by the PNB Board of Directors is not intended to be exhaustive but does set forth the principal factors considered by the PNB Board of Directors. The PNB Board of Directors collectively reached the unanimous conclusion to approve the Merger in light of the factors described above and such other factors as each Board member felt was appropriate. The PNB Board of Directors did not assign relative or specific weights to any of the factors described above and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE PNB BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AS IN THE BEST INTERESTS OF PNB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT PNB SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

OPINION OF PNB'S FINANCIAL ADVISOR

    In connection with serving as the financial advisor to PNB, Lehman Brothers delivered an oral opinion to the PNB Board of Directors on October 6, 1998, to the effect that as of such date, and based upon assumptions made, matters considered, and limitations as set forth therein, from a financial point of view, the one share for one share exchange ratio to be offered to the shareholders of PNB in the Merger is fair to such shareholders. Lehman Brothers subsequently confirmed its oral opinion by delivery of its written opinion dated October 6, 1998. Such written opinion was reconfirmed in writing as of a date within 5 days prior to the mailing of this Proxy Statement/Prospectus.

    THE FULL TEXT OF THE LEHMAN BROTHERS OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN BROTHERS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    No limitations were imposed by PNB on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that PNB did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of PNB's business. Lehman Brothers did not make any recommendation to the PNB Board of Directors as to form and amount of the consideration to be received by PNB's shareholders in the Merger, which was determined through arms-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the company, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered to PNB's shareholders in the Merger on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion is for the use and benefit of the PNB Board of Directors and was rendered to the PNB Board of Directors in connection with its consideration of the Merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any PNB shareholder as to how such shareholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, PNB's underlying business decision to proceed with or effect the Merger.

    In connection with its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) such publicly available information concerning PNB and Western that it believed to be relevant to its analysis, including, without limitation, the Form 10-KSB and Form 10-K filed by PNB and Western, respectively, for the year ended December 31, 1997, quarterly reports on Form 10-Q filed by PNB and Western for the periods ended March 31 and June 30, 1998 and recent press releases for PNB and Western, as well as Western's Proxy Statement/Prospectus on Form S-4/A regarding its acquisition of the Bank of Los Angeles dated August 13, 1998, (3) financial and operating information with respect to the respective businesses, operations and prospects of PNB and Western furnished to it by PNB and Western, (4) a trading history of the common stock of PNB from January 1, 1997 to the present and a comparison of that trading history with those of other companies that it deemed relevant, (5) a trading history of Western common stock from January 1, 1997 to the present and a comparison of that trading history with those of other companies that it deemed relevant, (6) a comparison of the historical and projected dividend yield on the PNB common stock to the historical and projected dividend yield on the Western common stock, (7) a comparison of the historical financial results and present financial condition of PNB with those of other companies that it deemed relevant, (8) a comparison of the historical financial results and present financial condition of Western with those of other companies that it deemed relevant, (9) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that it deemed relevant,
(10) the potential pro forma impact of the Merger on Western, (11) the relative contributions of PNB and Western to the combined company following consummation of the Merger, (12) published estimates of third party research analysts with respect to the future financial performance of Western, and (13) the results of prior efforts to solicit indications of interest from third parties with respect to a purchase of all or part of PNB's business. In addition, Lehman Brothers had discussions with the management of PNB and Western concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects, and the potential cost savings, operating synergies and strategic benefits expected by the managements of PNB and Western, and undertook such other studies, analyses and investigations it deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of PNB and Western that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of PNB, upon advice of PNB, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PNB as to the future financial performance of PNB and that PNB will perform substantially in accordance with such projections. Lehman Brothers was not provided with, and did not have access to, any financial projections of Western. Accordingly, with respect to the future financial performance of Western, based upon advice of Western, Lehman Brothers assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Western and that Western will perform substantially in accordance with such estimates. With respect to the cost savings, operating synergies, and strategic benefits projected by the managements of PNB and Western to result from a combination of the businesses of PNB and Western, upon advice of PNB and Western, Lehman Brothers assumed that such cost savings, operating synergies and strategic benefits will be achieved substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of PNB or Western and did not make or obtain any evaluations or appraisals of the assets or liabilities of PNB or Western. In addition, the PNB Board of Directors did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from third parties on a current basis with respect to a purchase of all or part of PNB's business. Upon advice of PNB, Lehman Brothers assumed that the Merger will qualify (1) for pooling-of-interests accounting treatment, and (2) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of PNB. The Lehman Brothers opinion necessarily is based upon market, economic and other conditions as they exist on, and could be evaluated as of, the date of such opinion.

    In connection with the preparation and delivery of its opinion to the PNB Board of Directors, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PNB and Western. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  PURCHASE PRICE RATIO ANALYSIS

    Based upon the exchange ratio, the closing price of the Western common stock on October 2, 1998 of $32.50 represented a value to be received by holders of PNB common stock of $32.50 per share. Based on this implied transaction value per share, Lehman Brothers calculated the price-to-market, price-to-book, and price-to-earnings multiples in the Merger. The implied transaction value per share yielded a premium of 8.3% over the closing price of PNB common stock of $30.00 as of the close of business on October 2, 1998. This analysis also yielded a price-to-book value multiple of 3.1x, a price to actual latest twelve months ("LTM") earnings of 14.2x, a price to estimated 1998 earnings of 12.7x, and a price to estimated 1999 earnings of 11.8x based on Institutional Broker Estimate System ("IBES") median estimates as of October 2, 1998 of PNB's 1998 and 1999 earnings. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

  SELECTED COMPARABLE COMPANIES ANALYSIS

    Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of PNB with the following selected financial institutions, comparable companies deemed relevant by Lehman Brothers:
Bank of Commerce, Bank of Hemet, Bank of Los Angeles, Borel Bank & Trust Co., Bank of Santa Clara, BYL Bancorp, BWC Financial Corp., Central Coast Bancorp, Capital Corp of the West, California Independent, Civic Bancorp, Coast Bancorp, Desert Community Bank, Foothill Independent, Professional Bancorp, Mid-State Bancshares, North County Bancorp, North Valley Bancorp, Orange National Bancorp, Pacific Cap. Bancorp, Pacific Bank NA, Pacific Crest Capital, Redwood Empire, Regency Bancorp, Six Rivers National, SJNB Financial Corp., SierraWest Bancorp, TriCo Bancshares and VIB Corp. Indications of such financial performance and stock market valuation included the ratio of stock price to LTM reported earnings (14.2x for PNB and a mean and median of 16.4x and 14.3x, respectively, for the comparable companies); the ratio of stock price to estimated 1998 earnings based on IBES estimates (12.7x for PNB and a mean and median of 12.4x and 11.9x, respectively, for the comparable companies); the ratio of stock price to estimated 1999 earnings based on IBES estimates (11.8x for PNB and a mean and median of 10.1x and 10.1x, respectively, for the comparable companies); and the ratio of stock price to book value (3.1x for PNB and a mean and median of 1.7x and 1.8x, respectively, for the comparable companies).

    Lehman Brothers also compared the financial performance of PNB's banking division, excluding the financial performance of PNB's mortgage division, with the comparable companies based on PNB's assumption that the mortgage division contributed approximately 46.4% of PNB's LTM reported earnings. Indications of such financial performance and stock market valuation included the ratio of stock price to the banking division's LTM reported earnings (26.8x for PNB's banking division and a mean and median of 16.4x and 14.3x, respectively, for the comparable companies); the ratio of stock price to the banking division's estimated 1998 earnings based on IBES estimates (24.0x for PNB's banking division and a mean and median of 12.4x and 11.9x, respectively, for the comparable companies); and the ratio of stock price to the banking division's estimated 1999 earnings based on IBES estimates (22.3x for PNB's banking division and a mean and median of 10.1x and 10.1x, respectively, for the comparable companies).

    These ratios for the comparable companies are based on public financial statements as of June 30, 1998, and closing stock prices on October 2, 1998.

    However, because of the inherent differences in the businesses, operations, financial conditions and prospects of PNB and the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of the comparable companies and PNB that would affect the trading values of PNB and such companies.

  SELECTED COMPARABLE TRANSACTIONS ANALYSIS

    Using publicly available information and IBES earnings estimates, Lehman Brothers reviewed certain terms and financial characteristics, including historical price-to-earnings and price-to-book ratio of 16 comparable acquisition transactions which Lehman Brothers deemed comparable to the Merger. The comparable transactions considered by Lehman Brothers in its analysis consisted of the following transactions (identified by acquiror/acquiree):
Pacific Community Banking Group/Valley Bank, Pacific Community Banking Group/Bank of Hemet, California Financial Bancorp/Bank of Orange County, Western Bancorp/Peninsula Bank of San Diego, Santa Barbara Bancorp/Pacific Capital Bancorp, California Financial Group/Downey Bancorp, Western Sierra Bancorp/Lake Community Bank, Scripps Bank/Pacific Commerce Bank, Community West Bancshares/Palomar Savings & Loan Association, UCBH Holdings Inc./ USB Holdings, Western Bancorp/Bank of Los Angeles, United Security Bank/Kerman State Bank, Greater Bay Bancorp/Pacific Rim Bancorp, Bank of Commerce/Rancho Vista National Bank, Mid-State Bank/ BSM Bancorp and BYL Bancorp/DNB Financial. The values for these transactions for the price to LTM earning ratio, price to current year earnings, price to next year earnings and price to book value, on a mean basis were 24.7x, 23.1x, 20.7x and 2.8x, respectively, on a median basis were 21.2x, 23.1x, 20.7x and 2.5x, respectively, and the range of values for these parameters were from 12.9x to 43.6x, 23.1x to 23.1x, 20.7x to 20.7x, and 1.5x to 5.0x, respectively, compared to 14.2x, 12.7x, 11.8x and 3.1x, respectively, for PNB as a whole, based upon the exchange ratio and the closing price of the Western common stock on October 2, 1998, and compared to 26.8x, 24.0x, 22.3x and N/A for PNB's banking division on a stand-alone basis, based upon the exchange ratio and the closing price of the Western common stock on October 2, 1998.

    Using publicly available information, Lehman Brothers also reviewed the premium of the price paid in the comparable transactions to the share price of the companies included in the comparable transactions 30 days prior to the announcement of the comparable transactions. The mean premium for the time period was 17.9%, the median premium for the time period was 16.3% and the range of premiums for the period was from -2.8% to 41.9%, compared to 8.3% for PNB, as a whole, in the Merger.

    However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of PNB and the businesses, operations and prospects of the acquired companies included in the comparable transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of PNB and such acquired companies. In particular, Lehman Brothers considered the form of consideration, whether the transactions involved the purchase of assets or stock, the cross-selling opportunities that the transactions offered to the acquirors and the potential cost savings, as well as the fact that the comparable transactions generally involved, primarily or exclusively, purchases of banking businesses without a significant mortgage business component.

  DISCOUNTED CASH FLOW ANALYSIS

    Lehman Brothers discounted estimated cash flows of PNB through the end of 2002 and an estimated terminal value of PNB common stock, assuming net income based on management estimates, assuming a dividend rate sufficient to maintain a book value less goodwill to managed assets less goodwill of 6.50%, and using a range of discount rates of 16% to 19%. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 9x to 15x to estimated year-end 2002 net income (which multiples are more often associated with commercial banking businesses and are higher than the multiples generally associated with mortgage businesses). This analysis, and its underlying assumptions, yielded a range of values for PNB common stock of approximately $35.89 to $54.66.

    Lehman Brothers also discounted estimated cash flows of only the banking division of PNB, and excluded the estimated cash flows of the mortgage division, through the end of 2002 and an estimated terminal value of PNB common stock, assuming net income based on management estimates, assuming a dividend rate sufficient to maintain a book value less goodwill to managed assets less goodwill of 6.50%, and using a range of discount rates of 16% to 19%. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 9x to 15x to estimated year-end 2002 net income. This analysis, and its underlying assumptions, yielded a range of values for PNB common stock of approximately $21.60 to $40.20.

  PRO FORMA MERGER ANALYSIS

    Lehman Brothers analyzed the impact of the Merger on PNB's estimated earnings per share based on IBES estimates for the 1998 and 1999 earnings of PNB and based on estimates for the 1998 and 1999 earnings of Western published by IBES, and assumed growth rates of 15% from 1999 to 2002 for PNB and assumed growth rates of 20% from 1999 to 2002 for Western. In connection with this analysis, management projections for cost savings and operating synergies from the Merger were incorporated in Lehman Brothers' analysis. Based on such estimates, assumed growth rates, and projections of cost savings and operating synergies, Lehman Brothers concluded that the Merger would result in dilution of 20.1% and 3.4% to PNB's earnings per share and cash earnings per share, respectively, in 1999, dilution of 15.6% and 1.1% to PNB's earnings per share and cash earnings per share, respectively, in 2000, accretion of 7.2% and 3.1% to Western's earnings per share and cash earnings per share, respectively, in 1999, and accretion of 8.5% and 4.8% to Western's earnings per share and cash earnings per share, respectively, in 2000.

  CONTRIBUTION ANALYSIS

    Lehman Brothers analyzed the respective contributions of PNB and Western to the combined company's pro forma balance sheet as of June 30, 1998, pro forma historic income for the six months ended June 30, 1998 ("YTD Net Income") and pro forma historic cash income for the six months ended June 30, 1998 ("YTD Cash Net Income"). This analysis showed that PNB would have contributed 8.9% of total assets, 9.4% of total assets less unidentifiable intangibles, 8.0% of total equity, 13.5% of total equity less unidentifiable intangibles, 18.3% of YTD Net Income and 14.3% of YTD Cash Net Income. This analysis also showed that, based upon IBES earnings estimates for 1998 and 1999, without giving effect to any cost savings or operational synergies resulting from the Merger, PNB's contribution to the combined company's net income and cash net income would be 18.4% and 14.7%, respectively, in 1998, and 16.5% and 13.6%, respectively, in 1999. Based upon the Exchange Ratio, PNB shareholders would own an estimated 13.0% of the combined company's fully diluted shares upon completion of the Merger.

    Lehman Brothers analyzed the respective contributions of PNB's banking division only to the combined company's pro forma historic income for the six months ended June 30, 1998 ("YTD Net Income"). This analysis showed that PNB's banking division would have contributed 10.7% of YTD Net Income and 8.2% of YTD Cash Net Income. This analysis also showed that, based upon IBES earnings estimates for 1998 and 1999, without giving effect to any cost savings or operational synergies resulting from the Merger, PNB's banking division contribution to the combined company's net income and cash net income would be 10.8% and 8.4%, respectively, in 1998, and 10.1% and 8.2%, respectively, in 1999.

  WESTERN'S STOCK PRICE PERFORMANCE

    Lehman Brothers analyzed Western common stock trading and compared Western's historical stock price performance to indices of comparable bank stocks over various time periods from January 1, 1997 to the present. In general, Western common stock performed consistently with the indices over time.

  SELECTED COMPARABLE COMPANIES ANALYSIS FOR WESTERN

    Using publicly available information, Lehman Brothers also compared the financial performance and stock market valuation of Western with the following selected, comparable financial institutions deemed relevant by Lehman Brothers:
Cathay Bancorp Inc., CVB Financial Corp., City National Corp., First Republic Bank, Greater Bay Bancorp, GBC Bancorp, Imperial Bancorp, Santa Barbara Bancorp, Silicon Valley Bancshares, Sumitomo Bank of California and Westamerica Bancorp. Indications of such financial performance and stock market valuation included the ratio of stock price to LTM reported earnings (33.1x for Western and a mean and median of 15.6x and 16.4x, respectively, for the Western comparable financial institutions); the ratio of stock price to estimated 1998 earnings based on IBES estimates (19.6x for Western and a mean and median of 13.9x and 13.6x, respectively, for the comparable financial institutions); the ratio of stock price to estimated 1999 earnings based on IBES estimates (15.9x for Western and a mean and median of 12.1x and 12.5x, respectively, for the comparable financial institutions); the ratio of stock price to LTM reported cash earnings (21.6x for Western and a mean and median of 15.4x and 16.0x, respectively, for the comparable financial institutions); the ratio of stock price to estimated 1998 cash earnings based on IBES estimates (14.9x for Western and a mean and median of 13.7x and 13.6x, respectively, for the comparable financial institutions); the ratio of stock price to estimated 1999 cash earnings based on IBES estimates (12.6x for Western and a mean and median of 12.0x and 12.5x, respectively, for the comparable financial institutions); and the ratio of stock price to tangible book value (2.0x for Western and a mean and median of 2.4x and 2.2x, respectively, for the comparable financial institutions).

    However, because of the inherent differences in the businesses, operations, financial conditions and prospects of Western and the companies included in the comparable financial institutions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis for Western and, accordingly, also made qualitative judgments concerning differences between the characteristics of the comparable financial institutions and Western that would affect the trading values of Western and such companies.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The PNB Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with PNB in particular and the banking and mortgage finance industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

    As compensation for its services as financial advisor in connection with the Merger, PNB has agreed to pay Lehman Brothers a fee of $200,000 in connection with the delivery of its opinion. Additionally, PNB has agreed to pay Lehman Brothers a fee (including the opinion fee), upon consummation of the Merger, equal to 0.9% of the total consideration up to $36 per share received by PNB shareholders on consummation of the Merger and an additional 2.0% of the total consideration over $36 per share received by PNB shareholders on consummation. In addition, PNB has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by PNB and the rendering of its opinion.

    Lehman Brothers is acting as financial advisor to PNB in connection with the Merger. Lehman Brothers has also performed various investment banking services for PNB in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of PNB and Western for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, PNB and an affiliate of Lehman Brothers are significant shareholders of Alta Residential Mortgage, Inc. and are parties to a shareholders agreement with respect thereto.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING SECURITIES DEALERS AND OTHERS THAT USE A "MARKET-TO-MARKET" METHOD OF ACCOUNTING FOR FEDERAL INCOME TAX PURPOSES, TAX EXEMPT ORGANIZATIONS OR TRUSTS, FOREIGN PERSONS, PERSONS WHO HOLD SHARES OF PNB COMMON STOCK AS PART OF A STRADDLE OR CONVERSION TRANSACTION AND PERSONS WHO ACQUIRED SHARES OF PNB COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. PNB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

  TAX OPINIONS

    Western and PNB intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Consummation of the Merger as a reorganization is conditioned upon receipt by Western of the opinion of Sullivan & Cromwell, and receipt by PNB of the opinion of McDermott, Will & Emery, which opinions will be dated as of the date of the Merger. The opinion of Sullivan & Cromwell will state substantially to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) both Western and PNB will be parties to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The opinion of McDermott, Will & Emery, will state substantially to the effect that, for federal income tax purposes, (i) the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and (ii) no gain or loss will be recognized by shareholders of PNB who receive shares of Western common stock in exchange for shares of PNB common stock, except with respect to cash received in lieu of fractional share interests.

    The tax opinions will not be binding on the Internal Revenue Service, and there can be no assurance that the IRS will not contest the conclusions expressed therein. The tax opinions will be based in part upon certain factual assumptions and upon certain representations made, and certificates delivered by Western and PNB, which representations and certificates Sullivan & Cromwell and McDermott, Will & Emery will assume to be true, correct and complete. If such representations or certificates are inaccurate, the tax opinions could be adversely affected. Bernard E. Schneider, the Chairman, a director and a 1.11% shareholder of PNB, is a partner in McDermott, Will & Emery.

  TAX CONSEQUENCES OF THE MERGER

    GENERAL. The following summary sets forth certain anticipated material federal income tax consequences of the Merger to PNB shareholders. The tax treatment of each PNB shareholder will depend in part upon such shareholder's particular situation. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the U.S. Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations or interpretations may differ at the time the Merger is completed, and relevant facts also may differ.

    No gain or loss will be recognized by a PNB shareholder who receives solely Western common stock for such PNB shareholder's shares of PNB common stock (except to the extent such shareholder receives cash in lieu of a fractional share interest in Western common stock).

    Such a PNB shareholder's aggregate tax basis in the Western common stock received pursuant to the Merger will equal such shareholder's aggregate tax basis in the shares of PNB common stock exchanged therefor. The holding period of Western common stock received pursuant to the Merger will include the holding period of the shares of PNB common stock exchanged therefor, provided that such shares were held as a capital asset as of the date the Merger was completed.

    FRACTIONAL SHARES OF WESTERN COMMON STOCK. No fractional shares of Western common stock will be issued in the Merger. A PNB shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Western subject to Section 302 of the Internal Revenue Code of 1986, as amended. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend." If the Western common stock represents a capital asset in the hands of the shareholder, the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received therefor and the shareholder's tax basis in the fractional share. The holding period of any such capital gain or loss will be long-term if the PNB common stock exchanged was held for more than one year. Effective as of January 1, 1998, long-term capital gain of a non-corporate shareholder is generally subject to a maximum capital gains rate of 20% for capital assets held for more than one year.

  BACKUP WITHHOLDING

    Unless an exemption applies under applicable law and regulations, the exchange agent, will be required to withhold 31% of any cash payments to which a non-corporate shareholder or the payee is entitled pursuant to the Merger unless the shareholder or other payee provides its taxpayer identification number (social security number, employer identification number or individual taxpayer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each payee must provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Western and the exchange agent.

REGULATORY APPROVALS

  GENERAL

    The Merger cannot proceed in the absence of the regulatory approvals described below. Western and PNB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Western and PNB have agreed in the Merger Agreement to use reasonable best efforts to take promptly all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including using efforts to obtain all necessary approvals from all applicable governmental entities, making all necessary registrations, applications and filings and obtaining any contractual consents and regulatory approvals. However, there can be no assurance that such regulatory approvals will be obtained, nor can there be assurance as to the date of any such approval. There can also be no assurance that any such approval will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "The Merger Agreement--Conditions" beginning on page 73.

  FEDERAL RESERVE BOARD APPROVAL

    The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act of 1956, as amended, in accordance with regulations adopted by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Federal Reserve Board will take into consideration, among other things, competition, the financial and managerial resources and future prospects of the holding companies and banks concerned and the convenience and needs of the communities to be served. The Bank Holding Company Act of 1956, as amended, prohibits the Federal Reserve Board from approving the Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (b) its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or it would in any other manner be in restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the Federal Reserve Board must also assess the records of the depository institution subsidiaries of Western and PNB under the Community Reinvestment Act of 1977, as amended. The Community Reinvestment Act requires that the Federal Reserve Board assess, when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation and take such record into account when evaluating certain regulatory applications. Each of Santa Monica Bank, Southern California Bank and PNB has a Community Reinvestment Act rating of "satisfactory."

    Under the Bank Holding Company Act of 1956, as amended, the Merger may not be consummated until the thirtieth day following the Federal Reserve Board approval. If the Federal Reserve Board does not receive any adverse comments from the Department of Justice relating to competitive factors, the waiting period may be reduced to no less than 15 days. If the United States Department of Justice commences an action challenging the Merger on antitrust grounds during such waiting period, commencement of such action would stay the effectiveness of the Federal Reserve Board approval, unless a court specifically orders otherwise.

    Western submitted a notice seeking approval of the Merger and related matters to the Federal Reserve Board on November 4, 1998. We expect that an approval will be received prior to the PNB special meeting of shareholders, but there can be no assurance that such an approval will be obtained.

RESALE OF WESTERN COMMON STOCK

    All shares of Western common stock received by PNB shareholders in the Merger will be freely transferrable, except that shares of Western common stock received by PNB shareholders who are deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135) of PNB as of the date of the PNB special meeting of shareholders may be resold by PNB affiliates only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 of the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of PNB or Western generally include individuals or entities that control, are controlled by, or are under common control with, such entities and may include certain officers and directors of such entities as well as principal shareholders of such entities.

    PNB has agreed in the Merger Agreement to use its best efforts to obtain a written agreement from each officer or director of PNB who is identified as a possible PNB affiliate providing that each such person will not sell, pledge, transfer or otherwise dispose of any shares of Western common stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act. See "The Merger Agreement--Exchange of Stock Certificates; Dividends" beginning on page 69.

    Western and PNB intend that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes. Certain guidelines promulgated by the Securities and Exchange Commission indicate that the pooling-of-interests method generally will not be challenged on the basis of selling of shares by affiliates of the acquiring or the acquired company if such affiliates do not dispose of any shares of the stock they received in connection with the Merger (other than a "DE MINIMIS" number of shares) during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. See "The Merger-- Accounting Treatment" beginning on page 67.

CERTAIN EFFECTS OF THE MERGER

    Western will be the surviving corporation following the Merger. Once the Merger is consummated, the trading of PNB common stock will cease. PNB has agreed, subject to certain conditions, after the last of the regulatory approvals to be obtained and before the effective time of the Merger, to make such accounting adjustments as Western requests in order to implement its plans regarding PNB or to reflect merger-related expenses and costs incurred by PNB. See "The Merger Agreement--Certain Covenants-- Certain Policies of PNB" beginning on page 71.

    Certain historical regulatory capital ratios for Western (restated to reflect the effect of the acquisition of the Bank of Los Angeles accounted for as a pooling-of-interests) and PNB as of September 30, 1998 are listed below. The pro forma column reflects certain effects that Western expects the Merger will have on Western's financial statements.

                                                                                         HISTORICAL
                                                      MINIMUM           WELL-      ----------------------  WESTERN AND PNB PRO
                                                    REQUIREMENT      CAPITALIZED     WESTERN       PNB            FORMA
                                                 -----------------  -------------  -----------  ---------  -------------------
                                                    (GREATER THAN OR EQUAL TO
                                                        STATED PERCENTAGE)
Tier I Leverage................................           4.00%            5.00%         8.21%      12.34%           8.10%
Tier I Risk-based..............................           4.00             8.00         10.30       16.74           10.24
Total Risk-based...............................           8.00            10.00         11.55       17.84           11.49

    The Federal Reserve Board expects bank holding companies to maintain appropriate capital levels and has issued guidelines to that effect. For Western and PNB, Tier I capital consists of common stock shareholders' equity before gain or loss on securities available for sale, less goodwill and other intangible assets. Tier II capital consists of loan loss reserves limited to 1.25% of risk-weighted assets. Total capital is Tier I capital plus Tier II capital.

    The Tier I leverage ratio is Tier I capital divided by average total assets less intangibles. Federal Reserve Board guidelines require bank holding companies with the highest examination rating and those that have implemented certain market risk capital measures to maintain a minimum leverage ratio of at least 3.0%, while all other bank holding companies must maintain a minimum leverage ratio of at least 4.0%. The guidelines also state that banking organizations experiencing internal growth or making acquisitions will be expected to maintain "strong capital positions" substantially above the minimum supervisory levels without significant reliance on intangible assets.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  GENERAL

    In considering the recommendation of the PNB Board of Directors, PNB shareholders should be aware that certain employees and members of PNB management and of the PNB Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest. These interests include, among others, provisions in the Merger Agreement relating to the indemnification of PNB officers and directors, directors' and officers' liability insurance, the appointment of Mr. Barbieri to the Western Board of Directors as of the time the Merger is completed, certain employment agreements and the acceleration of the exercisability and resale of certain stock options discussed below.

  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The Merger Agreement provides that for a period of six years after completion of the Merger, Western will indemnify each director and officer determined as of the completion of the Merger, against certain liabilities arising out of matters existing or occurring at or prior to the completion of the Merger to the extent to which such indemnified parties were entitled under California law and PNB's articles of incorporation or bylaws in effect on October 6, 1998. Western also will advance expenses as incurred to the extent permitted under California law and PNB's articles of incorporation and bylaws. In addition, for a period of six years after the completion of the Merger, Western will use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by PNB, provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events that occurred before the completion of the Merger.

  APPOINTMENT OF DIRECTOR

    Pursuant to the Merger Agreement, Western will take such actions necessary to appoint Mr. Barbieri, Chief Executive Officer and a Director of PNB, to the Western Board of Directors as of the effective time of the Merger.

  EMPLOYEE AGREEMENTS

    Each of Allen C. Barbieri and Doug L. Heller, have agreed with Western and PNB that the terms of their respective employment agreements and other benefit plans with PNB, will be fully assumed by Western as of the date of the completion of the Merger, including the severance benefits provided for thereunder.

  ACCELERATION OF STOCK OPTIONS

    As a result of the announcement of the Merger, currently non-vested stock options for an aggregate of 160,195 shares of PNB common stock which were granted under various PNB option plans, have become immediately exercisable. Messrs. Barbieri, Heller and Schneider hold options for 86,250, 13,800 and 8,000 of these shares of common stock, respectively. These options otherwise would have vested periodically until April 2002 at exercise prices ranging from $10 to $25 per share.

  RELATED TRANSACTIONS

    Other than the Merger Agreement, the Shareholder Agreements, the Stock Option Agreement, the assumption by Western of the employment agreements and stock options plans and the transactions contemplated by and described in this Proxy Statement/Prospectus, Western and PNB do not know of any past, present or proposed material contracts, arrangements or understandings between Western or its affiliates, on the one hand, and PNB and its affiliates, on the other hand.

SUBMISSION OF SHAREHOLDERS' PROPOSALS FOR PNB'S 1999 ANNUAL MEETING

    Assuming the Merger is not consummated as contemplated in the Merger Agreement, PNB shareholders may submit proposals for shareholder action at the 1999 Annual Meeting of PNB shareholders by submitting such proposals to Christine Castellano, the Secretary of PNB, no later than April 27, 1999, in order to be considered for inclusion in PNB's 1999 proxy materials.

DISSENTERS' RIGHTS

    In connection with the Merger, PNB shareholders may be entitled to dissenters' rights under Chapter 13 of the California General Corporation Law. Chapter 13 of the California General Corporation Law is attached hereto as Appendix C. The description of dissenters' rights contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to Chapter 13 of the California General Corporation Law. IN ORDER FOR A PNB SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, SUCH PNB SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE PRINCIPAL TERMS OF THE MERGER, MUST SEND A NOTICE OF SUCH PNB SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CALIFORNIA GENERAL CORPORATION LAW TO BE RECEIVED BY PNB ON OR BEFORE THE DATE OF THE SPECIAL MEETING OF PNB SHAREHOLDERS AND MUST COMPLY WITH SUCH OTHER PROCEDURES AS REQUIRED BY THE CALIFORNIA GENERAL CORPORATION LAW, AS MORE FULLY DESCRIBED BELOW. VOTING IN FAVOR OF THE PRINCIPAL TERMS OF THE MERGER OR FAILING TO TIMELY SEND SUCH NOTICE OR TO FOLLOW SUCH OTHER PROCEDURES WILL RESULT IN A WAIVER OF SUCH PNB SHAREHOLDER'S DISSENTER'S RIGHTS.

    Any demands, notices, certificates or other documents delivered to PNB before the special meeting of PNB shareholders may be sent to 4665 MacArthur Court, Newport Beach, California 92660, Attn: Secretary.

    If no instructions are indicated on proxies received by PNB, such proxies will be voted for the proposal to approve the principal terms of the Merger at the special meeting of PNB shareholders. Those PNB shareholders who return their proxies without instructions, resulting in a vote for the approval of the principal terms of the Merger, will not be entitled to dissenters' rights.

    In addition, because PNB common stock is traded on the Nasdaq National Market-Registered Trademark-, PNB shareholders will not have dissenters' rights unless demands for purchase in cash of such shares at their fair market value as of October 6, 1998, without giving effect to any increase due to the Merger, pursuant to Section 1301 of the California General Corporation Law (each, a "Demand"), are made with respect to 5% or more of the outstanding shares of PNB common stock (before giving effect to the Merger). Such Demands must be received by PNB or its transfer agent not later than the date of the special meeting. In the event that Demands are made with respect to 5% or more of the outstanding shares of PNB common stock on or before the date of the special meeting, the PNB shareholders who made Demands will be entitled to dissenters' rights, provided that such dissenters' rights are perfected pursuant to Chapter 13 of the California General Corporation Law.

    In the event that (i) the Merger is approved by the PNB shareholders and
(ii) Demands are made by holders of 5% or more of the PNB common stock, a holder of PNB common stock who objects to the Merger (a "Dissenting Shareholder") will be entitled to payment in cash of the fair market value as of October 6, 1998 (the day before the public announcement of the Merger), without giving effect to any increase due to the Merger of his or her shares of PNB common stock ("Dissenting Shares"); provided that (a) such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the Merger; (b) the Dissenting Shareholder voted his or her shares against the approval of the principal terms of the Merger; (c) the Dissenting Shareholder made a Demand; and (d) the Dissenting Shareholder has submitted for endorsement certificates representing his or her Dissenting Shares, in accordance with Section 1302 of the California General Corporation Law.

    The Demand must (a) be a written demand to purchase the Dissenting Shares and make payment to the Dissenting Shareholder in cash of their fair market value as of October 6, 1998; (b) be received by PNB on or before the date of the special meeting; (c) state the number and class of the shares held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that PNB purchase; and (d) contain a statement of what the Dissenting Shareholder claims to be the fair market value of his or her Dissenting Shares as of October 6, 1998. Such statement of the fair market value constitutes an offer by the Dissenting Shareholder to sell his or her Dissenting Shares at such price. A Dissenting Shareholder who has made such a demand for payment may not withdraw such Demand unless PNB consents thereto. A proxy or vote against the approval of the principal terms of the Merger Agreement does not in itself constitute a Demand.

    The Dissenting Shareholder must submit the certificates representing the Dissenting Shares for endorsement as Dissenting Shares to PNB at its principal office or at the office of its transfer agent within 30 days after the date on which notice of approval of the Merger by PNB shareholders was mailed to such Dissenting Shareholder.

    If any PNB shareholder has dissenters' rights, PNB will mail to each such shareholder a notice of the approval of the Merger by the PNB shareholders within ten days after the date of such approval accompanied by (a) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the California General Corporation Law; (b) a statement of the price determined by PNB to represent the fair market value as of October 6, 1998 of the Dissenting Shares (excluding any appreciation or depreciation because of the Merger) and (c) a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights under such sections. The statement of price constitutes an offer by PNB to purchase such Dissenting Shares.

    If PNB denies that shares submitted to it qualify as Dissenting Shares, or if PNB and a Dissenting Shareholder fail to agree on the fair market value of the Dissenting Shares, either such Dissenting Shareholder or PNB may file a complaint in the superior court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the Merger is mailed to Dissenting Shareholders. It is the opinion of PNB that the fair market value of its shares of common stock with regard to valuation for Dissenting Share purposes is $27.50, the closing price of PNB common stock as reported on the Nasdaq National Market-Registered Trademark- for October 6, 1998, the day prior to announcement of the Merger.

    On trial of the action, the court will first determine if the shares are Dissenting Shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both PNB and the Dissenting Shareholder fail to file a complaint within six months after the date on which notice of the approval of the Merger was mailed to the Dissenting Shareholders, such Dissenting Shareholder will lose his or her dissenters' rights. In addition, if the Dissenting Shareholder transfers such Dissenting Shares prior to their submission for the required endorsement, such shares will lose their status as Dissenting Shares.

    FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE SHAREHOLDER UNDER CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW. A PERSON HAVING A BENEFICIAL INTEREST IN PNB COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, we currently expect that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Under this method of accounting, the previously recorded assets and liabilities of Western and PNB would be carried forward to Western at their recorded amounts; income and expenses of Western would include income and expenses of Western and PNB for the entire fiscal year in which the Merger occurs; and the reported results of the separate corporations for prior periods would be combined and restated as the results of Western. The results of the pooling treatment for accounting purposes would be reflected in historical consolidated financial statements of Western.

    Confirmation that the transaction qualifies for pooling-of-interests accounting treatment is to be delivered shortly prior to each of the mailing date of this Proxy Statement/Prospectus and the date of completion of the Merger. In the event the Merger does not qualify for pooling-of-interests treatment, the Merger will be accounted for using the purchase method of accounting, provided that all other conditions to consummation of the Merger are fulfilled or waived in writing.

                              THE MERGER AGREEMENT

    A DESCRIPTION OF CERTAIN OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND RELATED MATTERS ARE SET FORTH BELOW. THIS SUMMARY OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE EXHAUSTIVE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT AS SET FORTH IN APPENDIX A OF THIS PROXY STATEMENT/PROSPECTUS. THE TEXT OF THE MERGER AGREEMENT IS INCORPORATED HEREIN IN ITS ENTIRETY BY THIS REFERENCE.

THE MERGER

    The Merger Agreement was entered into between Western and PNB on October 6, 1998. Pursuant to the Merger Agreement, PNB will merge with and into Western, with Western being the surviving corporation. The separate corporate existence of PNB will then cease. Upon the Merger becoming effective, each share of PNB common stock issued and outstanding (other than (a) shares with respect to which dissenters' rights shall have been perfected in accordance with the California General Corporation Law and (b) shares held directly or indirectly by Western, or any of its subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith), will be converted automatically into, one share of Western common stock. Each share of Western common stock outstanding immediately prior to the completion of the Merger will remain outstanding after the Merger as one share of Western common stock.

EFFECTIVE TIME AND EFFECTIVE DATE

    On a date to be selected by Western, which will be within 10 days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of governmental authorities and all conditions to the consummation of the Merger being satisfied or waived (or, at the election of Western, provided such election would not cause the completion of the Merger to occur later than February 28, 1999, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last ten business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by Western and PNB, an agreement of merger will be filed as required by law, and the Merger will become effective upon such filing or on such date as may be specified in the agreement of merger.

EXCHANGE OF STOCK CERTIFICATES; DIVIDENDS

    At or prior to the completion of the Merger, Western will deposit, or will cause to be deposited, with an exchange agent Western shall elect (which may include a subsidiary of Western) for the benefit of the holders of certificates formerly representing shares of PNB common stock, for exchange, certificates representing the shares of Western common stock and an estimated amount of cash to be paid in exchange for outstanding shares of PNB common stock.

    As soon as practicable after the completion of the Merger, Western will send or cause to be sent to each former holder of record of shares of PNB common stock immediately prior to the completion of the Merger transmittal materials for use in exchanging such shareholder's PNB common stock certificates for Western stock certificates. Western will cause the Western common stock certificates into which shares of a shareholder's PNB common stock are converted to be delivered to such shareholder upon delivery to the exchange agent of PNB stock certificates representing such shares of PNB common stock owned by such shareholder.

    At the election of Western, no dividends or other distributions with respect to Western common stock with a record date occurring after the completion of the Merger will be paid to the holder of any unsurrendered PNB common stock certificates until the holder thereof receives Western common stock certificates in exchange therefor in accordance with the procedures set forth in the Merger Agreement, and no such shares of PNB common stock will be eligible to vote until the holder of PNB common stock certificates receives such Western common stock certificates.

    PNB SHAREHOLDERS SHOULD NOT FORWARD PNB COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. PNB SHAREHOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

CONDUCT OF THE BUSINESS OF PNB AND WESTERN PRIOR TO THE MERGER

    Pursuant to the Merger Agreement, each of Western and PNB has agreed that, during the period from the date of the Merger Agreement until completion of the Merger, except as permitted by the Merger Agreement, each will not, and will cause its subsidiaries not to, (a) take any action that would adversely affect or delay the ability of PNB or Western to perform any of their obligations on a timely basis under the Merger Agreement, or take any action that is reasonably likely to have a material adverse effect on PNB or Western and its subsidiaries, taken as a whole; or (b) (1) take any action while it knows that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(A) for pooling-of-interests accounting treatment or (B) as a reorganization; or
(2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the completion of the Merger, (B) any of the conditions to the Merger not being satisfied or (C) a material violation of any provision of the Merger Agreement.

    In addition, PNB has agreed that, during the same period, it will not, subject to certain exceptions, without the prior consent of Western, (a) conduct the business of PNB other than in the ordinary and usual course; (b) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of PNB common stock, any rights or enter into any agreement with respect to the foregoing; (c)(1) make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of PNB common stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; (d) enter into, amend or renew any employment or similar agreement or arrangement or increase salaries, wages or employee benefits, other than (1) normal increases in compensation to employees, (2) for grants of awards to newly hired employees consistent with past practice, (3) other changes required by applicable law or
(4) to satisfy contractual obligations existing as of October 6, 1998; (e) enter into, establish, adopt or amend any pension, retirement, or similar plan or arrangement, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, except as may be required by applicable laws to satisfy contractual obligations disclosed prior to October 6, 1998; (f) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to PNB and its subsidiaries, taken as a whole; (g) acquire all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business in a transaction that is not material to PNB and its subsidiaries, taken as a whole; (h) make any capital expenditures other than those in the ordinary course of business in amounts exceeding $50,000 individually or $100,000 in the aggregate; (i) amend the articles or by-laws of PNB and its subsidiaries; (j) implement or adopt any change in its accounting principles or practices or methods; (k) except in the ordinary course of business, enter into or terminate any material contract or amend or modify in any material respect any existing material contracts; (l) except in the ordinary course of business, settle any claim, action or proceeding, except for those involving solely money damages in an amount, individually or in the aggregate, not material to PNB and its subsidiaries, taken as a whole; (m) (1) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; (n) incur any indebtedness for borrowed money other than in the ordinary course of business; or (o) agree or commit to do any of the foregoing.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) organization and similar corporate matters; (b) the capital structure of PNB and Western; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) conflicts under articles or bylaws, required consents or approvals, and violations of any agreements or law; (e) financial statements or documents filed with the Commission or other regulatory agencies and the accuracy of information contained therein; (f) absence of certain material adverse events, changes, effects or undisclosed liabilities; (g) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (h) litigation; (i) compliance with law, including environmental compliance; (j) tax returns and audits; (k) absence of regulatory actions; (l) labor matters; (m) risk management instruments; (n) books and records; (o) trust business; and (p) Year 2000 matters.

CERTAIN COVENANTS

  ACQUISITION PROPOSALS

    Pursuant to the Merger Agreement, PNB has agreed that it will not, and will cause its subsidiaries, officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PNB or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, PNB, other than the transactions contemplated by the Merger Agreement, except to the extent legally required for the discharge by the PNB Board of Directors of its fiduciary duties as advised by counsel to the PNB Board of Directors.

    PNB has also agreed, as of the date of the Merger Agreement, to immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Western with respect to any of the foregoing and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. PNB will promptly (within 24 hours) advise Western following the receipt by PNB of any acquisition proposal and the substance thereof (including the identity of the person making such acquisition proposal), and advise Western of any developments with respect to such acquisition proposal immediately upon the occurrence thereof.

  CERTAIN POLICIES OF PNB

    On or prior to completion of the Merger, PNB will, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Western.

  EMPLOYEE BENEFITS

    From and after the date the Merger is completed, Western will (1) provide former employees of PNB who remain as employees of Western or any of Western's significant subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Western or its significant subsidiaries, including, but not limited to, allowing such employees to participate in Western's stock option plan, and (2) with respect to former employees of PNB who remain as employees of Western or any of its significant subsidiaries, cause each employee benefit plan of Western or its significant subsidiaries in which such employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with PNB as if such service were with

Western or its significant subsidiaries. In addition, Western agrees that all accrued bonuses for 1998 will be paid to former employees of PNB in accordance with PNB's past practices. Notwithstanding the foregoing, PNB consents and covenants that from and after the completion of the Merger, PNB's benefit plans will be governed, managed and/or terminated by Western, all within Western's sole discretion.

  BOARD ATTENDANCE

    Each of Western and PNB has agreed, subject to certain exceptions, to allow a representative of PNB and Western, respectively, to attend all regular and special meetings of the Boards of Directors of PNB and Western and the executive committee of such board, respectively, until the completion of the Merger.

  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    From and for a period of six years after the completion of the Merger, subject to certain exceptions, Western has agreed to indemnify and hold harmless each present and former director and officer of PNB or any of its subsidiaries, determined as of the date of completion of the Merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the completion of the Merger (including with respect to the Merger Agreement or any of the transactions contemplated thereby), whether asserted, claimed or arising prior to, at or after the completion of the Merger, to the extent to which such indemnified parties were entitled under California law and PNB's articles of incorporation or bylaws in effect on October 6, 1998, and Western also will advance expenses as incurred to the extent permitted under California law and PNB's articles of incorporation and bylaws.

    Any indemnified party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must as promptly as possible notify Western thereof, but the failure so to notify will not relieve Western of any liability it may have to such indemnified party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the completion of the Merger), (a) Western will have the right to assume the defense thereof and Western will not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, except that if Western elects not to assume such defense, or counsel for the indemnified parties advises that there are issues that raise conflicts of interest between Western and the indemnified parties, the indemnified parties may retain counsel satisfactory to them, and Western will pay the reasonable fees and expenses of one such counsel for the indemnified parties in any jurisdiction promptly as statements thereof are received; (b) the indemnified parties will cooperate in the defense of any such matter; and (c) Western will not be liable for any settlement effected without its prior written consent. Notwithstanding the foregoing, Western will not have any obligation under the Merger Agreement to any indemnified party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final and nonappealable, that the indemnification of such indemnified party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    Western also has agreed that for a period of six years after the completion of the Merger, it will use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by PNB as of October 6, 1998 (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events that occurred before the completion of the Merger); PROVIDED, HOWEVER, that in no event will Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to the Merger Agreement, any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date of the Merger Agreement by PNB for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western will use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the completion of the Merger, Western may request PNB to, and PNB thereupon will, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years PNB's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement (covering past or future claims with respect to periods before the completion of the Merger) and such coverage will satisfy Western's obligations under this paragraph of the Merger Agreement.

    If Western or any of its successors or assigns (a) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision will be made to ensure that the successors and assigns of Western assume the obligations described above.

  NOTIFICATION OF CERTAIN MATTERS

    Western and PNB each has agreed to give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

  PNB AFFILIATES

    PNB has agreed to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of PNB as of the date of the PNB special meeting to execute and deliver to Western on or before the date of mailing of this Proxy Statement/Prospectus to PNB shareholders an agreement which provides that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Western common stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act.

CONDITIONS

    The respective obligations of Western and PNB to consummate the Merger are subject to certain conditions, including (a) the approval by the PNB shareholders of the principal terms of the Merger; (b) receipt of approvals required by law in connection with the Merger and the other transactions contemplated by the Merger Agreement (the parties having agreed that no such approval will be deemed to have been received if it includes any condition, restriction or requirement that the Western Board of Directors reasonably determines would result in a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, or would reduce the benefits of the Merger to such a degree that Western would not have entered into the Merger Agreement had such condition, restriction or requirement been known to
it); (c) the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; (d) the Registration Statement having become effective and there being issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Commission; (e) the receipt and continued effectiveness of all permits and other authorizations under state securities laws necessary to consummate the transactions contemplated by the Merger Agreement and to issue the shares of Western common stock to be issued in the Merger; and (f) the approval for listing on the Nasdaq National Market-Registered Trademark-, subject to official notice of issuance, of the shares of Western common stock to be issued in the Merger.

    The obligations of Western to consummate the Merger also are subject to the fulfillment or waiver by Western prior to the completion of the Merger of certain conditions, including the following: (a) the

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representations and warranties of PNB being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on PNB; (b) the performance by PNB in all material respects of all obligations contained in the Merger Agreement required to be performed by PNB before the completion of the Merger; (c) the receipt by Western of an opinion of Sullivan & Cromwell that the Merger will be treated as a Reorganization; (d) the receipt by Western of a customary "cold comfort" letter from McGladrey & Pullen, LLP with respect to certain financial statements and data of PNB; (e) the receipt by Western of a certificate from PNB stating that, as of the month end preceding the completion of the Merger, PNB's shareholders' equity and allowance for credit losses will not be less than the respective amounts set forth on PNB's Form 10-Q for the period ended June 30, 1998; and (f) the receipt by Western of the written resignation of each director of PNB.

    In addition, the obligation of PNB to consummate the Merger also is subject to the fulfillment or waiver by PNB prior to the completion of the Merger of certain conditions, including the following: (a) the representations and warranties of Western being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on Western; (b) the performance by Western in all material respects of all obligations contained in the Merger Agreement required to be performed before the completion of the Merger; (c) the receipt by PNB of an opinion of McDermott, Will & Emery stating that (1) the Merger constitutes a Reorganization and (2) no gain or loss will be recognized by PNB shareholders who receive shares of Western common stock in exchange for shares of PNB common stock, except with respect to cash received in lieu of fractional share interests; (d) the receipt by PNB of a customary "cold comfort" letter from KPMG with respect to certain financial statements and data of Western; (e) the adoption by Western of resolutions sufficient to appoint and cause Mr. Barbieri to become a director of Western as of the completion of the Merger; and (f) the receipt by PNB from Lehman Brothers of an opinion stating that as of a date within five days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of PNB, the Consideration to be received by the holders of PNB common stock is fair from a financial point of view.

TERMINATION

    The Merger Agreement may be terminated, and the Merger abandoned, prior to the date the Merger is completed, either before or after its approval by the PNB shareholders: (a) by the mutual consent of Western and PNB, if so determined by their respective Boards; (b) by either of Western or PNB, if so determined by its Board, by written notice to the other, in the event of (1) the failure of the PNB shareholders to approve the principal terms of the Merger at the special meeting, (2) a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach, (3) the Merger not having been consummated by May 30, 1999, (4) the unappealable denial of any approval of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger or (5) disclosure of additional facts by Western or PNB prior to the completion of the Merger that would be reasonably likely to result in a material adverse effect on the other party; (c) by PNB, if with respect to any Twenty Day Period (as defined below), both (A) either (1) the Twenty Day Average Price (as defined below) shall be less than 90% of $29.625 per share (the "Execution Date Price") and the Western Common Stock Price Percentage (as defined below) shall be less than the Nasdaq 90% Index Percentage (as defined below) or (2) the Twenty Day Average Price shall be less than the Nasdaq 80% Index Percentage (as defined below) and (B) PNB has delivered written notice to Western of its intention to terminate the Merger Agreement within 48 hours following the date of such event; (d) by Western, if the PNB Board of Directors shall fail to recommend the Merger for approval by the PNB shareholders; or (e) by PNB, if the PNB Board of Directors receives an Acquisition Proposal and determines, based upon the advice of counsel, that to proceed with the Merger would violate the fiduciary duties of the PNB Board of Directors to the PNB shareholders, to accept such proposal.

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    "Western Common Stock Price Percentage" is defined in the Merger Agreement to mean the percentage determined by dividing the Twenty Day Average Price by the $29.625.

    The "Twenty Day Average Price" means the volume weighted average sales price per share of Western common stock for the Twenty Day Period; for purposes of determining the "volume weighted average," the aggregate of the daily sales of Western common stock for each of the 20 consecutive days Western common stock is traded shall be divided by the aggregate number of shares of Western common stock traded on the Nasdaq National Market-Registered Trademark- during such Twenty Day Period.

    The "Twenty Day Period" means any 20 consecutive days on which shares of Western common stock are actually traded during the period commencing 20 trading days prior to the receipt of the last regulatory approval required to be obtained pursuant to Section 7.1(b) and ending on the trading day that is 48 hours prior to the completion of the Merger.

    The "Nasdaq 80% Index Percentage" means the percentage determined by dividing (A) the product of the Twenty Day Average Nasdaq Bank Index times 0.80 by (B) the Nasdaq Bank Index as of October 8, 1998.

    The "Nasdaq 90% Index Percentage" means the percentage determined by dividing (A) the product of the Twenty Day Average Nasdaq Bank Index times 0.90 by (B) the Nasdaq Bank Index as of the date of this Agreement.

    The "Twenty Day Average Nasdaq Bank Index" means the average of the Nasdaq Bank Index (the "Nasdaq Bank Index") for the Twenty Day Period.

    The Nasdaq Bank Index is reported by the Nasdaq National
Market-Registered Trademark- and measures the common stocks of more than 350 banks of all types, including trust companies not engaged in deposit banking and firms performing functions related to banking, such as check cashing agencies, currency exchanges, safe deposit companies and banking corporations overseas. This index is calculated throughout the day by the Nasdaq National Market-Registered Trademark- and is market-value weighted, meaning that each company's security affects the index in proportion to that Company's market value. The market value, the last sale price multiplied by total shares outstanding, is calculated throughout the day and is related to the total value of the index. The closing value of the Nasdaq Bank Index on November 12, 1998 was 1794.24, as reported by the Nasdaq National Market-Registered Trademark-.

WAIVER AND AMENDMENT

    Prior to the completion of the Merger, any provision of the Merger Agreement may be (1) waived by the party benefitted by the provision or (2) amended or modified at any time, by an agreement in writing between Western and PNB executed in the same manner as the Merger Agreement. However, after the special meeting, the Merger Agreement may be amended so long as the Consideration to be received by PNB shareholders is not reduced and the amendments do not violate the California General Corporation Law, after approval by the PNB shareholders pursuant to the Merger.

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                           THE STOCK OPTION AGREEMENT

GENERAL

    As an inducement and condition to Western's entering into the Merger Agreement, PNB entered into the Stock Option Agreement with Western, dated October 6, 1998. Pursuant to the Stock Option Agreement, PNB granted to Western an unconditional, irrevocable option, exercisable only under certain limited and specifically defined circumstances, none of which, to the best of PNB's and Western's knowledge, has occurred as of the date hereof, to purchase up to 553,166 authorized but theretofore unissued shares of PNB common stock (but in no event more than 19.9% of the shares of PNB common stock outstanding at the time of exercise), for a purchase price per share of $29.625, subject to adjustment in certain circumstances. The purchase of PNB common stock pursuant to the Stock Option Agreement is subject to compliance with applicable law, including receipt of any necessary approvals under the Bank Holding Company Act of 1956, as amended.

    The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire PNB prior to the Merger.

THE STOCK OPTION

    Western may exercise the option, in whole or in part, at any time and from time to time following the occurrence of certain events (each a "Purchase Event"), including (a) the acquisition by any person other than Western or any subsidiary of Western of beneficial ownership of shares of PNB common stock, such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of 25% or more of the then outstanding shares of PNB common stock; or (b) the occurrence of a Preliminary Purchase Event described in sub-paragraph (1) or sub-paragraph (2) of the next paragraph, except the percentage referred to therein will be 25%.

    As defined in the Stock Option Agreement, a "Preliminary Purchase Event" means the occurrence of any one of the following events:

        (1) PNB or any of its subsidiaries having entered into an agreement to engage in an acquisition transaction with any person other than Western or any of its subsidiaries or the PNB Board of Directors having recommended that the PNB shareholders approve or accept any acquisition transaction with any person other than Western or any Western Subsidiary; "acquisition transaction" is defined in the Stock Option Agreement to mean (a) a merger or consolidation, or any similar transaction, involving PNB or any PNB subsidiary, (b) a purchase, lease or other acquisition of all or substantially all of the assets of PNB or any PNB Subsidiary or (c) a purchase or other acquisition of securities representing 10% or more of the voting power of PNB or of any PNB Subsidiary, provided that the term "acquisition transaction" does not include any internal merger or consolidation involving only PNB or any PNB subsidiary;

        (2) Any person, other than Western or any Western subsidiary, having acquired beneficial ownership or the right to acquire beneficial ownership, of shares of PNB common stock such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of 10% or more of the then outstanding shares of PNB common stock;

        (3) Any person, other than Western or any Western subsidiary, having made a bona fide proposal to PNB or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an acquisition transaction;

        (4) After a proposal is made by a third party to PNB or PNB shareholders to engage in an acquisition transaction, or such third party states its intention to make such a proposal if the Merger Agreement terminates and/or the option expires PNB having breached any covenant or obligation

                                       76
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    contained in the Merger Agreement which breach would entitle Western to terminate the Merger Agreement;

        (5) The holders of PNB common stock not approving the Merger Agreement at the PNB special meeting of shareholders, or such meeting not having been held or having been canceled prior to termination of the Merger Agreement, in each case after it has been publicly announced that any person (other than Western or a Western subsidiary) has made a BONA FIDE proposal to engage in an acquisition transaction, has commenced a tender offer or exchange offer with respect to at least 10% or more of the outstanding PNB common stock or has filed an application with the appropriate banking regulatory authority for approval to engage in an acquisition transaction;

        (6) Any person, other than Western or any Western subsidiary, without Western's prior written consent having filed an application or notice with the Federal Reserve Board or other governmental authority for approval to engage in an acquisition transaction; or

        (7) The PNB Board of Directors having withdrawn or modified in a manner adverse to Western the recommendation of the PNB Board of Directors with respect to the Merger Agreement in anticipation of engaging in an acquisition transaction, or PNB or any PNB subsidiary having authorized or recommended an agreement to engage in an acquisition transaction with any person other than Western or a Western subsidiary.

    The Stock Option Agreement also provides for certain adjustments intended to protect Western against dilution of its rights to acquire PNB common stock. The Stock Option Agreement also grants certain registration rights to Western with respect to the shares issuable upon exercise of the option.

TERMINATION

    The option will terminate upon the earliest to occur of (a) the time immediately prior to the completion of the Merger; (b) 12 months after the first occurrence of a Purchase Event; (c) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event; (d) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement upon the happening of certain events, including termination by Western as a result of a material breach of the Merger Agreement by PNB and a termination by PNB as a result of the PNB Board of Directors' exercising its fiduciary duties to accept an acquisition proposal); or (e) 18 months after the termination of the Merger Agreement upon the happening of certain events, including termination by Western as a result of a material breach of the Merger Agreement by PNB and a termination by PNB as a result of the PNB Board of Directors' exercising its fiduciary duties to accept an acquisition proposal.

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
                           THE SHAREHOLDER AGREEMENTS

    Western has entered into Shareholder Agreements with each of Messrs. Barbieri, Hart, Heller, Morris, Salquist, Schuler, Schneider and Whitesell, each a PNB shareholder, current director and/or executive officer of PNB. These shareholders, holding in the aggregate shares representing approximately 53.7% of the total voting power of PNB common stock as of the Record Date, each have agreed, in consideration of the substantial expenses incurred by Western and PNB in connection with the Merger Agreement and as a condition to Western and PNB entering into the Merger Agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of such shareholder's shares of PNB common stock then held of record or beneficially owned, directly or indirectly, in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of PNB shareholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

    Each Shareholder Agreement also provides that the shareholder will not, and will not permit any entity under its control to, deposit any of such shareholder's shares of PNB common stock in a voting trust or subject any such shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the Shareholder Agreement entered into by that shareholder.

    The Shareholder Agreements will terminate upon the earlier to occur of the completion of the Merger (except for certain provisions which will survive the completion of the Merger) and the date on which the Merger Agreement is terminated in accordance with its terms.

    The Shareholder Agreements bind the actions of the signatories thereto only in their capacity as PNB shareholders. Those directors of PNB who signed Shareholder Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of PNB. Accordingly, while such shareholders/directors are, under the Shareholder Agreements executed by them, contractually bound to vote as a PNB shareholder in favor of the Merger and against other acquisition proposals (should any be presented), their fiduciary duties as PNB directors nevertheless require them to act in their capacity as directors in the best interest of PNB when they decided to approve the Merger. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as PNB directors with respect to any decisions they may take in connection with the Merger or otherwise.

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                        COMPARISON OF SHAREHOLDER RIGHTS

COMPARISON OF CORPORATE STRUCTURE

    Both Western and PNB are California corporations and as such are governed by the California General Corporation Law. Listed below is a summary of the material differences in the rights of the shareholders of Western common stock and PNB common stock. Except as otherwise noted below, there are no material differences with regard to electing members of the board of directors, amending the articles of incorporation or bylaws, calling special meetings of shareholders, acting by written consent of shareholders without a meeting, indemnifying directors and other voting rights.

DIVIDENDS AND DIVIDEND POLICY

  PNB

    Holders of PNB common stock are entitled to receive dividends declared by the PNB Board of Directors out of funds legally available therefor under the laws of the State of California. No cash dividends have been paid to PNB shareholders since the inception of PNB, and no cash dividends will be paid prior to completion of the Merger.

  WESTERN

    Holders of Western common stock are entitled to receive dividends declared by the Western Board of Directors out of funds legally available therefor under the laws of the State of California, subject to the rights of holders of any preferred stock of Western that may be issued after the date hereof. On August 20, 1997, the Western Board of Directors approved the institution of a quarterly dividend and thereafter declared a dividend of $0.15 per common share which was paid in the fourth quarter of 1997. Western also declared a dividend of $0.15 per common share paid in the fourth quarter of 1997 which was paid in the first quarter of 1998. On May 20, 1998, the Western Board of Directors declared a dividend of $0.15 per common share which was paid on June 26, 1998 to shareholders of record on June 5, 1998, and on August 20, 1998, the Western Board of Directors declared a dividend of $0.15 which was paid on September 25, 1998 to shareholders of record on August 28, 1998. The $0.15 cash dividend paid by Western in September 1998 was approximately 36% of Western's diluted earnings per share of $0.42 and approximately 26% of Western's diluted earnings per share before goodwill amortization of $0.58.

    Western management believes that it will be able to continue paying quarterly dividends. However, because Western must comply with the California General Corporation Law and banking regulations when paying dividends, there can be no assurance that Western will continue to pay dividends at this level, if at all. In addition, Western's ability to pay dividends is limited by a Third Amendment to Revolving Credit Agreement, dated as of January 26, 1998, between Western and The Northern Trust Company which provides that Western may not declare or pay any dividend other than dividends payable in Western common stock or in the ordinary course of business not to exceed 50% of net income per fiscal quarter of Western before goodwill amortization and any restructuring charges incurred in connection with any merger, consolidation or other restructuring contemplated by transactions similar to the Merger. See "Risk Factors--Regulation" beginning on page 32 and "Information Regarding Western" beginning on page 35.

NUMBER OF DIRECTORS

    The PNB bylaws provide that the authorized number of directors of PNB shall be not less than 4 and not more than 11. Currently, the actual number of directors of PNB is four.

    The Western Restated Bylaws provide that the authorized number of directors of Western shall not be less than 9 nor more than 15 and that any amendment to the Western Restated Bylaws affecting the authorized number of directors must be approved by a majority of the Western shareholders, provided that an amendment to the bylaws reducing the number of directors to a number less than five cannot be

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adopted if the votes cast against its adoption are equal to more than 16 2/3 percent of the outstanding shares entitled to vote on such amendment. Currently, the actual number of directors of Western is ten. Upon consummation of the Merger, the addition of Allen C. Barbieri to the Western Board of Directors will increase the actual number of directors to 11.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Articles Five and Six, respectively, of Western's and PNB's articles of incorporation provide for elimination of liability for monetary damages of its directors, and Article Six of Western's articles of incorporation and Article VI of Western's and PNB's respective bylaws provide for indemnification of their directors, officers, employees and other agents to the fullest extent permitted by the California General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Western and PNB pursuant to the foregoing provisions, or otherwise, Western and PNB have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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                        VALIDITY OF WESTERN COMMON STOCK

    The validity of the shares of Western common stock to be issued in the Merger has been passed upon by Julius G. Christensen, Executive Vice President, General Counsel and Secretary of Western.

                                    EXPERTS

    The consolidated financial statements of Western and subsidiaries as of December 31, 1997 and 1996, and for the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such report indicates that: (i) KPMG Peat Marwick LLP did not audit either the 1996 consolidated financial statements of California Commercial Bankshares or the 1996 consolidated financial statements of SC Bancorp, both of which were acquired during 1997 in mergers accounted for as poolings of interests. Such financial statements were audited by other auditors whose reports were furnished to KPMG Peat Marwick LLP, and KPMG Peat Marwick LLP's opinion, insofar as it related to California Commercial Bankshares and SC Bancorp, is based solely on the reports of the other auditors; (ii) the 1995 consolidated statements of operations, changes in shareholders' equity, and cash flows of Western, prior to their restatement for the 1997 poolings-of-interest, were audited by other auditors; (iii) the separate 1995 consolidated financial statements of California Commercial Bankshares and SC Bancorp included in the 1995 consolidated financial statements of Western were audited by other auditors; and (iv) the combination of the consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 poolings of interest, has been audited by KPMG Peat Marwick LLP.

    The supplemental consolidated financial statements of Western and subsidiaries as of December 31, 1997 and 1996 and for the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such report is dated October 23, 1998, and indicates that: (i) KPMG Peat Marwick LLP did not audit either the 1996 consolidated financial statements of California Commercial Bankshares or the 1996 consolidated financial statements of SC Bancorp, both of which were acquired during 1997 in mergers accounted for as poolings of interests. Such financial statements were audited by other auditors whose reports were furnished to KPMG Peat Marwick LLP, and KPMG Peat Marwick LLP's opinion, insofar as it related to California Commercial Bankshares and SC Bancorp, is based solely on the reports of the other auditors; (ii) KPMG Peat Marwick LLP did not audit either the 1996 or 1997 financial statements of Bank of Los Angeles, which was acquired by Western on October 23, 1998, in a merger accounted for as a pooling of interests. Those financial statements were audited by other auditors whose report has been furnished to KPMG Peat Marwick LLP, and KPMG Peat Marwick LLP's opinion, insofar as it related to Bank of Los Angeles, is based solely on the report of the other auditor; (iii) the 1995 consolidated statements of operations, changes in shareholders' equity, and cash flows of Western, prior to their restatement for the 1997 and 1998 poolings of interests, were audited by other auditors; (iv) the separate financial statements of California Commercial Bankshares, SC Bancorp and Bank of Los Angeles included in the 1995 supplemental consolidated financial statements of Western were audited by other auditors; (v) the supplemental consolidated financial statements give retroactive effect to the acquisition of Bank of Los Angeles on October 23, 1998, which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not extend through the date of consummation. However, such financial statements will become the historical consolidated financial statements of Western after financial statements covering the date of consummation of the business combination with Bank of Los Angeles are issued; and (vi) the combination of the consolidated statements

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of operations, changes in shareholders' equity and cash flows for the year ended
December 31, 1995, after restatement for the 1997 and 1998 poolings of interests, has been audited by KPMG Peat Marwick LLP.

    The consolidated financial statements of Western for the year ended December 31, 1995, prior to their restatement for the 1997 poolings-of-interests, have been incorporated by reference herein in reliance upon the report given thereto upon the authority of Vavrinek, Trine, Day & Co., LLP (the successor to Dayton & Associates) as experts in accounting and auditing.

    The consolidated balance sheet of California Commercial Bankshares and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated herein by reference from the annual report on Form 10-K for the year ended December 31, 1997 of Western, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheet of SC Bancorp and subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated herein by reference from the annual report on Form 10-K for the year ended December 31, 1997 of Western, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Santa Monica Bank as of and for the years ended December 31, 1997 and 1996, incorporated herein by reference from the current report on Form 8-K/A dated April 9, 1998 of Western, have been audited by Arthur Andersen LLP, as indicated in their report thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The statements of operations, changes in shareholders' equity and cash flows of Santa Monica Bank for the year ended December 31, 1995, incorporated herein by reference from the current report on Form 8-K/A dated April 9, 1998 of Western, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The balance sheets of Bank of Los Angeles as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated herein by reference from the current report on Form 8-K filed by Western on November 6, 1998, have been audited by Vavrinek, Trine, Day & Co., LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The balance sheets of PNB as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended incorporated by reference from the Form 10-KSB of PNB for the year ended December 31, 1998 in this Proxy Statement/Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                  -------------------------------------------
                  -------------------------------------------

                          dated as of October 6, 1998
                                    between
                                Western Bancorp
                                      and
                           PNB Financial Group, Inc.

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    AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1998 (this
"Agreement"), between Western Bancorp ("Western") and PNB Financial Group, Inc. ("PNB").

                                    RECITALS

    A. PNB is a California corporation, having its principal place of business in Newport Beach, California. PNB is a bank holding company duly registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). PNB has one subsidiary bank, PNB Bank Subsidiary, a national banking association (the "PNB Bank Subsidiary").

    B. Western is a California corporation, having its principal place of business in Newport Beach, California. Western is a multi-bank holding company duly registered with the Federal Reserve under the BHC Act.

    C. Concurrently herewith, PNB and Western are entering into a stock option agreement (the "Stock Option Agreement"), to be dated the date hereof, whereby PNB will grant to Western the option to purchase up to 19.9% of the outstanding shares of the PNB Common Stock (as defined herein) upon the occurrence of certain events.

    D. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "Code").

    E. The respective Boards of Directors of each of Western and PNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    1.1. CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

"Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PNB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, PNB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

"Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

"Alta" has the meaning set forth in Section 5.3(b).

"Benefit Plans" has the meaning set forth in Section 5.3(n).

"BHC Act" has the meaning set forth in the Recitals to this Agreement.

"Business Combination" has the meaning set forth in Section 3.5.

"CGCL" means the California General Corporation Law.

"California Secretary" means the California Secretary of State.

"Code" has the meaning set forth in the Recitals to this Agreement.

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"Computer System" has the meaning set forth in Section 5.3(p).

"Conversion Number" has the meaning set forth in Section 3.1(a).

"Costs" has the meaning set forth in Section 6.13(a).

"Disclosure Schedule" has the meaning set forth in Section 5.1.

"Dissenters' Shares" means shares of PNB Common Stock with respect to which the holder or holders thereof perfect their rights to dissent under Chapter 13 of the CGCL.

"Dissenting Shareholders" means holders of shares of PNB Common Stock who perfect their rights to dissent under Chapter 13 of the CGCL.

"Effective Date" means the date on which the Effective Time occurs.

"Effective Time" means the effective time of the Merger, as provided for in
Section 2.2.

"Employees" has the meaning set forth in Section 5.3(n).

"Entrust" has the meaning set forth in Section 5.3(x).

"Entrust Agreement" has the meaning set forth in Section 5.3(x).

"Environmental Law" has the meaning set forth in Section 5.3(q).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 5.3(n).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Exchange Agent" has the meaning set forth in Section 3.4(a).

"Exchange Fund" has the meaning set forth in Section 3.4(a).

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve" has the meaning set forth in the Recitals to this Agreement.

"GAAP" has the meaning set forth in Section 5.3(h).

"Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

"Hazardous Substance" has the meaning set forth in Section 5.3(q).

"Indemnified Parties" has the meaning set forth in Section 6.13(a).

"Insurance Policies" has the meaning set forth in Section 5.3(u).

"Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

"Loan Property" has the meaning set forth in Section 5.3(q).

"Material Adverse Effect" means, with respect to Western or PNB, any effect that
(i) is material and adverse to the financial position, results of operations or business of Western and its Subsidiaries taken as a whole or PNB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Western or PNB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting

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principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes caused by fluctuations in market interest rates or changes in economic conditions affecting the banking industry generally in the markets in which the respective party operates and (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

"Maximum Amount" has the meaning set forth in Section 6.13(c).

"Merger" has the meaning set forth in Section 2.1.

"Merger Consideration" has the meaning set forth in Section 2.1.

"Multiemployer Plans" has the meaning set forth in Section 5.3(n).

"Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market.

"Nasdaq Bank Index" has the meaning set forth in Section 8.1(f).

"Nasdaq 80% Index Percentage" has the meaning set forth in Section 8.1(f).

"Nasdaq 90% Index Percentage" has the meaning set forth in Section 8.1(f).

"New Certificates" has the meaning set forth in Section 3.4(a).

"OCC" means the Office of the Comptroller of the Currency.

"PNB" has the meaning set forth in the preamble to this Agreement.

"PNB Affiliate" has the meaning set forth in Section 6.7(a).

"PNB Articles" means the Articles of Incorporation of PNB, as amended.

"PNB Bank Subsidiary" has the meaning set forth in the Recitals to this Agreement.

"PNB Board" means the Board of Directors of PNB.

"PNB Bylaws" means the Bylaws of PNB, as amended.

"PNB Common Stock" means the common stock of PNB.

"PNB Meeting" has the meaning set forth in Section 6.2.

"Old Certificates" has the meaning set forth in Section 3.4(a).

"Pension Plan" has the meaning set forth in Section 5.3(n).

"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

"Plans" has the meaning set forth in Section 5.3(n).

"Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

"Proxy Statement" has the meaning set forth in Section 6.3.

"Registration Statement" has the meaning set forth in Section 6.3.

"Regulatory Agencies" has the meaning set forth in Section 5.3(g).

"Regulatory Approval Date" means the date of approval by the Federal Reserve pursuant to Section 3 of the BHC Act.

"Regulatory Documents" has the meaning set forth in Section 5.4(h).

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"Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

"Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

"Shareholder Agreements" has the meaning set forth in Section 6.17.

"Stock Option Agreement" shall have the meaning set forth in the Recitals to this Agreement.

"Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC, provided, however, Alta shall not be a Subsidiary of PNB for purposes of this Agreement.

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

"Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

"Twenty Day Average Nasdaq Bank Index" has the meaning set forth in Section 8.1(f).

"Twenty Day Average Price" has the meaning set forth in Section 8.1(f).

"Twenty Day Period" has the meaning set forth in Section 8.1(f).

"Treasury Stock" shall mean shares of PNB Common Stock held by PNB or any of its Subsidiaries or by Western or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

"Western" has the meaning set forth in the preamble to this Agreement.

"Western Board" means the Board of Directors of Western.

"Western Common Stock" means the common stock, no par value per share, of Western.

"Western Common Stock Price Percentage" has the meaning set forth in Section 8.1(f).

"Western Preferred Stock" means the preferred stock, no par value per share, of Western.

"Year 2000 Compliant" has the meaning set forth in Section 5.3(p).

                                   ARTICLE II
                                   THE MERGER

    2.1.  THE MERGER.

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    (a)  GENERAL.  At the Effective Time, PNB shall merge with and into Western
(the "Merger"), the separate corporate existence of PNB shall cease and Western shall survive and continue to exist as a California corporation (Western sometimes being referred to herein as the "Surviving Corporation"). Western may at any time prior to the Effective Time change the method of effecting the combination with PNB (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of PNB Common Stock as provided for in this Agreement (the "Merger Consideration"),
(ii) adversely affect the tax treatment of PNB's shareholders as a result of receiving the Merger Consideration, (iii) prevent the Merger from qualifying for a pooling-of-interests accounting treatment, or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the California Secretary of an agreement of merger in accordance with the CGCL or such later date and time as may be set forth in such agreement. The Merger shall have the effects prescribed in the CGCL.

    (b) ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Effective Time shall be those of Western as in effect immediately prior to the Effective Time.

    (c)  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

        (i) At the Effective Time, the directors of Western immediately prior to such Effective Time shall be the directors of the Surviving Corporation, in each case, until such time as their successors shall be duly elected or appointed and qualified.

        (ii) The officers of Western immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until such time as their successors shall be duly elected and qualified.

    2.2. EFFECTIVE DATE AND EFFECTIVE TIME. As soon as practicable following, but not later than ten days after the last to occur of, (i) the expiration of all applicable waiting periods in connection with approvals of Regulatory Agencies and the receipt of all approvals of Regulatory Agencies and (ii) satisfaction or waiver of all conditions to the consummation of the Merger (or, at the election of Western, provided such election would not cause the Effective Date to occur later than February 28, 1999, on the last business day of the month in which such tenth day occurs, or, if such tenth day occurs on one of the last ten business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger shall be executed in accordance with all appropriate legal requirements and shall be filed in the office of the California Secretary as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such agreement of merger.

                                  ARTICLE III
                       CONSIDERATION; EXCHANGE PROCEDURES

    3.1. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) OUTSTANDING PNB COMMON STOCK. Each share of PNB Common Stock (excluding Treasury Stock and Dissenters' Shares), issued and outstanding immediately prior to the Effective Time shall become and be converted into one
(1) (the "Conversion Number") share of Western Common Stock.

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    (b)  OUTSTANDING PNB OPTIONS.  At the Effective Time, each option granted by
PNB to directors, officers and employees of PNB and the PNB Bank Subsidiary to purchase shares of PNB Common Stock which, at the Effective Time, is outstanding and has not been exercised (an "PNB Option"), shall be converted into an option to purchase shares of Western Common Stock in accordance with the terms of the applicable PNB stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each PNB Option may be exercised solely for shares of Western Common Stock, (ii) the number of shares of Western Common Stock subject to such PNB Option shall be equal to the product (rounded down to the nearest whole share) of multiplying the number of shares of PNB Common Stock subject to such PNB Option immediately prior to the Effective Time by the Conversion Number and (iii) the per share exercise price under each such PNB Option shall be equal to the quotient (rounded down to the nearest cent) of dividing the per share exercise price under each such PNB Option by the Conversion Number.

    (c) OUTSTANDING WESTERN COMMON STOCK. Each share of Western Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

    (d) TREASURY SHARES. Each share of PNB Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    (e) DISSENTING SHAREHOLDERS. Any Dissenting Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Chapter 13 of the CGCL, shall not be entitled to the Merger Consideration as set forth in Section 3.1(a) in respect thereof unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the CGCL, and shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL with respect to such Dissenters' Shares. Upon the payment by the Surviving Corporation of the "fair value" of any Dissenters' Shares in accordance with Chapter 13 of the CGCL, such Dissenters' Shares shall be canceled and retired and shall cease to exist, and no exchange or further payment shall be made with respect thereto. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration as set forth in Section 3.1(a) pursuant to such Section 3.1(a).

    3.2. RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of PNB Common Stock shall cease to be, and shall have no rights as, shareholders of PNB, other than to receive any dividend or other distribution with respect to such PNB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III.

    After the Effective Time, there shall be no transfers on the stock transfer books of PNB or the Surviving Corporation of shares of PNB Common Stock.

    3.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Western Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Western shall pay to each holder of PNB Common Stock who would otherwise be entitled to a fractional share of Western Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Western Common Stock, as reported on Nasdaq (as reported in the Western Edition of The Wall Street Journal or, if not reported therein, in another authoritative source), for the five Nasdaq trading days immediately preceding the Effective Date.

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    3.4.  EXCHANGE PROCEDURES.

    (a) At or prior to the Effective Time, Western shall deposit, or shall cause to be deposited, with such bank or trust company as Western shall elect (which may include a subsidiary of Western) (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of PNB Common Stock ("Old Certificates"), for exchange in accordance with this
Article III, certificates representing the shares of Western Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto, without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of PNB Common Stock.

    (b) As soon as practicable after the Effective Date, Western shall send or cause to be sent to each former holder of record of shares of PNB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III, which transmittal materials PNB shall have had the opportunity to review prior to the Effective Date. Western shall cause the New Certificates into which shares of PNB Common Stock are converted on the Effective Date and any check in respect of any fractional share interests or dividends or distributions which the holder of such shares shall be entitled to receive upon delivery to the Exchange Agent of Old Certificates representing such shares (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Western and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of PNB Common Stock not registered in the transfer records of PNB, the exchange described in this Section 3.4(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such PNB Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Western and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.2 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

    (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of PNB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) At the election of Western, no dividends or other distributions with respect to Western Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of PNB Common Stock converted in the Merger into the right to receive shares of such Western Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.4, and no such shares of PNB Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this
Section 3.4. After becoming so entitled in accordance with this Section 3.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Western Common Stock such holder had the right to receive upon surrender of the Old Certificate.

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    (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of PNB for six months after the Effective Time shall be returned by the Exchange Agent to Western. Any shareholders of PNB who have not theretofore complied with this Article III shall thereafter look only to Western for payment of the shares of Western Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Western Common Stock deliverable hereunder, in each case, without any interest thereon.

    3.5. ANTI-DILUTION PROVISIONS. In the event Western changes (or establishes a record date for changing) the number of shares of Western Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Western Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of Western Common Stock the holders of PNB Common Stock or options exercisable for same shall be entitled to receive under this Agreement shall be proportionately adjusted. If, between the date hereof and the Effective Time, Western shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Western Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders and optionholders of PNB who would be entitled to receive shares of Western Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Western Common Stock issuable to such persons as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Western Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Western).

                                   ARTICLE IV
                          ACTIONS PENDING ACQUISITION

    4.1. FORBEARANCES OF PNB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Western, PNB will not, and will cause each of its Subsidiaries not to:

    (a) ORDINARY COURSE. Conduct the business of PNB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of PNB or any of its Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on PNB or its Subsidiaries, taken as a whole.

    (b) CAPITAL STOCK. Except for Previously Disclosed contractual obligations, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of PNB Common Stock or any Rights or enter into any agreement with respect to the foregoing.

    (c) DIVIDENDS, ETC. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of PNB Common Stock, directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

    (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of PNB or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or
(iv) for grants of awards to newly hired employees consistent with past practice.

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    (e)  BENEFIT PLANS.  Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of PNB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder.

    (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

    (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to PNB and its Subsidiaries, taken as a whole.

    (h) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

    (i) GOVERNING DOCUMENTS. Amend the PNB Articles, PNB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of PNB's Subsidiaries.

    (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

    (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.3(k)) or amend or modify in any material respect any of its existing material contracts.

    (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to PNB and its Subsidiaries, taken as a whole.

    (m) ADVERSE ACTIONS. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(A) for "pooling-of-interests" accounting treatment, or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of Western or PNB to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

    (n)  RISK MANAGEMENT.  Except as required by applicable law or regulation,
(i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk in any material respect; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

    (o) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

    (p) LOANS. Make any loan, loan commitment or renewal or extension thereof to any person in an amount greater than $100,000 which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by PNB and PNB Bank Subsidiary to such person and any affiliate or immediate family member of such person, exceed $500,000 without submitting loan package information to the chief credit officer of Western for review with a right of comment at least one full business day prior to taking such action.

    (q)  COMMITMENTS.  Agree or commit to do any of the foregoing.

    4.2. FORBEARANCES OF WESTERN. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of PNB, Western will not, and will cause each of its Subsidiaries not to:

    (a) ORDINARY COURSE. Take any action that would adversely affect or delay the ability of PNB or Western to perform any of their obligations on a timely basis under this Agreement, take any action that is reasonably likely to have a Material Adverse Effect on Western or its Subsidiaries, taken as a whole, or take any action while knowing that such action is, or is reasonably likely to be, other than in the best interests of Western and its shareholders.

    (b) ADVERSE ACTIONS. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(A) for "pooling-of-interests" accounting treatment, or (B) as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied including, but not limited to, any action which would reasonably be expected to adversely affect or delay the ability of Western or PNB to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated by this Agreement, or (C) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1. DISCLOSURE SCHEDULE. On or prior to the date hereof, PNB has delivered to Western and Western has delivered to PNB a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.3 or 5.4; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Each party hereto agrees that with respect to the representations and warranties of such party, such party shall have the right to supplement and amend their Disclosure Schedule with respect to any events occurring after the date of this Agreement and prior to the Effective Time. In the event any such supplement or amendment discloses new events that are reasonably likely to have a Material Adverse Effect on the party making such supplement or amendment or on the Surviving Corporation, the other party shall have the right to terminate the Agreement pursuant to Section 8.1(h).

    5.2. STANDARD. No representation or warranty of PNB or Western contained in Section 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

    5.3.  REPRESENTATIONS AND WARRANTIES OF PNB.  Subject to Sections 5.1 and
5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, PNB hereby represents and warrants to Western:

    (a) ORGANIZATION, STANDING AND AUTHORITY. PNB is a corporation duly organized, validly existing and in good standing under the laws of the State of California. PNB is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) SUBSIDIARIES.

        (i) (A) PNB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) PNB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (F) all the equity securities of each Subsidiary held by PNB or its Subsidiaries are fully paid and nonassessable and are owned by PNB or its Subsidiaries free and clear of any Liens.

        (ii) PNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, except for a 4.9% interest in Alta Residential Mortgage, Inc. ("Alta").

       (iii) Each of PNB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    (c)  ALTA.

        (i) PNB and its Subsidiaries, in the aggregate, beneficially own, directly or indirectly, not more than 4.9% of any class of outstanding voting equity securities of Alta and do not have non-voting equity interests in, loans to or other arrangements with Alta which would cause the ownership in Alta to be ineligible for the exemption set forth in Section 4(c)(6) of the BHC Act.

        (ii) There are no contracts, commitments, understandings or arrangements by which PNB or any Subsidiary is or may be bound to purchase, sell or otherwise transfer any equity securities of Alta.

    (d) CAPITAL STOCK. As of the date hereof, the authorized capital stock of PNB consists solely of 20,000,000 shares of PNB Common Stock, of which no more than 2,779,733 shares were outstanding as of the date hereof. As of the date hereof, no shares of PNB Common Stock were held in treasury by PNB or otherwise beneficially owned by PNB or its Subsidiaries. The outstanding shares of PNB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, subject to no preemptive rights and were not issued in violation of any preemptive rights. As of the date hereof, there are 266,210 shares of PNB Common Stock authorized and reserved for issuance pursuant to outstanding options to purchase shares of PNB Common Stock, PNB does not have any other Rights issued or outstanding with respect to its capital stock, and PNB does not have any commitment to authorize, issue or sell any other shares of its capital stock or any other Rights except pursuant to this Agreement and the Stock Option Agreement. All outstanding shares of capital stock of PNB Bank Subsidiary have been duly authorized and validly issued, are fully paid and (subject to 12 U.S.C. Section 55) non-assessable and are not subject to preemptive rights.

    (e) CORPORATE POWER. PNB and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and PNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

    (f) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of PNB Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of PNB and the PNB Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of PNB, enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. Section 1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The PNB Board has received the written opinion of Lehman Brothers Inc. to the effect that as of the date hereof the consideration to be received by the holders of PNB Common Stock in the Merger is fair to the holders of PNB Common Stock from a financial point of view.

    (g)  CONSENTS AND APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PNB or any of its Subsidiaries or Alta in connection with the execution, delivery or performance by PNB of this Agreement, the Stock Option Agreement, or to consummate the Merger except for (A) filings of applications, registrations, statements, reports or notices with the Federal Reserve, the SEC and state securities authorities (collectively the "Regulatory Agencies"), (B) the approval of this Agreement by the shareholders of PNB and (C) the filing of an agreement of merger with the California Secretary pursuant to the CGCL. As of the date hereof, PNB is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PNB or of any of its Subsidiaries or to which PNB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PNB Articles or the PNB Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (h)  FINANCIAL REPORTS AND REGULATORY DOCUMENTS.

        (i) PNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all other reports, registration statements, or definitive proxy statements filed or to be filed by it or any of its Significant Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(d), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Regulatory Documents"), as of the date filed, (A) complied and will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of PNB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of PNB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.4 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PNB and Subsidiaries.

       (iii) PNB and Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with the Regulatory Agencies, and all other material reports and statements required to be filed by them since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

    (i) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against PNB or any of its Subsidiaries and, to PNB's knowledge, no such litigation, claim or other proceeding has been threatened.

    (j)  REGULATORY MATTERS.

        (i) Neither PNB nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Agency.

        (ii) Neither PNB nor any of its Subsidiaries has been advised by any Regulatory Agency that such Regulatory Agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (k)  COMPLIANCE WITH LAWS.  PNB and each of its Subsidiaries:

        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PNB's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that PNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PNB's knowledge, do any grounds for any of the foregoing exist).

    (l) MATERIAL CONTRACTS; DEFAULTS. Neither PNB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, or
(ii) that materially restricts the conduct of business by it or any of its Subsidiaries that has not been filed with or incorporated by reference in reports files under the Securities and Exchange Act of 1934, as amended. Neither PNB nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

    (m) NO BROKERS. No action has been taken by PNB or any Subsidiary that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Lehman Brothers Inc.

    (n)  EMPLOYEE BENEFIT PLANS.

        (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of PNB and its Subsidiaries (the "Employees") and current or former directors of PNB, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Western.

        (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. PNB is not a party to any "employee pension benefit plan" within the meaning of
    Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Plans. Neither PNB nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject PNB or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

       (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with PNB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither PNB, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of
    Section 3(37) of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of PNB included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither PNB nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

        (vi) Neither PNB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. PNB or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

       (vii) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of PNB or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, neither PNB nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    (o) LABOR MATTERS. Neither PNB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PNB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PNB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to PNB's knowledge, threatened, nor is PNB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (p) YEAR 2000 COMPLIANCE. Except as Previously Disclosed, (i) the computer software and related hardware of the PNB Bank Subsidiary (the "Computer System") used for the storage and processing of data are, or will be prior to the year 2000, Year 2000 Compliant; (ii) to the best of PNB's knowledge after due inquiry, all of the suppliers, customers and third party providers of the PNB Bank Subsidiary are, or will be prior to year 2000, Year 2000 Compliant; and (iii) to the best of PNB's knowledge after due inquiry, the PNB Bank Subsidiary is taking or has taken, all commercially reasonable and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of a Computer System to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle, record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates, and providing date output;
(ii) function accurately in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000; (iii) respond to two-digit or four-digit dates and date-related input in a way that resolves any ambiguity as to the year 2000 in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 compliance capability.

    (q)  ENVIRONMENTAL MATTERS.

        (i) PNB and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by PNB or any of its Subsidiaries, or any property in which PNB or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither PNB nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither PNB nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither PNB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither PNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the best of PNB's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving PNB or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against PNB or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) PNB has delivered to Western copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to PNB, any Subsidiary of PNB, any currently or formerly owned or operated property or any Loan Property.

    As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

    (r)  TAX MATTERS.

        (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to PNB and its Subsidiaries have been duly filed, (B) all Taxes due have been paid in full, (C) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (D) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (E) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of PNB or its Subsidiaries. PNB has made available to Western true and correct copies of the United States federal income Tax Returns filed by PNB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither PNB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by PNB's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in PNB's Regulatory Documents filed on or prior to the date hereof. Neither PNB nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was PNB) or otherwise has any liability for the Taxes of any person (other than PNB and its Subsidiaries). As of the date hereof, neither PNB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

    (s) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PNB's own account, or for the account of one or more of PNB's Subsidiaries or their customers (all of which are listed on PNB's Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PNB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither PNB nor its Subsidiaries, nor to PNB's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (t) BOOKS AND RECORDS. The books and records of PNB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of PNB and its Subsidiaries.

    (u) INSURANCE. PNB has Previously Disclosed all of the insurance policies, binders, or bonds maintained by PNB or its Subsidiaries ("Insurance Policies"). PNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PNB reasonably has determined to be prudent for its business, operations, properties and assets. All the Insurance Policies are in full force and effect; PNB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

    (v) ACCOUNTING TREATMENT. As of the date hereof, PNB is not aware of any reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

    (w) ALLOWANCE FOR POSSIBLE LOAN LOSSES. To the best of PNB's knowledge, PNB's allowance for loan and lease losses and level of indemnification reserves on its mortgage portfolio is, and will be as of the Effective Date, adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements.

    (x) TRUST BUSINESS. Neither PNB nor PNB Bank Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts. Except as set forth in PNB's Disclosure Schedule or such violations which individually or in the aggregate would not give rise to a Material Adverse Effect, (i) each of the relationships between PNB, Entrust Administration, Inc. ("Entrust") and another Person which constitute part of the business conducted by PNB or Entrust pursuant to the Contract for Services, dated as of April 1, 1997, as amended (the "Entrust Agreement"), between PNB Bank Subsidiary and Entrust (whether PNB or Entrust acts or has acted as trustee, agent, custodian, personal representative, guardian, conservator, investment advisor or in another similar capacity) (the "Trust Relationships") is governed by a written agreement, contract, indenture, instrument of trust or other similar document (the "Trust Instruments") and, to the knowledge of PNB, all of the Trust Instruments that are presently in effect are in the possession of Entrust and have been made, or are, available to Western and no Trust Instrument has been amended except by an instrument in writing; and (ii) each Trust Relationship has been conducted, operated and managed by PNB and, to the knowledge of PNB, Entrust in accordance with the terms of the governing Trust Instrument and applicable law.

    5.4. REPRESENTATIONS AND WARRANTIES OF WESTERN. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Western hereby represents and warrants to PNB as follows:

    (a) ORGANIZATION, STANDING AND AUTHORITY; SUBSIDIARIES. Western is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Western is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Western has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Each of Western's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    (b) WESTERN CAPITAL STOCK. As of the date hereof, the authorized capital stock of Western consists solely of 100,000,000 shares of Western Common Stock, of which no more than 15.8 million shares were outstanding as of the date hereof and 5,000,000 shares of Western Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, Western does not have any Rights issued or outstanding with respect to its capital stock and Western does not have any commitment to authorize, issue or sell any shares of its capital stock or any Rights. Western has a sufficient number of duly authorized, unissued and reserved shares of its Common Stock necessary to permit Western to satisfy its obligations under this Agreement without the need to seek approval of Western's shareholders.

    (c) CORPORATE POWER. Western and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Western has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Western and its Board of Directors. This Agreement is a valid and legally binding agreement of Western enforceable in accordance with its terms (except as enforceability may be limited by 12 U.S.C. Section 1818(b)(6)(D) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (e)  CONSENTS AND APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Regulatory Agencies or with any third party are required to be made or obtained by Western or any of its Subsidiaries in connection with the execution, delivery or performance by Western of this Agreement or to consummate the Merger except for (A) the filing of applications, registrations, statements, reports or notices, as applicable, with the Regulatory Agencies; (B) approval of the listing on the Nasdaq of Western Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of an agreement of merger with the California Secretary pursuant to the CGCL; and (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Western Common Stock in the Merger. As of the date hereof, Western is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

        (ii) Subject to receipt of the consents and approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Western or of any of its Subsidiaries or to which Western or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Western or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (f)  FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT.

        (i) Western's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all other reports, registration statements, or definitive proxy statements filed or to be filed by it or any of its Significant Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(d), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Regulatory Documents"), as of the date filed, (A) complied and will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Western and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Western and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.4 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

       (iii) Western has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with the Regulatory Agencies, and all other material reports and statements required to be filed by it since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

    (g)  COMPLIANCE WITH LAWS.  Western and each of its Significant
Subsidiaries:

        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Western's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Western or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Western's knowledge, do any grounds for any of the foregoing exist).

    (h) NO BROKERS. No action has been taken by Western that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees payable to Belle Plaine Partners, Inc.

    (i) YEAR 2000 COMPLIANCE. Except as Previously Disclosed, (i) Western's Computer System used for the storage and processing of data are, or will be prior to the year 2000, Year 2000 Compliant; (ii) to the best of Western's knowledge after due inquiry, all of the suppliers, customers and third party providers of Western are, or will be prior to year 2000, Year 2000 Compliant; and (iii) to the best of Western's knowledge after due inquiry, Western is taking or has taken, all commercially reasonable and appropriate action to address and remedy any deficiencies in its Computer System which would keep it from becoming Year 2000 Compliant.

    (j) BOOKS AND RECORDS. The books and records of Western and its Significant Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Western and its Significant Subsidiaries.

    (k) ACCOUNTING TREATMENT; TAX MATTERS. As of the date hereof, Western is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment. As of the date hereof, neither Western nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE VI
                                   COVENANTS

    6.1. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of PNB and Western agrees to cooperate with the other parties hereto and to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

    6.2. SHAREHOLDER APPROVAL. PNB agrees to take, in accordance with applicable law and the PNB Articles and the PNB Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of the principal terms of the Merger and adoption of this Agreement and any other matters required to be approved by PNB's shareholders for consummation of the Merger (including any adjournment or postponement, the "PNB Meeting"), in each case as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the PNB Board of its fiduciary duties as advised by counsel to the PNB Board, the PNB Board shall recommend such approval, and PNB shall take all reasonable, lawful action to solicit such approval by its shareholders.

    6.3.  REGISTRATION STATEMENT.

    (a) Western agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Western with the SEC in connection with the issuance of Western Common Stock in the Merger, including the prospectus and other proxy solicitation materials of PNB constituting a part thereof (the "Proxy Statement") and all related documents. PNB shall have the right to review such Registration Statement and PNB agrees to cooperate, and to cause its Subsidiaries to cooperate, with Western, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. PNB agrees to file the Proxy Statement in preliminary form with such of the Regulatory Authorities as may be required as soon as reasonably practicable, and Western agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of PNB and Western agrees to use all reasonable efforts to cause the Registration Statement and any required amendments or supplements thereto to be declared effective under the Securities Act and distributed to PNB shareholders as promptly as reasonably practicable after filing thereof. Western also agrees to use all reasonable efforts to obtain all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. PNB agrees to furnish to Western all information concerning PNB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

    (b) Each of PNB and Western agrees, as to itself and its Subsidiaries, that the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the PNB Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which such statement is made, necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of PNB and Western further agrees, that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

    (c) Western agrees to advise PNB, promptly after Western receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Western Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

    6.4. PRESS RELEASES. Each of PNB and Western agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

    6.5.  ACCESS; INFORMATION.

    (a) Each of PNB and Western agrees that upon reasonable notice, and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

    (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.6. ACQUISITION PROPOSALS. PNB agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the PNB Board of its fiduciary duties as advised by counsel to the PNB Board. PNB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Western with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. PNB shall promptly (within 24 hours) advise

Western following the receipt by PNB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Western of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    6.7.  AFFILIATE AGREEMENTS.

    (a) Not later than the 15th day prior to the mailing of the Proxy Statement, PNB shall deliver to Western a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the PNB Meeting, deemed to be an "affiliate" of PNB (each, a "PNB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

    (b) PNB shall use its reasonable best efforts to cause each person who may be deemed to be a PNB Affiliate to execute and deliver to Western on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

    6.8. BOARD ATTENDANCE AND APPOINTMENT. Allen C. Barbieri, or in his absence another representative of PNB selected by him, shall be invited by Western and the Western bank Subsidiaries to attend all regular and special meetings of the Western Board and the Boards of the Western bank Subsidiaries and the Executive Committees of the Western Board and the Boards of the Western bank Subsidiaries from the date hereof until the Effective Date. Western shall, to the extent reasonably practicable, inform PNB of each such meeting at least two business days in advance of each such meeting; provided, however, that the attendance of Allen C. Barbieri shall not be permitted at any meeting, or portion thereof, for the purpose of discussing transactions contemplated by this Agreement or the obligations of Western under this Agreement. Matthew P. Wagner or in his absence another representative of Western selected by him, shall be invited by PNB to attend all regular and special meetings of the PNB Board, the Executive Committee of the PNB Board and the PNB Bank Subsidiary Board from the date hereof until the Effective Date. PNB shall, to the extent reasonably practicable, inform Western of each such meeting at least two business days in advance of each such meeting; provided, however, that the attendance of Matthew
P. Wagner shall not be permitted at any meeting, or portion thereof, for the purpose of discussing transactions contemplated by this Agreement or the obligations of PNB under this Agreement.

    6.9. CERTAIN POLICIES. On or after the Regulatory Approval Date, PNB shall, consistent with GAAP and on a basis mutually satisfactory to it and Western, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications, levels of credit reserves, and levels of indemnification reserves) so as to be applied on a basis that is consistent with that of Western.

    6.10. INDEMNIFICATION RESERVES ON MORTGAGE PORTFOLIO. On or before December 31, 1998, the level of indemnification reserves on PNB's mortgage portfolio shall not be less than $1.25 million.

    6.11. NASDAQ LISTING. Western agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of Western Common Stock to be issued to the holders of PNB Common Stock in the Merger.

    6.12.  REGULATORY APPLICATIONS.

    (a) Western and PNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Western and PNB shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filing with the Regulatory Authorities. Each of Western and PNB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    6.13.  INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE.

    (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Western agrees to indemnify and hold harmless each present and former director and officer of PNB or any Subsidiary of PNB determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the PNB Articles or the PNB Bylaws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law and the PNB Articles and the PNB Bylaws.

    (b) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and
(iii) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by PNB (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
Section 6.13(c), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by PNB for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request PNB to, and PNB shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years PNB's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Western's obligations under this Subsection (c).

    (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 6.13.

    (e) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

    6.14. BENEFIT PLAN. Western shall, from and after the Effective Time, (i) provide former employees of PNB who remain as employees of Western or any of its Significant Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Western or its Significant Subsidiaries, including, but not limited to, allowing such employees to participate in Western's stock option plan in accordance with the policies of Western with respect to such stock option plan, and (ii) with respect to former employees of PNB who remain as employees of Western or any of its Significant Subsidiaries, cause each employee benefit plan of Western or its Significant Subsidiaries in which such employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with PNB as if such service were with Western or its Significant Subsidiaries, to the same extent such service was credited under a comparable plan of PNB. Western agrees that all accrued bonuses for 1998 will be paid to employees of PNB in accordance with PNB's past practices. Notwithstanding the foregoing, PNB consents and covenants that from and after the Effective Date, PNB's Benefit Plans will be governed, managed and/or terminated by Western, all within Western's sole discretion.

    6.15. ACCOUNTANTS' LETTERS. Each of PNB and Western shall use its reasonable best efforts to cause to be delivered to the other party, and to Western's directors and officers who sign the Registration Statement, a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    6.16. NOTIFICATION OF CERTAIN MATTERS. Each of PNB and Western shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.17. SHAREHOLDER AGREEMENTS. Certain directors and certain officers who are shareholders of PNB, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of Exhibit B hereto (the "Shareholder Agreements"), committing such persons, among other things, (i) to vote their shares of PNB Common Stock in favor of the Agreement at the PNB Meeting and (ii) to certain representations concerning the ownership of PNB Common Stock.

    6.18. RESERVATION OF SHARES. Western shall at all times from and after the date of this Agreement maintain a sufficient number of duly authorized, unissued and reserved shares of Western Common Stock necessary to permit Western to satisfy its obligations under this Agreement without the need to seek approval of Western's shareholders.

    6.18. EMPLOYMENT AGREEMENTS. Western acknowledges and agrees that after the consummation of the Merger, the Surviving Corporation will continue to be obligated to perform its obligations under the employment agreements set forth in PNB's Disclosure Schedule, in accordance with the respective terms thereof.

    6.19. MERGER OF PNB BANK SUBSIDIARY. PNB shall take promptly, or cause to be taken promptly, all actions reasonably requested by Western to cause PNB Bank Subsidiary to merge with a subsidiary of Western, including, without limitation, joining in the filing of all necessary regulatory applications.

    6.20. ENTRUST. As promptly as practicable after the date hereof, PNB shall communicate with Entrust for the purpose of terminating the Entrust Agreement, and shall make commercially reasonable efforts to effect the termination of the Entrust Agreement and the substitution of another custodian. PNB agrees to cause an audit to be performed on Entrust on or prior to the date of termination in form acceptable to Western, such acceptance not to be unreasonably withheld, consistent with the terms of the Entrust Agreement.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Western and PNB to consummate the Merger is subject to the fulfillment or written waiver by Western and PNB prior to the Effective Time of each of the following conditions:

    (a) SHAREHOLDER APPROVAL. This Agreement and the principal terms of the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of PNB.

    (b) REGULATORY APPROVALS. All regulatory approvals or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or waivers shall contain any conditions, restrictions or requirements which the Western Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Western would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

    (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Western Common Stock to be issued in the Merger shall have been received and be in full force and effect.

    (f) LISTING. The shares of Western Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

    7.2. CONDITIONS TO OBLIGATION OF PNB. The obligation of PNB to consummate the Merger is also subject to the fulfillment or written waiver by PNB prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Western set forth in this Agreement (subject to the standard set forth in Section 5.2) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and PNB shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF WESTERN. Western shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PNB shall have received a certificate, dated the Effective Date, signed on behalf of Western by the Chief Executive Officer and the Chief Financial Officer of Western to such effect.

    (c) TAX OPINION. PNB shall have received an opinion of McDermott, Will & Emery, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by shareholders of PNB who receive shares of Western Common Stock in exchange for shares of PNB Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, McDermott, Will & Emery may require and rely upon representations contained in letters from PNB, Western and shareholders of PNB.

    (d) ACCOUNTANTS' LETTERS. PNB shall have received the letters referred to in Section 6.14 from Western's independent auditors.

    (e) DIRECTOR. Western shall have adopted resolutions sufficient to appoint Allen C. Barbieri as a director of Western as of the Effective Time, or, if such person is unable to serve, such other current director of PNB as shall be mutually satisfactory to Western.

    (f) FAIRNESS OPINION. PNB shall have received the written opinion of Lehman Brothers Inc. to the effect that, as of a date within five days of the mailing of the Proxy Statement to the shareholders of PNB in connection with the PNB Meeting, the consideration to be received by the holders of the PNB Common Stock in the Merger is fair to such holders from a financial point of view.

    7.3. CONDITIONS TO OBLIGATION OF WESTERN. The obligation of Western to consummate the Merger is also subject to the fulfillment or written waiver by Western prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PNB set forth in this Agreement (subject to the standard set forth in Section 5.2) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Western shall have received a certificate, dated the Effective Date, signed on behalf of PNB by the Chief Executive Officer and the Chief Financial Officer of PNB to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PNB. PNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Western shall have received a certificate, dated the Effective Date, signed on behalf of PNB by the Chief Executive Officer and the Chief Financial Officer of PNB to such effect.

    (c) OPINION OF WESTERN'S COUNSEL. Western shall have received an opinion of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from PNB, Western and shareholders of PNB.

    (d) ACCOUNTANTS' LETTERS. Western shall have received the letters referred to in Section 6.14 from PNB's independent auditors.

    (e) PNB AND SUBSIDIARIES FINANCIAL TESTS. As of the month end preceding the Effective Time, but without giving effect to any costs related to the Merger or any changes effected as a result of Section 6.9 hereof, PNB's shareholder's equity and allowance for credit losses shall not be less than the respective amounts set forth on PNB's quarterly report on Form 10-Q for the quarter ended June 30, 1998, and Western shall have received a certificate, dated the Effective Date, signed on behalf of PNB by its Chief Financial Officer to such effect.

    (f) DIRECTOR RESIGNATIONS. Western shall have received the written resignation of each director (in such director's capacity as director) of PNB and PNB Bank Subsidiary effective as of the Effective Time.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

    (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Western and PNB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

    (b) BREACH. At any time prior to the Effective Time, by Western or PNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

    (c) DELAY. At any time prior to the Effective Time, by PNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by May 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of PNB pursuant to this
Section 8.1(c).

    (d) NO APPROVAL. By PNB or Western, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or
(ii) the shareholder approval required by Section 7.1(a) herein is not obtained at the PNB Meeting.

    (e) FAILURE TO RECOMMEND, ETC. At any time prior to the PNB Meeting, by Western if the PNB Board shall have failed to make its recommendation referred to in Section 6.2, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Western.

    (f) WESTERN STOCK. By PNB in the event that, with respect to the Twenty Day Period (as defined below) both (i) either (A)(1) the Twenty Day Average Price (as defined below) shall be less than 90% of $29.625 per share (the "Execution Date Price") and (2) the Western Common Stock Price Percentage (as defined below) shall be less than the Nasdaq 90% Index Percentage (as defined below) or (B)(1) the Twenty Day Average Price shall be greater than 90% of the Execution Date Price and (2) the Western Common Stock Price Percentage shall be less than the Nasdaq 80% Index Percentage (as defined below) and (ii) in any such case PNB has delivered written notice to Western of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event (it being understood that, if an event set forth in clause (i) shall have occurred and PNB fails to timely deliver the notice referred to in this clause (ii), PNB shall have the right to terminate if any such event subsequently occurs and PNB timely delivers such notice); PROVIDED, HOWEVER, that, if Western effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the Effective Time, the provisions of this Section 8.1(f) shall be appropriately adjusted.

    As used in this Section 8.1(f), (u) "WESTERN COMMON STOCK PRICE PERCENTAGE" means the percentage determined by dividing the Twenty Day Average Price by the Execution Date Price; (v) "NASDAQ 80% INDEX PERCENTAGE" means the percentage determined by dividing (i) the product of (A) the Twenty Day Average Nasdaq Bank Index times (B) 0.80 by (ii) the Nasdaq Bank Index as of the date of this Agreement, (w) "NASDAQ 90% INDEX PERCENTAGE" means the percentage determined by dividing (i) the product of (A) the Twenty Day Average Nasdaq Bank Index times
(B) 0.90 by (ii) the Nasdaq Bank Index as of the date of this Agreement; (x) "TWENTY DAY AVERAGE PRICE" means the volume weighted average sales price per share of Western Common Stock for the Twenty Day Period; for purposes of determining the "volume weighted average," the aggregate of the daily sales of Western Common Stock for each of the twenty (20) consecutive days Western Common Stock is traded shall be divided by the aggregate number of shares of Western Common Stock traded on Nasdaq during such Twenty Day Period; (y) "TWENTY DAY AVERAGE NASDAQ BANK INDEX" means the average of the Nasdaq Bank Index (the "Nasdaq Bank Index") for the Twenty Day Period; and (z) "TWENTY DAY PERIOD" means any twenty (20) consecutive days on which shares of Western Common Stock are actually traded during the period commencing twenty (20) trading days prior to the receipt of the last regulatory approval required to be obtained pursuant to Section 7.1(b) and ending on the trading day that is forty-eight (48) hours prior to the Effective Time.

    (g) ACQUISITION PROPOSAL. This Agreement may be terminated by PNB by written notice to Western if PNB (i) receives an Acquisition Proposal, (ii) receives the advice of its outside counsel that to proceed with the Merger will violate the fiduciary duties of the PNB Board to PNB's shareholders in light of such Acquisition Proposal, and (iii) after receiving such advice, determines to accept such proposal; provided, however, that PNB shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the material terms and conditions of the proposal, including the identity of the proponent) not less than two business days prior to such determination.

    (h) DISCLOSURE SCHEDULE AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time by Western or PNB if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event the other party amends their Disclosure Schedule pursuant to Section 5.1 and discloses events that would be reasonably likely to result in a Material Adverse Effect on the other party or the Surviving Corporation.

    8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.1, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.1. SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13 and 6.14 and this Article IX which shall survive the Effective
Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.3(b), 6.5(b), 8.2 and this Article IX which shall survive such termination).

    9.2. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the PNB Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by PNB shareholders in the Merger.

    9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

    9.4. GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

    9.5. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

    9.6. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PNB, to:    PNB Financial Group, Inc.
                    4665 MacArthur Court
                    Newport Beach, California 92660
                    Attention: Allen C. Barbieri
                    Facsimile: (949) 833-9207

With a copy to:   McDermott, Will & Emery
                    1301 Dove Street, Suite 1500
                    Newport Beach, California 92660
                    Attention: Gregory W. Preston
                    Facsimile: (949) 851-9348

If to Western,    Western Bancorp
  to:               4100 Newport Place
                    Suite 900
                    Newport Beach, CA 92660
                    Attention: Julius G. Christensen
                    Facsimile: (949) 757-5845

With a copy to:   Sullivan & Cromwell
                    1888 Century Park East
                    Los Angeles, California 90067-1725
                    Attention: Stanley F. Farrar
                    Facsimile: (310) 712-8800

    9.7. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the Stock Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby, and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Section 6.13, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.8. INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require PNB, Western or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                      *  *

                       SIGNATURES BEGIN ON FOLLOWING PAGE

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                PNB FINANCIAL GROUP, INC.

                                By:            /s/ ALLEN C. BARBIERI
                                     -----------------------------------------
                                Name: Allen C. Barbieri
                                Title: President and Chief Executive Officer

                                WESTERN BANCORP

                                By:              /s/ ARNOLD C. HAHN
                                     -----------------------------------------
                                Name: Arnold C. Hahn
                                Title: Executive Vice President and Chief
                                Financial Officer

                                                                      APPENDIX B

                                                                October 6 , 1998

Board of Directors
PNB Financial Group
4665 MacArthur Court
Newport Beach, CA 92660

Members of the Board:

    We understand that PNB Financial Group (the "Company") and Western Bancorp ("Western") are proposing to enter into a definitive merger agreement pursuant to which the Company will be merged with and into Western (the "Merger") and, upon effectiveness of the Merger, each share of common stock of the Company will be converted into the right to receive 1.00 share (the "Exchange Ratio") of common stock of Western. We further understand that the Company will have the right to terminate the Merger in the event that Western's common stock underperforms an index of bank stocks by certain specified amounts and that PNB will grant to Western the option to purchase up to 19.9% of the outstanding shares of common stock of the Company upon the occurrence of certain events. The terms and conditions of the Merger are set forth in more detail in Agreement and Plan of Merger dated as of October 6, 1998 by and between the Company and Western (the "Agreement").

    We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company of the Exchange Ratio to be offered by Western to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, (2) such publicly available information concerning the Company and Western that we believe to be relevant to our analysis, including, without limitation, the Forms 10-K filed by the Company and Western for the year ended December 31, 1997, quarterly reports on Form 10-Q filed by the Company and Western for the periods ended March 31 and June 30, 1998 and recent press releases for the Company and Western, as well as Western's proxy statement-prospectus on Form S-4/A regarding its acquisition of Bank of Los Angeles dated August 13, 1998, (3) financial and operating information with respect to the respective businesses, operations and prospects of the Company and Western furnished to us by the Company and Western, (4) a trading history of the common stock of the Company from January 1, 1997 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading history of the common stock of Western from January 1, 1997 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical and projected dividend yield on the Company's common stock to the historical and projected dividend yield on Western's common stock, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Western with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that we deemed relevant, (10) the potential pro forma impact of the Merger on Western, (11) the relative contributions of the Company and Western to the combined company following consummation of the Merger, (12) published estimates of third party research analysts with respect to the future financial performance of Western and (13) the results of prior efforts to solicit indications of interest from third parties with respect to a purchase of all or part of the Company's business. In addition, we have had discussions with the managements of the Company and Western concerning their respective businesses, operations, assets, financial condition and prospects, and the potential cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of the Company and Western, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Western that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We were not provided with, and did not have access to, any financial projections of Western. Accordingly, with respect to the future financial performance of Western, based upon advice of Western, we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Western and that Western will perform substantially in accordance with such estimates. With respect to the cost savings, operating synergies, and strategic benefits projected by management of the Company and Western to result from a combination of the businesses of the Company and Western, upon advice of the Company and Western, we have assumed that such cost savings, operating synergies and strategic benefits will be achieved substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Western and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Western. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from third parties on a current basis with respect to a purchase of all or part of the Company's business. Upon advice of the Company, we have assumed that the merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. In addition, upon the advice of Western and its legal advisors, we have assumed that the outstanding $30 million lender liability claim against Bank of Los Angeles will either be settled prior to the acquisition of Bank of Los Angeles by an affiliate of Western for an amount not materially in excess of the insurance coverage available to Bank of Los Angeles in respect of such claim or Western will exercise its right to terminate such acquisition. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered by Western to the stockholders of the Company in the Merger is fair to such stockholders.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the securities of the Company and Western for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of Lehman Brothers and the Company are significant shareholders of Alta Residential Mortgage Trust , Inc. and are parties to a shareholders agreement with respect thereto.

    This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                      APPENDIX C

CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. DISSENTERS' RIGHTS

    Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    Section 1302. Submission of share certificates for endorsement; uncertificated securities

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    Section 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125% of the price offered by the corporation under subdivision (a) of Section 1301).

    Section 1306.  Prevention of immediate payment; status as creditors;
interest

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    Section 1307.  Dividends on dissenting shares

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    Section 1309.  Termination of dissenting share and shareholder status

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    Section 1311.  Exempt shares

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Six of Western's Restated Articles of Incorporation and Article VI of Western's Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the California General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 EXHIBITS    DESCRIPTION AND METHOD OF FILING
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of October 6, 1998, between Western and PNB (incorporated by reference to Appendix A to this Registration Statement on Form S-4)

       4.1   Form of Certificate representing shares of Western common stock (incorporated by reference to Exhibit
               3.1 to the Registrant's Current Report on Form 8-K, dated June 18, 1997)

       5.1   Opinion of Julius G. Christensen

       8.1   Tax Opinion of Sullivan & Cromwell*

       8.2   Tax Opinion of McDermott, Will & Emery*

      23.1   Consent of KPMG Peat Marwick LLP (Western 10-K)

      23.2   Consent of KPMG Peat Marwick LLP (Western 8-K)

      23.3   Consent of McGladrey & Pullen, LLP (PNB)

      23.4   Consent of Deloitte & Touche LLP (Santa Monica Bank)

      23.5   Consent of Deloitte & Touche LLP (SC Bancorp)

      23.6   Consent of Deloitte & Touche LLP (California Commercial Bankshares)

      23.7   Consent of Vavrinek, Trine, Day & Co., LLP (Bank of Los Angeles)

      23.8   Consent of Vavrinek, Trine, Day & Co., LLP (Monarch Bancorp)

      23.9   Consent of Arthur Andersen LLP (Santa Monica Bank)

      23.10  Consent of Julius G. Christensen (included in opinion filed as Exhibit 5.1 hereto)

      23.11  Consent of Sullivan & Cromwell (included in opinion filed as Exhibit 8.1 hereto)

      23.12  Consent of McDermott, Will & Emery (included in opinion filed as Exhibit 8.2 hereto)

      23.13  Consent of Lehman Brothers

      23.14  Consent of Allen C. Barbieri, proposed Western director

      24.1   Power of Attorney (set forth on Page II-4)

------------------------

*   To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, state of California, on November 13, 1998.

                                WESTERN BANCORP

                                By:  /s/ ARNOLD C. HAHN
                                     -----------------------------------------
                                     Name: Arnold C. Hahn
                                     Title:  EXECUTIVE VICE PRESIDENT AND
                                           CHIEF FINANCIAL OFFICER

    We, the undersigned officers and directors of Western Bancorp, do hereby constitute and appoint Arnold C. Hahn and Julius G. Christensen, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

    /s/ HUGH S. SMITH, JR.
------------------------------    Chairman and Director      November 13, 1998
      Hugh S. Smith, Jr.

    /s/ MATTHEW P. WAGNER
------------------------------   Chief Executive Officer,    November 13, 1998
      Matthew P. Wagner            President and Director

      /s/ ARNOLD C. HAHN        Executive Vice President,
------------------------------    Chief Financial Officer    November 13, 1998
        Arnold C. Hahn                  and Director

     /s/ ADRIANA M. BOEKA
------------------------------           Director            November 13, 1998
       Adriana M. Boeka

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

      /s/ RICE E. BROWN
------------------------------           Director            November 13, 1998
        Rice E. Brown

    /s/ JOHN M. EGGEMEYER
------------------------------           Director            November 13, 1998
      John M. Eggemeyer

   /s/ WILLIAM C. GREENBECK
------------------------------           Director            November 13, 1998
     William C. Greenbeck

     /s/ MARK H. STUENKEL
------------------------------           Director            November 13, 1998
       Mark H. Stuenkel

      /s/ DALE E. WALTER
------------------------------           Director            November 13, 1998
        Dale E. Walter

                                 EXHIBIT INDEX

 EXHIBITS    DESCRIPTION AND METHOD OF FILING
-----------  ------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of October 6, 1998, between Western and PNB (incorporated by reference to Appendix A to this Registration Statement on Form S-4)

       4.1   Form of Certificate representing shares of Western common stock (incorporated by reference to
               Exhibit 3.1 to the Registrant's Current Report on Form 8-K, dated June 18, 1997)

       5.1   Opinion of Julius G. Christensen

       8.1   Tax Opinion of Sullivan & Cromwell*

       8.2   Tax Opinion of McDermott, Will & Emery*

      23.1   Consent of KPMG Peat Marwick LLP (Western 10-K)

      23.2   Consent of KPMG Peat Marwick LLP (Western 8-K)

      23.3   Consent of McGladrey & Pullen, LLP (PNB)

      23.4   Consent of Deloitte & Touche LLP (Santa Monica Bank)

      23.5   Consent of Deloitte & Touche LLP (SC Bancorp)

      23.6   Consent of Deloitte & Touche LLP (California Commercial Bankshares)

      23.7   Consent of Vavrinek, Trine, Day & Co., LLP (Bank of Los Angeles)

      23.8   Consent of Vavrinek, Trine, Day & Co., LLP (Monarch Bancorp)

      23.9   Consent of Arthur Andersen LLP (Santa Monica Bank)

      23.10  Consent of Julius G. Christensen (included in opinion filed as Exhibit 5.1 hereto)

      23.11  Consent of Sullivan & Cromwell (included in opinion filed as Exhibit 8.1 hereto)

      23.12  Consent of McDermott, Will & Emery (included in opinion filed as Exhibit 8.2 hereto)

      23.13  Consent of Lehman Brothers

      23.14  Consent of Allen C. Barbieri, proposed Western director

      24.1   Power of Attorney (set forth on Page II-4)

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*   To be filed by amendment.